    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 20, 2000

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  PRIMIS, INC.
             (Exact name of Registrant as specified in its charter)

                GEORGIA                                     6531                                  58-18785227
    (State or Other Jurisdiction of             (Primary Standard Industrial                     (IRS Employer
     Incorporation or Organization)                Classification Number)                    Identification Number)

                            ------------------------

                        11475 GREAT OAKS WAY, SUITE 320
                           ALPHARETTA, GEORGIA 30022
                                 (770) 777-8600
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         ------------------------------

                                C. JAMES SCHAPER
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PRIMIS, INC.
                        11475 GREAT OAKS WAY, SUITE 320
                           ALPHARETTA, GEORGIA 30022
                                 (770) 777-8600
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                          COPIES OF COMMUNICATIONS TO:

         GABRIEL DUMITRESCU, ESQ.                    OBY T. BREWER III, ESQ.
          LARS O. SCOFIELD, ESQ.                     LAUREN Z. BURNHAM, ESQ.
  POWELL, GOLDSTEIN, FRAZER & MURPHY LLP              DUNCAN T. SPEARS, ESQ.
             SIXTEENTH FLOOR                     MORRIS, MANNING & MARTIN, L.L.P.
        191 PEACHTREE STREET, N.E.                1600 ATLANTA FINANCIAL CENTER
          ATLANTA, GEORGIA 30303                    3343 PEACHTREE ROAD, N.E.
              (404) 572-6600                          ATLANTA, GEORGIA 30326
                                                          (404) 233-7000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------------------------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

              TITLE OF EACH CLASS OF                           PROPOSED MAXIMUM                           AMOUNT OF
            SECURITIES TO BE REGISTERED                    AGGREGATE OFFERING PRICE                   REGISTRATION FEE
Common Stock, $.01 par value.......................             $86,250,000(1)                             $22,770

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED JANUARY 20, 2000

PRELIMINARY PROSPECTUS
THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                        SHARES

                                  PRIMIS, INC.

                                     [LOGO]

                                  COMMON STOCK
                                ----------------

We are offering              shares of our common stock. This is our initial
public offering and no public market exists for our shares. We currently
estimate that the initial public offering price will be between $      and
$      per share.

We have applied to have our common stock approved for quotation on the Nasdaq Stock Market under the symbol "PRMZ."

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6 TO READ ABOUT CERTAIN RISKS THAT YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                                    PER
                                                                   SHARE             TOTAL
                                                              ----------------  ----------------
Public offering price.......................................  $                 $
Underwriting discounts and commissions......................  $                 $
Proceeds, before expenses, to us............................  $                 $

We have granted the underwriters a 30-day option to purchase up to an additional shares of common stock from us at the initial public offering price less the underwriting discount. The underwriters expect to deliver the shares on
             , 2000.

                            ------------------------

BEAR, STEARNS & CO. INC.

               U.S. BANCORP PIPER JAFFRAY

                              J.C. BRADFORD & CO.

              The date of this prospectus is              , 2000.

"Our Primis is simple..."

[Picture of house that morphs from photo, to architectural schematic, to data stream, to text]

"Primis has built an electronic infrastructure and distribution channel to deliver property information efficiently to a consolidated, Internet-driven financial services marketplace."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION IN THIS PROSPECTUS. YOU SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS, INCLUDING THE RISK FACTORS AND THE FINANCIAL STATEMENTS, BEFORE DECIDING WHETHER TO INVEST IN OUR COMMON STOCK.

                                  PRIMIS, INC.

OUR BUSINESS

    We are a leading business-to-business, web-based provider of property information services in the United States. We provide appraisals, home inspections, title services, flood determinations, energy audits, valuation tools and other related property information services, all of which our clients can order, monitor, receive and pay for over the Internet using a standard web browser. We provide our services to large national mortgage lenders, regional and local mortgage lenders and brokers, Internet lenders, specialized lenders, utility companies and real estate professionals.

    Currently, the property information services industry is fragmented among thousands of local appraisal, inspection, title services and other firms. These firms generally lack the resources to invest heavily in service delivery infrastructure, and we believe that service quality can vary significantly between firms. By contrast, our business model includes the following features:

    NATIONAL SERVICE DELIVERY CAPABILITIES. We are a single, national provider of property information services. We currently have company-owned offices in over 40 markets, including 29 of the top 50 residential real estate markets in the country. We expect to be in markets covering over 50% of all U.S. mortgage loan originations by the end of 2000, primarily through acquisitions but also through organic growth. We service customers in markets where we do not have company-owned operations through our PRIMISnet network of contract appraisers and home inspectors.

    FLEXIBLE WEB-BASED PLATFORM. Our web-based platform enables our clients to place orders, check the status of orders, receive reports in electronic format, receive invoices and pay for services, all by using a standard web browser. Although we currently derive the majority of our revenues from services delivered through traditional methods, we are rapidly moving our clients to our web-based platform. Our flexible platform will allow our larger clients to bypass the web interface and connect their loan origination systems directly with the PRIMIS engine, our transaction processing technology. This direct connection will enable these clients to order our services when they originate loans without additional data entry, and thereby encourage them to outsource more of their property information services to us.

    HIGH, CONSISTENT QUALITY STANDARDS. We maintain a rigorous quality assurance program to ensure consistently high-quality service across all of our offices. This quality assurance includes senior-level review of all reports, a dedicated quality assurance team and continuing education and training for all of our professionals. In addition, we deploy technology internally to automate service delivery, improve the productivity of our field employees and improve the quality and comprehensiveness of our reports.

    FAST, EFFICIENT SERVICE DELIVERY. We deliver our property information services to our clients quickly and efficiently. Our web-based platform removes many of the time-consuming faxes, phone calls, paper deliveries and other delays associated with searching for local service providers, scheduling appointments, ordering services, checking order status and receiving reports. As an example, we can usually provide a full appraisal to our large, national clients in 5 days or less, whereas we believe other service providers to these clients typically require 7 to 14 days. We intend to offer our larger clients one-day full appraisal services in certain areas.

    Our clients include 7 of the top 10 and 31 of the top 50 mortgage lenders in the United States. We have acquired 21 businesses since 1995, including 9 since the beginning of 1999. As we execute our business model, we are compiling what we believe will be the most comprehensive database of property information in the industry, which we believe in the long-term will become one of our most valuable assets.

OUR MARKET OPPORTUNITY

    As Internet business-to-business trade accelerates into a period of "hyper-growth" over the next five years, according to projections by Forrester Research, we believe that our web-based technology platform, national service delivery capabilities and quality control will position us well to capture a significant portion of the business-to-business market for property information services. We believe that the total market for our core home appraisal, home inspection and title services is in excess of $5.5 billion annually. We also believe there are additional market opportunities in the other property information services we provide, such as energy audits, valuation tools, commercial appraisals, appraisal reviews, construction inspections and environmental inspections.

    There are two trends occurring in the mortgage lending industry which we believe will drive demand for our services. First, the mortgage lending industry is undergoing significant consolidation. In 1998, the largest 20 lenders originated, underwrote or funded over 40% of all residential mortgage loans in the United States. We believe that thousands of fragmented local appraisal, inspection and other property information service firms cannot well serve this consolidating lending industry. We believe these major lenders will increasingly seek to consolidate their property information services with fewer providers and will demand technology-based cost and time efficiencies and consistent quality. Second, Internet lenders have emerged which, according to Forrester Research, will capture a 10% share of the mortgage lending market by 2003. This trend will intensify competition, which we believe will further drive demand for faster turnaround times and cost-efficient services.

OUR STRATEGY

    Our objective is to be the leading provider of property information services in the United States. To accomplish this objective, we intend to do the following:

    - Leverage our flexible web-based platform to deliver our services more efficiently to our clients, and leverage our internal technology to improve productivity and quality;

    - Migrate our clients, a majority of which still obtain services through traditional phone and fax channels, to web-based service delivery;

    - Expand our national footprint, primarily through acquisitions but also through organic growth;

    - Aggressively target large, national accounts that we believe will benefit most from a national provider of efficiently delivered, high-quality property information services;

    - Develop and monetize the valuable database of property information that we are compiling into new valuation tools and service offerings; and

    - Evolve our PRIMISnet network of local contract appraisers and inspectors into close affiliates with whom we share our technology and clients in exchange for local business referrals and property data.

RECENT DEVELOPMENTS

    In January 2000, we acquired InspecTech Corporation, the third largest home inspection firm in the United States. Through this acquisition, we entered the market for home inspection services with a force of nearly 100 property inspectors. InspecTech performed over 30,000 inspections in 1999.

    In January 2000, we entered into a letter of intent with Trans Union LLC, one of the three major U.S. credit agencies, under which Trans Union will engage us to provide property information services for a majority of the loans which Trans Union services. Also in January 2000, we entered into letters of intent with the construction lending division of Countrywide Home Loans, Inc., under which Countrywide will retain us to provide appraisal review and inspection services over the next two years.

                                  THE OFFERING

Common stock offered.........................  shares
Common stock to be outstanding after this
  offering...................................  shares
Use of proceeds..............................  To fund further development of our technology and infrastructure; acquisitions; sales and
                                               marketing activities; repayment of $9.7
                                               million of indebtedness that may remain
                                               outstanding after this offering; and working
                                               capital and other general corporate purposes.
Proposed Nasdaq Stock Market symbol..........  PRMZ

------------

    The number of shares of common stock outstanding after this offering is based on 7,743,745 shares outstanding as of January 18, 2000 plus:

    -             shares being sold by us in this offering;

    - 1,834,617 shares to be issued upon conversion of all of our outstanding convertible preferred stock, based on aggregate stated values and accrued dividends as of January 18, 2000; and

    - 661,064 shares to be issued upon conversion of our November 1999 convertible notes, which are mandatorily convertible upon the closing of this offering, based on aggregate principal amount and accrued interest as of January 18, 2000.

    The number of shares of common stock outstanding after this offering excludes:

    - any shares issuable upon the exercise of the underwriters' over-allotment option;

    - 1,625,709 shares issuable upon the exercise of options outstanding as of January 18, 2000 with a weighted average exercise price of $6.69 per share;

    - 457,018 shares issuable upon the exercise of warrants outstanding as of January 18, 2000 with a weighted average exercise price of $15.29 per share;

    - 635,001 shares issuable upon the conversion of our January 2000 convertible notes, which are not mandatorily convertible upon the closing of this offering, based on aggregate principal amount and accrued interest as of January 18, 2000; and

    - shares issuable in payment of dividends on all of our convertible preferred stock and interest on all of our convertible notes accrued after January 18, 2000.

                   CONVENTIONS THAT APPLY TO THIS PROSPECTUS

    Unless we indicate otherwise, all information in this prospectus reflects the following:

    - no exercise by the underwriters of their over-allotment option to purchase
      up to             additional shares of our common stock;

    - the conversion of all our outstanding convertible preferred stock into 1,834,617 shares of our common stock upon the closing of this offering, based on aggregate stated values and accrued dividends as of January 18, 2000; and

    - the conversion of our November 1999 convertible notes into 661,064 shares of our common stock upon the closing of this offering, based on aggregate principal amount and accrued interest as of January 18, 2000.

                            ------------------------

    The terms "we," "our," "us," the "Company" and "PRIMIS" as used in this prospectus refer to PRIMIS, Inc. and, unless the context otherwise requires, all of its subsidiaries. We were incorporated in Georgia in 1990. Our principal executive offices are located at 11475 Great Oaks Way, Suite 320, Alpharetta, Georgia 30022, telephone (770) 777-8600. Our web site is located at www.primis.com. INFORMATION CONTAINED ON OUR WEB SITE IS NOT A PART OF THIS PROSPECTUS OR THE REGISTRATION STATEMENT OF WHICH IT IS A PART.

    We have federal registrations for the following service marks and trademarks: INSPECTECH-Registered Trademark-, VISTA-Registered Trademark- and VISTA ADVANCED INSPECTION MANAGEMENT SYSTEM-Registered Trademark-. We have applied for federal registration for or claim the following service marks and trademarks: PRIMIS(SM) and design, PRIMIS SNAPSHOT(TM) and XPEDITE(SM). All other trademarks, tradenames and service marks appearing in this prospectus are the property of other entities.
                            ------------------------

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following tables set forth summary financial data for our company. You should read this information together with the financial statements and notes to those statements appearing elsewhere in this prospectus and the information contained in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                       NINE MONTHS
                                                  YEAR ENDED DECEMBER 31,                          ENDED SEPTEMBER 30,
                                       ----------------------------------------------   -----------------------------------------
                                                                            1998                                        1999
                                         1996       1997       1998     PRO FORMA(1)       1998          1999       PRO FORMA(1)
                                       --------   --------   --------   -------------   -----------   -----------   -------------
                                                                         (UNAUDITED)    (UNAUDITED)   (UNAUDITED)    (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues.............................  $  1,922   $ 4,155    $14,356       $39,858        $ 8,718       $17,824        $28,279
Cost of revenues.....................     1,001     2,537      7,824        21,945          4,814         9,982         15,662
                                       --------   -------    -------       -------        -------       -------        -------
Gross profit.........................       921     1,618      6,532        17,913          3,904         7,842         12,617
                                       --------   -------    -------       -------        -------       -------        -------
Operating expenses
  Selling, general and
    administrative...................     1,862     2,518      7,350        19,889          4,707        13,478         18,113
  Research and development...........        --       122        206           205            110            --             --
  Depreciation and amortization......       175       218        522         4,404            328         1,447          3,595
                                       --------   -------    -------       -------        -------       -------        -------
    Total operating expenses.........     2,037     2,858      8,078        24,498          5,145        14,925         21,708
                                       --------   -------    -------       -------        -------       -------        -------
Loss from operations.................    (1,116)   (1,240)    (1,546)       (6,585)        (1,241)       (7,083)        (9,091)
Other income (expense)...............        15        41        131        (1,098)            87            37            (98)
                                       --------   -------    -------       -------        -------       -------        -------
Loss before provision for income
  taxes..............................    (1,101)   (1,199)    (1,415)       (7,683)        (1,154)       (7,046)        (9,189)
Provision for income taxes...........        --        --         --           112             --            --             80
                                       --------   -------    -------       -------        -------       -------        -------
Net loss.............................  $ (1,101)  $(1,199)   $(1,415)      $(7,795)       $(1,154)      $(7,046)       $(9,269)
                                       ========   =======    =======       =======        =======       =======        =======
Preferred stock dividend.............        --        --         --            --             --          (102)            --
Net loss applicable to common
  shareholders.......................    (1,101)   (1,199)    (1,415)       (7,795)        (1,154)       (7,148)        (9,269)
                                       ========   =======    =======       =======        =======       =======        =======
Net loss per common and common
  equivalent share--basic and
  diluted............................  $  (1.12)  $  (.43)   $  (.29)      $  (.76)       $  (.28)      $ (1.03)       $  (.91)
                                       ========   =======    =======       =======        =======       =======        =======
Weighted average common and common
  equivalent shares
  outstanding--basic and diluted.....       981     2,800      4,914        10,214          4,195         6,960         10,214

OTHER FINANCIAL DATA:
EBITDA(2)............................  $   (941)  $(1,023)   $(1,024)      $(2,181)       $  (913)      $(5,636)       $(5,496)
Cash flows from:
  Operating activities...............    (1,068)   (1,237)    (1,935)           --         (1,950)       (5,378)            --
  Investing activities...............       (93)     (409)    (4,296)           --         (2,725)       (4,452)            --
  Financing activities...............     1,187     1,655      9,238            --          8,908         7,027             --

                                                                      AS OF SEPTEMBER 30, 1999
                                                              ----------------------------------------
                                                                             PRO          PRO FORMA
                                                               ACTUAL     FORMA(3)     AS ADJUSTED(4)
                                                              --------   -----------   ---------------
                                                                            (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $   880      $22,616         $
Working capital.............................................       58       10,765
Total assets................................................   19,627       58,597
Long-term debt, less current portion........................    3,911        4,822
Series A convertible preferred stock........................    4,467           --
Shareholders' equity........................................    5,779       36,661

---------------
(1) The pro forma statements of operations data give effect to all of our acquisitions that occurred after January 1, 1998 as if they had occurred on January 1, 1998, and give effect to the issuances of our outstanding convertible preferred stock and convertible notes issued after January 1, 1998 as if such issuances had occurred on January 1, 1998.
(2) EBITDA as used in this prospectus represents earnings before interest, income taxes and depreciation and amortization. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in comparing a company's results with those of similar companies as well as to evaluate the capacity of a company to service its debt obligations.
(3) The pro forma balance sheet data give effect to all of our acquisitions that occurred after September 30, 1999 as if they had occurred on September 30, 1999, and give effect to the issuance of our outstanding convertible preferred stock issued after September 30, 1999, the issuance of our November 1999 and January 2000 convertible notes, and the conversion of all of our outstanding convertible preferred stock and our November 1999 convertible notes as if such events had occurred on September 30, 1999.
(4) The pro forma as adjusted balance sheet data reflect the pro forma data
    adjusted for the sale of             shares of common stock offered by us in
    this offering at an assumed initial public offering price of $      per
    share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

    AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS WOULD LIKELY SUFFER. IN SUCH A CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

    THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT CURRENTLY KNOWN TO US OR THAT WE CURRENTLY CONSIDER IMMATERIAL MAY RESULT IN DECREASED REVENUES, INCREASED EXPENSES AND OTHER EVENTS THAT COULD CAUSE THE PRICE OF OUR COMMON STOCK TO DECLINE.

                         RISKS RELATING TO OUR BUSINESS

WE MAY NOT BE ABLE TO ACQUIRE BUSINESSES TO EXPAND OUR NATIONAL FOOTPRINT, WHICH COULD CAUSE US TO LOSE REVENUES AND REVENUE OPPORTUNITIES AND SLOW OUR GROWTH.

    Our business plan relies, in significant part, upon the expansion of our business into new markets through the acquisition of companies that perform property appraisals, inspections, tax services, title services and other property information services. We primarily target larger businesses that we believe are more likely to be easily integrated into the PRIMIS structure and are capable of servicing national clients and marketing our broad range of services. We expect to face increasing competition for acquisition candidates, which may limit the number of acquisition opportunities and impede our ability to expand into new geographic markets and establish a national footprint. This competition may cause the prices for acquisitions to increase and we may not find suitable acquisition candidates at acceptable acquisition prices. In addition, increased competition for acquisition candidates may hinder our ability to complete acquisitions. Failure to expand our national footprint could cause us to lose national accounts and impair our ability to attract new large clients, which could cause us to lose revenues and revenue opportunities and slow our growth.

    In addition, if we are unable to successfully transform PRIMISnet from a network of contract appraisers and home inspectors into a network of affiliates with whom we will share our technology, data and clients, we may not be able to provide national clients with turnaround times comparable to those of our staff professionals. As a result, we could lose client confidence and we may be unable to successfully implement our growth strategy.

HIGHER INTEREST RATES OR CHANGES IN GENERAL ECONOMIC CONDITIONS COULD HARM OUR BUSINESS.

    The demand for mortgages and, correspondingly, the demand for appraisals and other property information services, is typically adversely affected by rising interest rates because higher interest rates generally decrease demand for consumer credit, home sales and real estate valuations and negatively affect the ability of borrowers to make loan payments. Over the last several years, we have operated in an environment of relatively low interest rates, relatively high demand for consumer credit and increasing home sales and real estate values. We cannot be sure that we will be able to grow our business in an environment of higher interest rates, lower consumer credit demand and real estate values and fewer home sales. In addition, the residential real estate industry is highly cyclical. Changes in general economic conditions typically affect the number of home sales and new housing starts. A prolonged period of higher interest rates or a downturn in the United States economy, both of which are outside our control, could reduce our revenues and slow our growth.

IF WE ARE UNABLE TO SUCCESSFULLY MANAGE GROWTH, OUR FINANCIAL CONDITION IS LIKELY TO SUFFER.

    Our success depends on our ability to manage growth. If we do not expand our operations in an efficient manner, our expenses could grow disproportionately to revenues or our revenues could decline or grow more slowly than expected, either of which could negatively affect the value of your investment. Our current and anticipated growth will place a significant strain on our management, systems and administrative, operational and financial resources and may not generate proportionate revenue growth. In addition, as a result of our acquisitions, we may experience difficulties in responding to client demand for services and client support in a timely manner and in accordance with client expectations. To manage our growth successfully, we must recruit and hire additional managerial and administrative personnel and continue to improve and upgrade our financial, accounting and information systems. If our management, operational and financial resources are not adequate to manage our growth, our financial condition is likely to suffer.

WE FACE UNCERTAINTIES ASSOCIATED WITH THE INTEGRATION OF ACQUISITIONS.

    Since June 1998, we have acquired 11 businesses nationwide, and we intend to continue acquiring businesses to expand our national footprint, enhance our technology and add new service offerings. We face challenges integrating these businesses into our existing business. We must integrate acquired companies' personnel into our administrative operations and train these personnel according to our policies and procedures, and we must integrate acquired companies' technologies and information systems into our own systems. We must also integrate acquired companies' accounting and financial systems with our own to ensure that we are able to properly monitor and control our accounting and financial functions on a company-wide basis.

    We will need to hire additional personnel and enhance our information systems infrastructure to fully and timely integrate our recent and future acquisitions. These integration activities will divert the attention of management from other business activities. In addition, we cannot guarantee that we will achieve any of the anticipated benefits we expect to realize from acquisitions, including those reflected in our pro forma consolidated financial data. Any failure to successfully integrate our acquisitions could cause our financial results to suffer and could impede our ability to make additional acquisitions.

WE HAVE A HISTORY OF LOSSES. IF WE CONTINUE TO EXPERIENCE LOSSES IN THE FUTURE, OUR BUSINESS COULD SUFFER.

    We have incurred substantial net losses in every fiscal period since we began operations, and we expect that we will continue to incur losses for the foreseeable future. As of September 30, 1999, we had an accumulated deficit of approximately $11.9 million. We plan to continue to invest in our e-commerce and administrative infrastructures and to expand our operations by developing new services and acquiring companies involved in the appraisal, home inspection and related businesses. These actions will require significant expenditures. As a result, we will need to generate significant additional revenues to achieve and maintain profitability. However, we may never achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability. Our prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in the early stages of development in new and evolving markets for online services. These risks include, among others:

    - our ability to develop a successful online business model;

    - our ability to develop and maintain awareness and loyalty to our brand;

    - our ability to attract clients and vendors in a highly competitive environment characterized by low barriers to entry; and

    - our ability to anticipate and adapt to changes in the evolving e-commerce market.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE IN FUTURE PERIODS. AS A RESULT, WE MAY FAIL TO MEET EXPECTATIONS OF INVESTORS AND SECURITIES ANALYSTS AND OUR STOCK PRICE MAY DECLINE.

    Our revenues and operating results may vary from quarter to quarter. As a result, we may fail to meet expectations of investors and securities analysts, which may cause our stock price to decline. These fluctuations may occur as a result of the following factors:

    - changes in interest rates or general economic conditions;

    - variations in market acceptance of our web-based services;

    - the number and timing of client orders for our services;

    - increased expenses, whether related to sales and marketing, personnel or administration;

    - increased competition;

    - costs related to acquisitions and integration of acquired businesses or technologies; and

    - the amount and timing of expenditures related to acquisitions and expansion of our operations.

    If our earnings are below securities analysts' expectations in any quarter, our stock price is likely to decline.

IF MORTGAGE ORIGINATORS DO NOT EMBRACE WEB-BASED DELIVERY OF PROPERTY INFORMATION SERVICES, OUR BUSINESS WILL SUFFER.

    Our success depends upon an anticipated increase in the demand for our web-based services. Currently, we derive a majority of our revenues from services delivered through traditional methods, such as fax, phone and paper delivery. If our clients and other mortgage lenders do not embrace our model for providing online property information services, our business will suffer. The market for providing property information services through the Internet is at an early stage of development and is evolving rapidly. For us to fully implement our business strategies, a sufficiently broad base of businesses and consumers must adopt and use the Internet as a primary medium to acquire our services.

    We believe that acceptance of our services will depend on or be affected by the following additional factors, among others:

    - our ability to successfully and efficiently develop web-based services that are attractive to a sufficiently large number of mortgage originators and consumers;

    - a change in the perception among many real estate service providers and consumers that web-based delivery of property information services is less dependable than traditional methods;

    - the reliability of the Internet as a medium for the delivery of our services;

    - the continuing development by third parties of the necessary Internet network infrastructure to support new technologies and handle the increasing demands placed upon the Internet; and

    - increased government regulation of the Internet.

WE MAY HAVE DIFFICULTIES HIRING AND RETAINING QUALIFIED SALES AND OTHER SKILLED PROFESSIONALS.

    Our success is dependent to a significant degree on our ability to identify, attract, hire, train, manage, retain and motivate highly qualified sales and marketing, financial, managerial and technical employees and seasoned professionals who are capable of implementing our business model. Competition for such employees is intense, especially in the e-commerce sector, and there is a risk that we will not be able to successfully attract, assimilate or retain sufficiently qualified personnel. Because of our unique business model and diverse product mix, we believe that there is a shortage of, and significant competition for, personnel with the advanced technological, managerial, marketing, and other skills necessary to fit into our business model. If we fail to retain and attract a necessary number of highly qualified personnel and experienced professionals, or if the expenses associated with attracting and retaining skilled professionals increase dramatically, our business could suffer.

WE MAY NOT BE ABLE TO ACHIEVE DESIRED EFFICIENCIES IF WE ARE UNABLE TO SUCCESSFULLY CROSS-TRAIN OUR PROFESSIONALS AND OUR SALES FORCE.

    We plan to achieve efficiencies by cross-training our field personnel to use our technology to perform a range of property information services in order to reduce our overall cost of providing services. We may face difficulties in successfully cross-training our inspectors and appraisers to properly identify and record information necessary for other services. We cannot be certain that our training will achieve the efficiencies and quality we are expecting. We may face difficulties in training our professionals to take full advantage of new technologies. In addition, our sales force consists of individuals from different service backgrounds and different industries. We face challenges in cross-training these individuals to effectively sell our range of services.

IF WE DO NOT LEVERAGE OUR TECHNOLOGY AND INFRASTRUCTURE TO THEIR LIMITS, OUR BUSINESS COULD SUFFER.

    We must constantly innovate and implement better technologies to drive efficiencies. If we are unable to continually innovate, we will not be able to distinguish ourselves from our competitors and may not be successful in implementing our business model. We must constantly leverage both our external infrastructure, by upgrading our network technology, and our internal technology, by enhancing our transaction-processing systems. We may not be able to accurately project the rate or timing of increases in demand of our services, and we may not be able to upgrade our systems and infrastructure to accommodate such increases in a timely manner. In addition, our web-based infrastructure may not be able to support continued growth in its use. If we are unable to anticipate or adapt to new developments in technology, our business could suffer.

THE PROPERTY INFORMATION SERVICES INDUSTRY IS INTENSELY COMPETITIVE, AND WE MAY FAIL TO COMPETE SUCCESSFULLY IN THIS INDUSTRY.

    We face intense competition for our property information services in every geographic market in which we operate. We will continue to face competition both from emerging providers of online property information services and traditional providers of appraisal, property inspection, title insurance and other property related services. There are no substantial barriers to entry in these markets, and we expect that competition will continue to intensify.

    Additionally, the e-commerce market in general is new, rapidly evolving and intensely competitive. We expect that an increasing number of property information services providers will enter this market. Existing and new property information services providers may launch new Internet sites at relatively low cost and can distinguish themselves in niche markets through low cost online marketing.

    We will face increasing direct competition from companies that subcontract out property information services, known in the industry as management companies, and other companies that now offer, or plan to offer, property information services over the Internet. In addition, we believe there are approximately 19,000 property appraisal services firms that offer services in defined geographic markets. Competition is likely to increase significantly as new companies enter the market for online property information services, and current competitors expand their services. Some of these current and potential competitors enjoy substantial competitive advantages over us, including:

    - greater name recognition;

    - larger established client bases;

    - substantially greater financial resources, sales and marketing personnel and other resources; and

    - longer operating histories.

    We cannot provide any assurance that we will be able to compete successfully against either traditional or web-based providers of property information services or management companies. If we fail to compete successfully, we could lose revenues and revenue opportunities and slow our growth.

WE DO NOT HAVE EXCLUSIVE ARRANGEMENTS WITH OUR CLIENTS. WE COULD LOSE KEY RELATIONSHIPS WITH OUR CLIENTS AND, AS A RESULT, OUR BUSINESS COULD SUFFER.

    We do not have exclusive arrangements or formal contractual relationships with any of our clients that guarantee minimum payments or any revenue thresholds. While we do have agreements with a few of our clients that obligate the client to use our services for a portion of their property information services needs, we continue to be substantially dependent on continued good relationships with our clients. The vast majority of our clients are mortgage originators who are under no obligation to continue their relationships with us. Our reliance on these mortgage originators makes our sales volume and the prices we charge for our services more susceptible to changes in the rates, services and products such mortgage originators offer. The loss of our relationship with one or more key mortgage originators could cause us to lose revenues and could have an adverse effect on our business.

WE MAY BE SUBJECT TO FUTURE GOVERNMENT REGULATION THAT COULD ADVERSELY AFFECT OUR ABILITY TO DO BUSINESS.

    The real estate industry is highly regulated. Because companies have only recently begun delivering real estate-related services over the Internet, it is unclear how many of these regulations will extend to our operations or those of our Internet-related clients. Any additional government regulation affecting our operations or those of our clients could negatively impact our ability to operate our business plan.

    Our operations on the Internet are not currently subject to direct regulation by any government agency in the United States beyond real estate appraisal, home inspection and mortgage-related regulations and regulations applicable to businesses generally. Laws and regulations directly applicable to the Internet and e-commerce may become more prevalent in the future. In the event governmental authorities adopt or modify laws or regulations relating to the Internet, our business, results of operations and financial condition could suffer.

    A number of legislative and regulatory proposals under consideration by federal, state and local governmental organizations may lead to laws or regulations concerning various aspects of the Internet, including taxation, access charges, liability for third-party activities, online content, user privacy and jurisdiction.

    The tax treatment of the Internet and electronic commerce is currently unsettled. A number of proposals have been made that could impose taxes on the sale of goods and services and certain other Internet activities. The Internet Tax Freedom Act was signed into law in October 1998, placing a three-year moratorium on new state and local taxes on Internet commerce. However, we cannot assure you that future laws imposing taxes or other regulations would not substantially impair the growth of our business and our financial condition.

OUR SUCCESS WILL DEPEND UPON THE PERFORMANCE, RELIABILITY AND SECURITY OF OUR COMPUTER SYSTEMS.

    The satisfactory performance, reliability and availability of our web site, transaction-processing systems and network infrastructure are critical to our ability to provide high levels of service and to attract and retain clients. Our activities will involve the storage and transmission of proprietary and often confidential information. Security breaches will damage our reputation and expose us to a risk of litigation and possible liability. Although we will implement and maintain systems designed to prevent security breaches, we cannot assure that these security systems will prevent security breaches. In addition, if our services were interrupted or delayed as a result of a computer system failure, it could cause delays in the processing and closing of loans for our clients. Interruptions of services or increases in response times will significantly impact client satisfaction and future demand for our services.

WE MAY NOT HAVE SUFFICIENT FUNDS AVAILABLE TO EXPAND OUR BUSINESS.

    We will need to make significant expenditures in order to grow our business. We expect to fund these expenditures through existing resources, internally generated funds and the proceeds of this offering. If the proceeds of this offering are insufficient to fund our capital needs, we will have to delay or abandon some of our expenditures or plans for future expansion. This would result in underutilization of our established infrastructure and reduced profitability and may negatively affect our ability to compete for new clients and satisfy the demands resulting from the growth and expansion of our clients.

    We may use shares of our common stock to fund a significant portion of the consideration to be paid in future acquisitions. If our common stock does not maintain a sufficient market value, or if potential acquisition candidates are unwilling to accept our common stock as part of the consideration for the sale of their businesses, we will be required to utilize our cash, if available, to make an acquisition. If we do not have sufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or equity financings or other means.

WE FACE RISKS THAT OUR INTELLECTUAL PROPERTY IS NOT ADEQUATELY PROTECTED.

    Our success and ability to compete are substantially dependent upon our internally developed technology, which we protect through a combination of copyright, trade secret and trademark law. We cannot assure you that the actions we have taken are adequate to protect these intellectual property rights. We have applied for federal trademark registration for certain of our intellectual property and have registered the web site domain names we use, which prevents any other person from using those names for their web sites. However, we have no patents issued or applied for on our technology. Unauthorized parties may attempt to copy or to otherwise obtain and use our services or technology, and we cannot be certain that the steps we have taken and will take in the future will prevent them from misappropriating or infringing upon our technology. Additionally, we have not registered copyrights on all of our proprietary software which could affect our ability to recover damages for infringement of our copyrights.

    We typically enter into confidentiality, license or similar contractual agreements with our employees, consultants and affiliated appraisers, and generally control access to and distribution of our technologies, documentation and other proprietary information. Despite our efforts to protect our proprietary rights from unauthorized use or disclosure, parties may attempt to disclose, obtain or use our rights. The steps we have taken may not prevent misappropriation of our proprietary rights, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

WE MAY BE SUBJECT TO CLAIMS FROM THIRD PARTIES FOR INFRINGEMENT.

    We expect that we may be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us. Such claims, even if without merit, could result in the expenditure of significant financial and managerial resources. Further, if such claims are successful, we may be required to change our technology or our trademarks, alter our content and pay financial damages, which could adversely affect our business. We may be required to obtain licenses from others to refine, develop, market and deliver new services. There can be no assurance that we will be able to obtain any such license on commercially reasonable terms or at all, or that rights granted pursuant to licenses will be valid and enforceable. Further, the costs associated with enforcing our rights to technology could adversely affect our financial performance.

THE LOSS OF ANY OF OUR KEY EXECUTIVE OFFICERS COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

    We believe that our future success will depend to a significant extent on the continued services of our senior management and other key personnel, including, among others, C. James Schaper, our Chairman of the Board, President and Chief Executive Officer, Revell L. Fraser, our Vice President--Marketing and Strategic Development and J. Chris Foretich, our Vice President and Chief Information Officer. The loss of the services of any of these employees could cause our business to suffer.

WE HAVE A LIMITED OPERATING HISTORY WITH OUR CURRENT MANAGEMENT TEAM.

    Six of our eight executive officers, including C. James Schaper, our Chairman of the Board, President and Chief Executive Officer, Leslie H. Schreiner, our Vice President, Chief Financial Officer and Secretary, and Kevin
P. Castle, our Vice President--Operations, joined our company during 1999. Our other two executive officers joined our company in 1998. Accordingly, we have only a limited history of operation under our current management team upon which investors may evaluate our performance. Our current management team may not be able to achieve or sustain revenue growth or profitability.

WE MAY BE ADVERSELY IMPACTED IF THE SOFTWARE, COMPUTER TECHNOLOGY OR OTHER SYSTEMS USED BY US, OUR CLIENTS OR OTHER PARTIES WITH WHOM WE DO BUSINESS ARE AFFECTED BY THE YEAR 2000 ISSUE.

    We may be adversely affected if the software, computer technology or other systems used by us, our clients or other parties with whom we do business are impacted by the year 2000 issue. Such consequences would include difficulties in operating our web site effectively, taking product orders or conducting other fundamental parts of our business. Although January 1, 2000 has passed, and we did not experience any disruption in our business as a result of the transition to the year 2000, it is possible that problems have gone undetected, or that other dates in the year 2000, such as February 29, may further affect computer software and systems. Certain computer programs that were date sensitive to the year 2000 may not have been programmed to process the year 2000 as a leap year, and any negative consequential effects remain unknown. While we believe that all of our systems are year 2000 compliant, we cannot assure you that we will not discover a problem during 2000 that will require upgrades, modification or replacement of computer software or systems. In addition, it is possible that the internal systems of our clients or other parties with whom we do business have already been or will be negatively affected by the year 2000 date change. Our business could suffer if we, or any of our clients or other parties with whom we do business experience failures of software, computer technology or other systems as a result of problems associated with the year 2000.

                        RISKS RELATING TO THIS OFFERING

PRINCIPAL SHAREHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS WILL RETAIN SUBSTANTIAL CONTROL OVER OUR BUSINESS AFTER THIS OFFERING.

    Upon the closing of this offering, our executive officers, directors and greater than 5% shareholders, and any of their affiliates, will, in the
aggregate, own approximately       % of our outstanding common stock. As a
result, such persons, acting together, will have the ability to substantially influence all matters submitted to the shareholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets, and to control our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of our business, even if such a transaction would be beneficial to other shareholders.

OUR STOCK PRICE MAY FLUCTUATE SIGNIFICANTLY FOLLOWING THIS OFFERING AND, AS A RESULT, YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

    Prior to the offering, there has been no public market for our common stock. Our common stock has been approved for quotation on the Nasdaq Stock Market. We do not know how our common stock will trade in the future. The initial public offering price has been determined through negotiations between the underwriters and us. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

    - actual or anticipated fluctuations in our revenues and operating results;

    - changes in expectations as to our future financial performance;

    - changes in expectations for failure to achieve estimates of securities analysts; and

    - the operating and stock price performance of other comparable companies.

    In addition, the stock market in general, and the market for Internet-related stocks in particular, has experienced dramatic price and volume fluctuations from time to time. These fluctuations may or may not be based upon any business or operating results. Our common stock may experience similar or even more dramatic price and volume fluctuations that may continue indefinitely.

THE MARKET PRICE OF OUR COMMON STOCK COULD BE ADVERSELY AFFECTED BY SALES OF SUBSTANTIAL AMOUNTS OF OUR COMMON STOCK IN THE PUBLIC MARKET.

    Following the offering, we will have a large number of shares of common stock outstanding and available for resale beginning at various points in the future. The market price of our common stock could decline as a result of sales of large numbers of shares of our common stock in the market following this offering, or the perception that sales could occur. These sales might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

    We have an agreement with the holders of an aggregate of 9,623,691 shares of our common stock, including shares issuable upon conversion of outstanding convertible securities, that gives them the right, six months after this offering, to require us to register their shares of common stock for resale under the Securities Act of 1933. The holders of this right may require us to file up to two registration statements under the Securities Act at our expense. The exercise of these registration rights will cause the registered shares to become eligible for sale. The sale of a large number of these shares, or the possibility that such sale may occur, may adversely affect the market price of our common stock. For more information, see "Shares Eligible for Future Sale."

YOUR STOCK OWNERSHIP COULD BE DILUTED IF WE NEED TO SELL ADDITIONAL SHARES OF OUR COMMON STOCK TO FINANCE FUTURE ACQUISITIONS.

    Part of our business strategy is to expand our national footprint, cross-sell additional services, expand our client base, and improve our operating profitability through the acquisition of property information businesses. In order to successfully complete targeted acquisitions, we may issue additional equity securities that could dilute your stock ownership. As a result of our issuance of shares in acquisitions, investors purchasing shares in the offering will incur substantial dilution.

WE WILL RETAIN BROAD DISCRETION IN USING THE NET PROCEEDS FROM THIS OFFERING AND MAY SPEND A SUBSTANTIAL PORTION IN WAYS WITH WHICH YOU DO NOT AGREE.

    We will retain a significant amount of discretion over the application of the net proceeds from this offering as well as over the timing of our expenditures. Because of the number and variability of factors that determine our use of the net proceeds, we may apply the net proceeds from this offering in ways that vary substantially from our current intentions. For more information, see "Use of Proceeds."

OUR ARTICLES OF INCORPORATION, OUR BYLAWS AND GEORGIA LAW COULD DETER TAKEOVER ATTEMPTS.

    Our articles of incorporation, our bylaws and Georgia law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our shareholders. For example, our articles of incorporation, as anticipated to be in effect upon the closing of this offering, and bylaws provide, among other things, that:

    - our directors serve on a classified board, which could make it more difficult for a third party to acquire us without the approval of our board, may inhibit a shareholder from nominating and electing directors and will make it difficult for shareholders to change the composition of the board of directors in any one year;

    - our shareholders may not take action outside of a meeting by less than unanimous written consent;

    - a director may be removed only for cause by the vote of at least 80% of the outstanding shares entitled to vote at an election of directors;

    - the board of directors, without shareholder approval, has the authority to issue preferred stock with rights superior to the rights of the holders of common stock; and

    - the shareholders may call a special meeting only upon request of 25% of votes entitled to be cast on an issue.

    Georgia law also contains business combination and fair price provisions, which may delay, deter or prevent a change in control. We have adopted these provisions in our bylaws. These anti-takeover provisions could substantially impede the ability of public shareholders to change our management and board of directors, which may reduce the market price of our common stock. For more information, see "Description of Capital Stock--Anti-takeover Provisions of Georgia Law."

FORWARD-LOOKING STATEMENTS MAY PROVE TO BE INACCURATE.

    Some of the statements contained in this prospectus are forward-looking. The words "believe," "expect," "intend," "anticipate," "estimate," "plan," "future," and other similar expressions generally identify forward-looking statements. They include statements concerning:

    - our liquidity and capital expenditures;

    - our growth strategy;

    - our acquisition activities;

    - use of proceeds from this offering;

    - regulatory matters affecting our industry;

    - competitive conditions in our industry; and

    - projected growth of our industry.

    Actual results may differ materially from those suggested by the forward-looking statements for various reasons, including those discussed in this section.

                                USE OF PROCEEDS

    We estimate that we will receive net proceeds from this offering of
approximately $      million, or approximately $      million if the
underwriters exercise their over-allotment option in full. These estimates are
based on an assumed initial public offering price of $      per share and
reflect the deduction of the underwriting discounts and commissions and estimated offering expenses payable by us.

    We intend to use the net proceeds from this offering for the following purposes:

    - to fund development of our service delivery infrastructure, our internal technology and associated personnel training costs necessary to grow our business;

    - to fund future acquisitions to expand our national footprint;

    - to fund sales and marketing activities to expand market share;

    - to repay $9.7 million principal amount of our January 2000 convertible notes which are not mandatorily convertible upon the closing of this offering and which mature 181 days after the closing of this offering; and

    - to fund working capital requirements and other general corporate purposes.

    As of January 18, 2000, we had approximately $9.7 million aggregate principal amount of our January 2000 convertible notes outstanding. These notes were issued in connection with loans from existing shareholders to us in order to fund short-term working capital and acquisition needs. These notes accrue interest at a rate of 8.0%.

    We continually evaluate acquisition and strategic alliance candidates as a key part of our growth strategy. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any material acquisition or strategic alliance.

    We currently intend to allocate the net proceeds among the foregoing uses. The precise allocation of funds among these uses will depend on future business, technological, and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. Because of the number and variability of factors that determine our use of the net proceeds from this offering, we cannot assure you that our application of the net proceeds will not vary substantially from our current intentions. Pending these uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never paid any cash dividends on our common stock and do not anticipate declaring or paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to fund the development and growth of our business. Declaration or payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs and plans for expansion.

                                 CAPITALIZATION

    The following table shows our capitalization as of September 30, 1999:

    - on an actual basis;

    - on a pro forma basis to reflect (a) all of our acquisitions that occurred after September 30, 1999 as if they had occurred on September 30, 1999;
      (b) the issuance of our convertible preferred stock issued after September 30, 1999; (c) the issuance of our November 1999 and January 2000 convertible notes; (d) the conversion of all of our outstanding convertible preferred stock into 1,834,617 shares of our common stock, based on stated values and accrued dividends as of January 18, 2000; and
      (e) the conversion of our November 1999 convertible notes into 661,064, shares of our common stock, based on aggregate principal amount and accrued interest as of January 18, 2000.

    - on a pro forma as adjusted basis to reflect the sale of the       shares
      of common stock offered by us in this offering at an assumed initial
      public offering price of $      per share, after deducting the
      underwriting discounts and commissions and estimated offering expenses payable by us.

                                                                   AS OF SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS,
                                                               EXCEPT SHARE AND PER SHARE DATA)
Cash and cash equivalents...................................  $    880    $22,616      $
                                                              ========    =======      ========
November 1999 convertible notes.............................        --         --            --
January 2000 convertible notes..............................        --    $ 9,722            --
Current portion of long-term debt...........................  $  3,617      4,923      $  4,923
                                                              --------    -------      --------
      Total short-term debt.................................  $  3,617    $14,645      $  4,923
                                                              ========    =======      ========

Long-term debt, less current portion........................  $  3,911    $ 4,822      $  4,822

Series A convertible preferred stock, $.01 par value,
  1,200,000 shares authorized, 1,091,242 shares issued and
  outstanding actual and no shares issued and outstanding
  pro forma and pro forma as adjusted.......................     4,467         --            --
Series B convertible preferred stock, $.01 par value,
  3,000,000 shares authorized, no shares issued and
  outstanding actual, pro forma and pro forma as adjusted...        --         --            --
Series C convertible preferred stock, $.01 par value,
  2,500,000 shares authorized, no shares issued and
  outstanding actual, pro forma and pro forma as adjusted...        --         --            --

Shareholders' equity:
  Common stock, $.01 par value, 15,000,000 shares
    authorized, 7,068,873 shares issued and outstanding
    actual, 10,214,015 shares issued and outstanding pro
    forma and       shares issued and outstanding pro
    forma as adjusted.......................................        71        104
  Additional paid-in capital................................    17,609     48,458
  Accumulated deficit.......................................   (11,901)   (11,901)      (11,901)
                                                              --------    -------      --------
      Total shareholders' equity............................     5,779     36,661
                                                              --------    -------      --------
        Total capitalization................................  $ 18,654    $78,744      $
                                                              ========    =======      ========

                                    DILUTION

    Our pro forma net tangible book value on September 30, 1999 was approximately $9.8 million or $.96 per share of common stock. Pro forma net tangible book value is total assets minus the sum of liabilities and intangible assets. Pro forma net tangible book value per share is net tangible book value divided by the total number of shares outstanding before the offering and after giving effect to (a) all of our acquisitions that occurred after September 30, 1999 as if they had occurred on September 30, 1999; (b) the issuance of our convertible preferred stock issued after September 30, 1999; (c) the issuance of our November 1999 and January 2000 convertible notes; (d) the conversion of all of our outstanding convertible preferred stock into 1,834,617 shares of our common stock, based on stated values and accrued dividends as of January 18, 2000; and (e) the conversion of our November 1999 convertible notes into 661,064, shares of our common stock, based on aggregate principal amount and accrued interest as of January 18, 2000. After giving effect to the sale by us
of       shares of common stock offered by this prospectus at an assumed initial
offering price of $      per share and after deducting the underwriting
discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999 would have been
approximately $      or $      per share. This represents an immediate increase
in pro forma net tangible book value of $  per share to existing shareholders
and an immediate dilution of $      per share to new investors purchasing shares
of common stock in this offering. The following table illustrates this dilution:

Assumed initial public offering price per share.............              $
  Pro forma net tangible book value per share as of
    September 30, 1999......................................   $ .96
  Increase per share attributable to this offering..........
                                                               -----
Pro forma net tangible book value per share after this
  offering..................................................
                                                                          -----
Net tangible book value dilution per share to new investors
  in this offering..........................................              $
                                                                          =====

    The following table summarizes, on a pro forma basis as of September 30, 1999, the total number of shares purchased from us, the total consideration paid to us and the average price paid per share by existing shareholders and by new investors purchasing shares in this offering.

                                                                                       AVERAGE
                              SHARES PURCHASED             TOTAL CONSIDERATION          PRICE
                          ------------------------      -------------------------        PER
                            NUMBER        PERCENT         AMOUNT         PERCENT        SHARE
                          ----------      --------      -----------      --------      --------
Existing shareholders...  10,214,015            %       $48,561,000            %        $4.75
New investors...........
                          ----------       -----        -----------       -----
    Total...............                   100.0%       $                 100.0%
                          ==========       =====        ===========       =====

The foregoing tables and pro forma calculations are based on 7,068,873 shares of our common stock outstanding as of September 30, 1999 and:

    - include 664,872 shares issued in acquisitions completed after September 30, 1999;

    - include 1,834,617 shares issuable upon the conversion of all of our outstanding convertible preferred stock, based on aggregate stated values and accrued dividends as of January 18, 2000;

    - include 661,064 shares issuable upon conversion of our November 1999 convertible notes, based on aggregate principal amount and accrued interest as of January 18, 2000;

    - exclude 1,625,709 shares issuable upon the exercise of options outstanding as of January 18, 2000 with a weighted average exercise price of $6.69 per share;

    - exclude 457,018 shares issuable upon the exercise of warrants outstanding as of January 18, 2000 with a weighted average exercise price of $15.29 per share; and

    - exclude 635,001 shares issuable upon the conversion of our January 2000 convertible notes, which are not mandatorily convertible upon the closing of this offering, based on aggregate principal amount and accrued interest as of January 18, 2000.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

    Our consolidated financial statements are included elsewhere in this prospectus. The pro forma condensed consolidated financial information that follows should be read together with those financial statements and related notes.

    We adjust our historical condensed consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999 to arrive at the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the nine months ended September 30, 1999. These adjustments reflect the acquisitions we have made since January 1, 1998 as if they occurred on January 1, 1998 and the issuances of our outstanding convertible preferred stock and convertible notes which we issued after January 1, 1998 as if such issuances had occurred on January 1, 1998. The pro forma condensed consolidated statements of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions occurred on January 1, 1998 and should not be construed as being representative of future results of operations.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998

                                                              HISTORICAL    BUSINESSES     PRO FORMA
                                                                COMPANY     ACQUIRED(2)   ADJUSTMENTS    PRO FORMA
                                                              -----------   -----------   -----------   ------------
                                                                            (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
Revenues....................................................  $14,355,790   $25,502,472           --    $39,858,262

Cost of revenues............................................    7,823,800   14,121,233            --     21,945,033
                                                              -----------   -----------   -----------   -----------
Gross profit................................................    6,531,990   11,381,239            --     17,913,229
                                                              -----------   -----------   -----------   -----------

Operating expenses
  Selling, general and administrative.......................    7,350,183   12,538,536            --     19,888,719
  Research and development..................................      205,648           --            --        205,648
  Depreciation and amortization.............................      522,334      587,463    $3,293,905(3)   4,403,702
                                                              -----------   -----------   -----------   -----------
    Total operating expenses................................    8,078,165   13,125,999     3,293,905     24,498,069
                                                              -----------   -----------   -----------   -----------
Operating loss..............................................   (1,546,175)  (1,744,760)   (3,293,905)    (6,584,840)

Other income (expense)
  Interest and other income.................................      155,481      108,014            --        263,495
  Interest expense..........................................      (24,323)  (1,337,149)           --(4)  (1,361,472)
                                                              -----------   -----------   -----------   -----------

    Loss before provision for income taxes..................   (1,415,017)  (2,973,895)   (3,293,905)    (7,682,817)
    Provision for income taxes..............................           --      112,594            --        112,594
                                                              -----------   -----------   -----------   -----------
    Net loss................................................   (1,415,017)  (3,086,489)   (3,293,905)    (7,795,411)
Series A convertible preferred stock........................           --           --            --(4)          --
                                                              -----------   -----------   -----------   -----------
Net loss applicable to common shareholders..................  $(1,415,017)  $(3,086,489)  $(3,293,905)  $(7,795,411)(8)
                                                              ===========   ===========   ===========   ===========
Basic and diluted net loss per common share(1)..............  $      (.29)                              $      (.76)
                                                              ===========                               ===========
Weighted average common shares outstanding(1)...............    4,913,950                                10,214,015(5)

  PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS
                                     ENDED

                         SEPTEMBER 30, 1999 (UNAUDITED)

                                           HISTORICAL    BUSINESSES     PRO FORMA
                                             COMPANY     ACQUIRED(2)   ADJUSTMENTS       PRO FORMA
                                           -----------   -----------   -----------      -----------
Revenues.................................  $17,824,357   $10,454,584            --      $28,278,941
Cost of revenues.........................    9,982,141     5,679,401            --       15,661,542
                                           -----------   -----------   -----------      -----------
Gross profit.............................    7,842,216     4,775,183            --       12,617,399
                                           -----------   -----------   -----------      -----------
Operating expenses
  Selling, general and administrative....   13,478,237     4,634,725            --       18,112,962
  Research and development...............           --            --            --               --
  Depreciation and amortization..........    1,447,449       284,567   $ 1,862,952(3)     3,594,968
                                           -----------   -----------   -----------      -----------
    Total operating expenses.............   14,925,686     4,919,292     1,862,952       21,707,930
                                           -----------   -----------   -----------      -----------
Operating loss...........................   (7,083,470)     (144,109)   (1,862,952)      (9,090,531)

Other income (expense)
  Interest and other income..............      118,034        22,605            --          140,639
  Interest expense.......................      (80,839)     (158,064)           --(4)      (238,903)
                                           -----------   -----------   -----------      -----------

    Loss before provision for income
      taxes..............................   (7,046,275)     (279,568)   (1,862,952)      (9,188,795)
    Provision for income taxes...........           --        80,394            --           80,394
                                           -----------   -----------   -----------      -----------
    Net loss.............................   (7,046,275)     (359,962)   (1,862,952)      (9,269,189)
Series A convertible preferred stock.....     (101,849)           --       101,849(4)            --
                                           -----------   -----------   -----------      -----------
    Net loss applicable to common
      shareholders.......................  $(7,148,124)  $  (359,962)  $(1,761,103)     $(9,269,189)
                                           ===========   ===========   ===========      ===========
Basic and diluted net loss per common
  share(1)...............................  $     (1.03)                                 $      (.91)
                                           ===========                                  ===========
Weighted average common shares
  outstanding(1).........................    6,960,000                                   10,214,015(5)

    We adjust our historical condensed consolidated balance sheet as of September 30, 1999 to arrive at the unaudited pro forma condensed consolidated balance sheet as of September 30, 1999. These adjustments give effect to all of our acquisitions that occurred after September 30, 1999 as if they had occurred on September 30, 1999 and give effect to the issuance of our outstanding convertible preferred stock issued after September 30, 1999, the issuance of our November 1999 and January 2000 convertible notes, and the conversion of all of our outstanding convertible preferred stock and our November 1999 convertible notes as if such events had occurred on September 30, 1999.

    PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AS OF SEPTEMBER 30, 1999
                                  (UNAUDITED)

                                         HISTORICAL     BUSINESSES         PRO FORMA
                                           COMPANY     ACQUIRED(6)       ADJUSTMENTS(4)    PRO FORMA
                                         -----------   ------------      --------------   -----------
                ASSETS
Current Assets
  Cash and equivalents.................  $   880,456   $ (2,348,366)      $24,083,816     $22,615,906
  Certificates of deposit..............      560,000             --                --         560,000
  Accounts receivable, net.............    3,932,740        400,000                --       4,332,740
  Prepaid expenses and other current
    assets.............................      154,228        217,000                --         371,228
                                         -----------   ------------       -----------     -----------
      Total current assets.............    5,527,424     (1,731,366)       24,083,816      27,879,874

Property and equipment, net............    2,984,538        261,000                --       3,245,538
Intangible assets, net.................   10,832,611     16,029,000                --      26,861,611
Security deposits and other assets.....      282,144        328,000                --         610,144
                                         -----------   ------------       -----------     -----------
      Total assets.....................  $19,626,717   $ 14,886,634       $24,083,816     $58,597,167
                                         ===========   ============       ===========     ===========

 LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued
    expenses...........................  $ 1,852,822   $    617,000                --     $ 2,469,822
  Current portion of long-term debt....    3,616,949      1,306,000       $ 9,721,862      14,644,811
                                         -----------   ------------       -----------     -----------
      Total current liabilities........    5,469,771      1,923,000         9,721,862      17,114,633

Long-term debt, less current portion...    3,910,873        911,000                         4,821,873
                                         -----------   ------------       -----------     -----------
      Total liabilities................    9,380,644      2,834,000         9,721,862      21,936,506

Series A convertible preferred stock...    4,466,818             --        (4,466,818)             --

Shareholders' equity
  Common stock.........................       70,688          7,872            24,703         103,263
  Additional paid-in capital...........   17,609,226     12,044,762        18,804,069      48,458,057
  Accumulated deficit..................  (11,900,659)            --                --     (11,900,659)
                                         -----------   ------------       -----------     -----------
      Total shareholders' equity.......    5,779,255     12,052,634        18,828,772      36,660,661
                                         -----------   ------------       -----------     -----------
      Total liabilities and
        shareholders' equity...........  $19,626,717   $ 14,886,634       $24,083,816     $58,597,167
                                         ===========   ============       ===========     ===========

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(1) Potential shares of common stock consist of Series A and Series B convertible preferred stock and the November 1999 convertible notes, using the as-converted method, and stock options and warrants using the treasury stock method, which are excluded from the computation, as their effect is antidilutive.

(2) Our acquisition history since January 1, 1998 is reflected in the table below. All of our acquisitions have been accounted for using the purchase method and, accordingly, each purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values at the acquisition dates. Identifiable intangible assets consist primarily of non-compete agreements with previous owners of the acquired entities. Each purchase price in excess of identified tangible and intangible assets acquired has been allocated to goodwill and is being amortized over eight years. Based on the acquisition dates, the allocation of the purchase price in excess of the fair value of the net tangible assets acquired between identifiable intangible assets and goodwill for the companies acquired in 1999 is in process, and the final allocations could differ from those set forth below. The value assigned to the shares of common stock issued as consideration for the companies we acquired has been valued based upon arms' length negotiations between ourselves and the target companies and reflects the valuation used in the most recent private financing consummated prior to the signing of the respective acquisition agreements and other factors considered applicable by us and the owners of the acquired companies.

                                                                                                             EXCESS OF
                                                                                                             COST OVER
                                                                                                           FAIR VALUE OF
                                                                                                            NET ASSETS
                                                                               FAIR VALUE                    ACQUIRED
                                                                                 OF NET                         AND
                                                                                TANGIBLE    IDENTIFIABLE   IDENTIFIABLE
                                                 ACQUISITION       TOTAL         ASSETS      INTANGIBLE     INTANGIBLE
BUSINESS ACQUIRED                                   DATE       CONSIDERATION    ACQUIRED       ASSETS         ASSETS
-----------------                                -----------   -------------   ----------   ------------   -------------
Kushner & Robertson, Inc.......................  06/18/1998     $ 6,000,000    $  944,003    $  914,000     $ 4,141,997

Pardue, Heid, Church, Smith & Waller...........  12/01/1998         775,000        70,429       228,600         475,971

The William Fall Group, Inc....................  02/26/1999       1,242,196       431,054       243,342         567,800

First Houston Appraisal Group..................  04/01/1999         800,000        19,607       240,000         540,393

Cramer Property Services Incorporated..........  09/03/1999         808,000        17,885        10,000         780,115

E.T. Jones & Associates, Inc...................  09/29/1999       2,030,000         8,000                     2,022,000

Stewart Title of Birmingham, Inc...............  09/29/1999       1,000,000*       76,000                       924,000

Fournier, Crane & Associates, Inc..............  12/03/1999         550,000        18,000                       532,000

InspecTech Corporation.........................  01/07/2000      12,500,000       114,000                    12,386,000

The Appraisal Company..........................  01/07/2000         756,300        26,300        50,000         680,000

Bliss Associates, Inc..........................  01/18/2000       3,155,000       774,000                     2,381,000
                                                                -----------    ----------    ----------     -----------

      Total....................................                 $29,616,496    $2,499,278    $1,685,942     $25,431,276
                                                                ===========    ==========    ==========     ===========

---------------

* Excludes an earnout of up to $500,000 payable to the former owners, which has not yet been earned.

(3) Reflects amortization expense for the year ended December 31, 1998 and the nine months ended September 30, 1999 related to identifiable intangible assets and goodwill in connection with the acquisitions we completed after January 1, 1998. Such amounts are amortized over the estimated useful life of each asset. Identifiable intangible assets consist primarily of non-compete agreements, which are being amortized over periods of four to six years. Goodwill is being amortized over eight years. In addition, amortization excludes from the recognized purchase price calculations an earnout payment of $500,000 which has not been earned under the terms of one of the acquisition agreements. Any purchase price adjustments resulting from the payment of this amount to the previous owners of this company will be recognized as an adjustment to goodwill and will be amortized over the remaining expected useful life.

(4) Reflects issuances of our Series B convertible preferred stock and our November 1999 and January 2000 convertible notes and warrants. In the aggregate, we raised $24.1 million from these issuances. Additionally, we give effect to the conversion of our Series A and Series B convertible preferred stock and our November 1999 convertible notes and warrants into common stock upon the closing of this offering. The conversion reduces accrued dividends and interest expense of $100,000 and $268,000, respectively, for the year ended December 31, 1998 and $176,000 and $200,000, respectively, for the nine months ended September 30, 1999. The accrued dividends and interest expense relate to the portion of the proceeds from the issuance of our Series A and our Series B convertible preferred stock and November 1999 convertible notes and warrants which were used to acquire businesses.

(5) Assumes conversion on January 1, 1998 of our Series A and our Series B convertible preferred stock and our November 1999 convertible notes and warrants upon event of an initial public offering.

(6) Reflects acquisitions we made subsequent to September 30, 1999 as if they had occurred on September 30, 1999. The adjustments reflect the fair value of the assets acquired and the liabilities assumed, the excess of the purchase price over the fair value of the assets acquired and the liabilities assumed, and the impact of these acquisitions on our cash and equity balances. The value assigned to the shares of common stock issued as consideration for the companies we acquired has been valued based upon arms' length negotiations between ourselves and the target companies and reflects the valuation used in the most recent private financing consummated prior to the signing of the respective acquisition agreements.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The selected financial data presented below are derived from our audited and unaudited consolidated financial statements. The statements of operations data for the three years ended December 31, 1996, 1997 and 1998, and the balance sheet data as of the end of each such year, are derived from our audited consolidated financial statements contained elsewhere in this prospectus. The unaudited statements of operations data for the nine months ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1998 and 1999 are derived from our unaudited consolidated financial statements contained elsewhere in this prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, which management considers necessary for a fair presentation of results for these unaudited interim periods. The results of operations for the nine months ended
September 30, 1999 are not necessarily indicative of the results of operations that we expect for the full 1999 fiscal year. The following selected financial information should be read in conjunction with the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements, including the notes to those statements, included elsewhere in this prospectus.

                                                                                                               NINE MONTHS
                                                                    YEARS ENDED DECEMBER 31,               ENDED SEPTEMBER 30,
                                                            -----------------------------------------   -------------------------
                                                              1995       1996       1997       1998        1998          1999
                                                            --------   --------   --------   --------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues..................................................   $  847    $ 1,922    $ 4,155    $14,356      $ 8,718       $17,824
Cost of revenues..........................................      722      1,001      2,537      7,824        4,814         9,982
                                                             ------    -------    -------    -------      -------       -------
Gross Profit..............................................      125        921      1,618      6,532        3,904         7,842
                                                             ------    -------    -------    -------      -------       -------
Operating expenses
  Selling, general and administrative.....................      737      1,862      2,518      7,350        4,707        13,478
  Research and development................................       --         --        122        206          110            --
  Depreciation and amortization...........................      111        175        218        522          328         1,447
                                                             ------    -------    -------    -------      -------       -------
Operating loss............................................     (723)    (1,116)    (1,240)    (1,546)      (1,241)       (7,083)
Other income and expense
  Interest and other income...............................       36         20         45        155           98           118
  Interest expense........................................       (7)        (5)        (4)       (24)         (11)          (81)
                                                             ------    -------    -------    -------      -------       -------
Loss before provision for income taxes....................   $ (694)   $(1,101)   $(1,199)   $(1,415)     $(1,154)      $(7,046)
                                                             ======    =======    =======    =======      =======       =======
Provision for income taxes................................       --         --         --         --           --            --
Net loss..................................................   $ (694)   $(1,101)   $(1,199)   $(1,415)     $(1,154)      $(7,046)
Preferred stock dividend..................................       --         --         --         --           --          (102)
                                                             ------    -------    -------    -------      -------       -------
Net loss applicable to common shareholders................   $ (694)   $(1,101)   $(1,199)   $(1,415)     $(1,154)      $(7,148)
                                                             ======    =======    =======    =======      =======       =======
Net loss per common and common
  equivalent share--basic and diluted.....................   $(1.16)   $ (1.12)   $  (.43)   $  (.29)     $  (.28)      $ (1.03)
                                                             ======    =======    =======    =======      =======       =======
Weighted average common and common
  equivalent shares outstanding--basic and diluted........      600        981      2,800      4,914        4,195         6,960

OTHER FINANCIAL DATA:
EBITDA(1).................................................   $ (613)   $  (941)   $(1,023)   $(1,024)     $  (913)      $(5,636)
Cash flows from:
  Operating activities....................................     (581)    (1,068)    (1,237)    (1,935)      (1,950)       (5,378)
  Investing activities....................................     (299)       (93)      (409)    (4,296)      (2,725)       (4,452)
  Financing activities....................................    1,461      1,187      1,655      9,238        8,908         7,027

BALANCE SHEET DATA:
Cash and cash equivalents.................................   $  643    $   668    $   677    $ 3,684      $ 4,911       $   880
Working capital...........................................      584        712        792      5,868        6,811            58
Total assets..............................................    1,170      1,447      3,156     14,915       11,013        19,627
Long-term debt, net of current portion....................       34        135        777        997          760         3,911
Series A convertible preferred stock......................       --         --         --         --           --         4,467
Shareholders' equity......................................      941      1,112      1,669     12,465        9,676         5,779

---------------
(1) EBITDA as used in this prospectus represents earnings before interest, income taxes and depreciation and amortization. Although EBITDA is not a measure of financial performance under generally accepted accounting principles, we believe it is a common measure used by analysts and investors in comparing a company's results with those of similar companies as well as to evaluate the capacity of a company to service its obligations.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR CONSOLIDATED FINANCIAL STATEMENTS, INCLUDING THE NOTES TO THOSE STATEMENTS, INCLUDED ELSEWHERE IN THIS PROSPECTUS. THIS DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISK AND UNCERTAINTY.

OVERVIEW

    We are a leading web-based provider of property information services in the United States. We provide appraisals, home inspections, title services, flood determinations, energy audits, valuation tools and other related property information services that our clients can order, monitor, receive and pay for over the Internet using a standard web browser. Our clients include 7 of the top 10 and 31 of the top 50 mortgage lenders in the United States.

    We originated as Residential and Relocation Appraisals, Inc., or RRA, an Atlanta-based appraisal company founded in 1990. As RRA, we developed a proprietary appraisal software system that automated the appraisal process by using an electronic form linked with data suppliers. In 1992, we changed our name to Premier Appraisals, Inc. We began broadening our distribution capabilities in 1995 with the acquisitions of appraisal companies in North Carolina and Florida. We have acquired 21 businesses nationwide since 1995, including 9 since the beginning of 1999.

    Until 1999, we were essentially a collection of acquired appraisal companies, each focused on its local marketplace. In late 1998 and early 1999, we brought in a new management team, changed our name to PRIMIS, Inc. and began developing and executing an integrated strategy consisting of (1) company-owned national service delivery capability, (2) web-based technology to allow efficient delivery of our services, and (3) a quality assurance program intended to set the highest standard in the industry.

    In September 1999, we acquired Stewart Title of Birmingham, Alabama, expanding our service offerings to include additional title services. In January 2000, we acquired InspecTech Corporation of San Ramon, California, the third largest home inspection company in the United States. The InspecTech acquisition will leverage our existing distribution platform and allow us to provide home inspection services nationwide.

    We have acquired 21 businesses since September 1995 and intend to continue acquiring companies in the future as a key element of our growth strategy. We evaluate potential acquisitions based on a number of factors, including geographic coverage, historical revenue and profitability, service quality, share of their local market, and quality of management. Our acquisitions enable us to expand both the geographic scope of our property information services and the breadth of our service offerings.

    Our acquisition history since 1995 is set forth in the table below:

                                                                                              PURCHASE PRICE
                                                                            ---------------------------------------------------
                                                              ACQUISITION                                             TOTAL
BUSINESS ACQUIRED                      LOCATION                  DATE          CASH       STOCK(1)    NOTES(2)    CONSIDERATION
-----------------                      --------------------   -----------   ----------   ----------   ---------   -------------
Vann and Company.....................  Raleigh, NC            09/15/1995    $    1,500                $  16,500    $   18,000

H.A. Yeargin & Associates, Inc.......  Jacksonville, FL       10/31/1995        50,000                   75,000       125,000

Michael P. DeChant & Associates,
  Inc................................  Rockville, MD          02/23/1996        20,000                  180,000       200,000

Carr, Fleming & Associates, Inc......  Orlando, FL            05/12/1997        23,521                   94,084       117,605

Executive Appraisal Services, Inc....  Pembroke Pines, FL     08/04/1997        22,960                  114,800       137,760

Thomas Brown, III ...................  Birmingham, AL         09/01/1997        35,580                                 35,580

Management Plus, Inc.................  Arnold, MD             10/31/1997        60,958                  334,500       395,458

Graham-Foster & Associates, Inc......  Greensboro, NC         11/20/1997        40,000                  181,000       221,000

Suncoast Appraisal Group of Sarasota
  County, Inc........................  Sarasota, FL           12/10/1997       100,000                  100,000       200,000

John B. Kennedy, Diversified
  Appraisal Services, Inc............  Atlanta, GA            12/15/1997        25,000                  105,000       130,000

Kushner & Robertson, Inc.............  Pleasanton, CA         06/18/1998     3,000,000   $3,000,000                 6,000,000

Pardue, Heid, Church, Smith &
  Waller.............................  Tampa, FL              12/01/1998       775,000                                775,000

The William Fall Group, Inc..........  Toledo, OH             02/26/1999       352,196                  890,000     1,242,196

First Houston Appraisal Group........  Houston, TX            04/01/1999       240,000                  560,000       800,000

Cramer Property Services
  Incorporated.......................  Seattle, WA            09/03/1999       392,000       60,000     356,000       808,000

E.T. Jones & Associates, Inc.........  Dallas, TX             09/29/1999       830,000      200,000   1,000,000     2,030,000

Stewart Title of Birmingham, Inc.....  Birmingham, AL         09/29/1999       200,000(3)    200,000    600,000     1,000,000

Fournier, Crane & Associates, Inc....  Phoenix, AZ            12/03/1999       275,000      150,000     125,000       550,000

InspecTech Corporation...............  San Ramon, CA          01/07/2000       600,000   11,900,000                12,500,000

The Appraisal Company................  Nashville, TN          01/07/2000       376,300                  380,000       756,300

Bliss Associates, Inc................  Kansas City, MO        01/18/2000     2,100,000                1,055,000     3,155,000

---------------

(1) The value assigned to the shares of common stock issued as consideration for the companies we acquired has been determined based upon arms' length negotiations between ourselves and the target companies and reflects the valuation used in the most recent private financing consummated prior to the signing of the respective acquisition agreements.

(2) Represents promissory notes we issued or deferred payments owed to former owners of acquired companies in partial payment of the purchase price.

(3) Excludes an earnout of up to $500,000 payable to the former owners, which has not yet been earned.

    The success of our acquisition program depends upon, among other things, our ability to find suitable acquisition candidates, integrate the operations and personnel of these acquisitions successfully and retain the existing client base while servicing our national account business in the acquired entity.

    Our clients generally retain our services on a transaction-by-transaction basis. We recognize revenue on the date of delivery of the respective service to our clients. Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our client base. We perform ongoing credit evaluations and provide for an allowance for potential credit losses against the portion of accounts receivable that we estimate to be uncollectible.

    We accounted for all of our acquisitions under the purchase method and, accordingly, each purchase price has been allocated to the tangible and intangible assets acquired and liabilities assumed on the basis of their fair values on the acquisition dates. Each purchase price in excess of identified tangible and intangible assets acquired has been allocated to goodwill and is being amortized over eight years. Prior to January 1, 1999, goodwill was amortized over 15 years. Identifiable intangible assets consist primarily of non-compete agreements with previous owners of the acquired entities.

RESULTS OF OPERATIONS

    The following discussion relates to our actual operating results for the periods indicated. These operating results include the operations of the companies acquired by us during the periods referenced from the date of acquisition only. We anticipate that our acquisitions, both past and future, will continue to significantly impact our future results. We believe that a comparison of our historical financial results may not be meaningful because of
(a) the significant changes in management that occurred in early 1999, (b) the recent change in our business strategy and focus, and (c) our significant acquisition activity since June 1998.

    The following sets forth selected statements of operations data expressed as a percentage of total revenues for the periods indicated.

                                                                                   NINE MONTHS
                                                        YEAR ENDED                    ENDED
                                                       DECEMBER 31,               SEPTEMBER 30,
                                              ------------------------------   -------------------
                                                1996       1997       1998       1998       1999
                                              --------   --------   --------   --------   --------
Revenues....................................    100.0%     100.0%     100.0%     100.0%        100.0%
Cost of revenues............................     52.1       61.1       54.5       55.2          56.0
                                              --------   --------   --------   --------   --------
Gross profit................................     47.9       38.9       45.5       44.8          44.0

Operating expenses
  Selling, general and administrative.......     96.9       60.6       51.2       54.0          75.6
  Research and development..................        --       3.0        1.4        1.2           0.0
  Depreciation and amortization.............      9.1        5.2        3.7        3.8           8.1
                                              --------   --------   --------   --------   --------
      Total operating expenses..............    106.0       68.8       56.3       59.0          83.7
Operating loss..............................    (58.1)     (29.9)     (10.8)     (14.2)        (39.7)

Other income and expense
  Interest and other income.................      1.0        1.1        1.1        1.1           0.7
  Interest expense..........................     (0.2)      (0.1)      (0.2)      (0.1)         (0.5)
                                              --------   --------   --------   --------   --------

  Loss before provision for income taxes....    (57.3)     (28.9)      (9.9)     (13.2)        (39.5)

  Net loss..................................    (57.3)%    (28.9)%     (9.9)%    (13.2)%       (39.5)%
                                              ========   ========   ========   ========   ========

  NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED
    SEPTEMBER 30, 1998

    TOTAL REVENUES. Revenues, which consist of individual fees for services ordered, increased $9.1 million, or 105%, to $17.8 million for the nine months ended September 30, 1999 from $8.7 million for the nine months ended
September 30, 1998. This increase was primarily attributable to acquisitions made by us during the first nine months of 1999. Acquisitions completed in the last half of 1998 accounted for $6.2 million of the increase in 1999. Acquisitions completed in the first nine months of 1999 accounted for $3.0 million of the revenue increase. In addition, our revenues increased by the addition of eight new Internet and national accounts in the first nine months of 1999, which were offset in part by a decrease in local business caused primarily by an increase in interest rates beginning in July 1999.

    COST OF REVENUES. Cost of revenues, which consist of fees shared with contract appraisers and inspectors, costs of data sources and service delivery costs associated with generated revenues, increased $5.2 million, or 108%, to $10.0 million for the nine months ended September 30, 1999 from $4.8 million for the nine months ended September 30, 1998. This increase was primarily attributable to the increased levels of appraisal production expense driven by increased volume.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $8.8 million, or 187%, to $13.5 million for the nine months ended September 30, 1999 from $4.7 million for the nine months ended September 30, 1998. This increase was primarily attributable to the hiring of a national sales force, creation of a consolidated national client service center, and additional hiring in technology needed to implement our technology platform in the branch distribution system. In addition, the selling, general and administrative expense for the 1999 period includes a $826,000 charge related to a write-down of aged accounts receivable. During 1999, we established a dedicated collection staff to identify and pursue collection matters on a timely basis.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses were $0 for the nine months ended September 30, 1999 and $110,000 for the nine months ended September 30, 1998. In 1998, we expensed costs associated with the plan design of VALUTRACK and VALUEXPRESS, our proprietary ordering and tracking software. In 1999, we developed and implemented VALUTRACK and VALUEXPRESS for which the associated costs were capitalized and are being amortized over a three-year period.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased $1.1 million, or 335%, to $1.4 million for the nine months ended September 30, 1999 from $328,000 million for the nine months ended September 30, 1998. This increase was primarily attributable to amortization of goodwill and other purchased intangibles resulting from acquisitions accounted for as purchases and the investments in physical infrastructure in these companies post acquisition. Additionally, this increase in depreciation was attributable to the purchase of computer equipment used to build our technology infrastructure.

    INTEREST AND OTHER INCOME. Interest and other income increased $20,000, or 21%, to $118,000 for the nine months ended September 30, 1999 from $98,000 for the nine months ended September 30, 1998. This increase can be attributed to higher levels of average investable balances during 1999.

    INTEREST EXPENSE. Interest expense increased $70,000, or 636%, to $81,000 for the nine months ended September 30, 1999 from $11,000 for the nine months ended September 30, 1998. This increase can be attributed to higher levels of debt incurred to finance our acquisitions.

    INCOME TAXES. We have not paid income taxes in any of the periods shown due to the operating losses which have been incurred to date. As of December 31, 1997 and 1998, we had net operating loss carryforwards for federal income tax purposes of approximately $4.2 million and $2.8 million, respectively, that will expire between 2012 and 2019 and may be applied to reduce future taxable income.

  YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

    REVENUES. Revenues increased $10.2 million, or 243%, to $14.4 million for the year ended December 31, 1998 from $4.2 million for the year ended
December 31, 1997. This increase was primarily attributable to our acquisition strategy coupled with increased sales of our appraisal and title services. Acquisitions completed in the year ended December 31, 1998 accounted for $5.4 million of the revenue increase.

    COST OF REVENUES. Cost of revenues increased $5.3 million, or 212%, to $7.8 million for the year ended December 31, 1998 from $2.5 million for the year ended December 31, 1997. However, as a percentage of revenues, cost of revenues decreased from 61% for the year ended December 31, 1997 to 54% for the year ended December 31, 1998. The decrease in percentage terms was primarily attributable to a change in product mix. In the year ended December 31, 1997, 35% of our revenues resulted from PRIMISnet and title activity, representing services that were outsourced at a lower margin. For year ended December 31, 1998, title and PRIMISnet revenues represented 23% of our total revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $4.9 million, or 196%, to $7.4 million for the year ended December 31, 1998 from $2.5 million for the year ended December 31, 1997. This was attributable to $3.8 million in field office administrative spending associated with acquisitions made in 1997 and 1998 and increased general corporate spending of $1.0 million.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $84,000, or 69%, to $206,000 in for the year ended December 31, 1998 from $122,000 for the year ended December 31, 1997. Research and development costs in 1998 were primarily attributable to plan design associated with VALUTRACK and VALUEXPRESS.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased $304,000, or 139% to $522,000 for the year ended December 31, 1998 from $218,000 for the year ended December 31, 1997. This increase primarily related to amortization of goodwill resulting from acquisitions.

    INTEREST AND OTHER INCOME. Interest income increased $110,000, or 244%, to $155,000 for the year ended December 31, 1998 from $45,000 for the year ended December 31, 1997. This increase was due to higher average investable balances in 1998.

    INTEREST EXPENSE. Interest expense increased $21,000, or 700%, to $24,000 for the year ended December 31, 1998 from $3,000 for the year ended
December 31, 1997. This increase can be attributed to higher levels of debt incurred to finance acquisitions and capital equipment purchases.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

    REVENUES. Revenues increased $2.3 million, or 121%, to $4.2 million for the year ended December 31, 1997 from $1.9 million for the year ended December 31, 1996. This increase was primarily attributable to our acquisitions and title service growth. Acquisitions completed in 1997 accounted for $870,000 in revenues while increased title activity resulted in an $800,000 increase in revenues.

    COST OF REVENUES. Cost of revenues increased $1.5 million, or 150%, to $2.5 million for the year ended December 31, 1997 from $1.0 million for the year ended December 31, 1996. The increase in cost of revenues was primarily attributable to an increase in overall revenues.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $656,000, or 32%, to $2.5 million for the year ended December 31, 1997 from $1.9 million for the year ended December 31, 1996. This increase was primarily attributable to $444,000 in administrative spending associated with new field offices, and increased general corporate spending of $312,000.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased $123,000 from $0 in the year ended December 31, 1996. Research and development costs in 1997 were attributable to costs associated with the preliminary project stage for VALUTRACK and VALUEXPRESS.

    DEPRECIATION AND AMORTIZATION EXPENSES. Depreciation and amortization expenses increased $43,000, or 25%, to $218,000 for the year ended December 31, 1997 from $175,000 for the year ended December 31, 1996. This increase primarily related to amortization of goodwill resulting from acquisitions.

    INTEREST AND OTHER INCOME. Interest income increased $25,000, or 125%, to $45,000 for the year ended December 31, 1997 from $20,000 in December 31, 1996. This increase was due to higher average investable balances.

    INTEREST EXPENSE. Interest expense was immaterial for the years ended December 31, 1997 and 1996.

LIQUIDITY AND CAPITAL RESOURCES

    Our cash requirements consist primarily of working capital, capital expenditures and acquisitions. Historically, we have funded these cash needs primarily by issuance of securities as follows:

    - During 1995, 1996 and 1997, we raised $5.0 million through a series of private placements of preferred and common stock to various venture capital funds and individual investors.

    - In June 1998, we sold 2,150,000 shares of common stock for $9.0 million to six existing shareholders and four new venture capital fund investors.

    - In November 1998, we borrowed $560,000 from First Union National Bank pursuant to a promissory note secured by a certificate of deposit, payable ratably over a three year period.

    - In May 1999, we sold 1,091,242 shares of Series A convertible preferred stock to existing shareholders for $4.4 million.

    - In August 1999, we entered into a credit facility with Silicon Valley Bank providing for borrowings of up to $2.5 million. As of September 30, 1999, we had drawn $420,000 under this credit facility. Subsequent to September 30, 1999, we repaid the entire outstanding amount under this credit facility with Silicon Valley and cancelled the facility.

    - In September 1999, we entered into a master note and security agreement with Leasing Technologies International, Inc. to fund or refinance the purchase of capital equipment. Maximum indebtedness is not to exceed $2.0 million, to be paid over a two and half year period. As of January 18, 2000, we had drawn $1.5 million under this master note.

    - In September 1999, we issued notes to two existing shareholders for an aggregate principal amount of $1.5 million, which were subsequently converted into shares of Series B convertible preferred stock.

    - In October 1999, we sold 725,130 shares of Series B convertible preferred stock to existing shareholders for $4.4 million.

    - In November 1999, we issued convertible notes and warrants to existing shareholders for aggregate consideration of $10.0 million.

    - In January 2000, we issued of convertible notes and warrants to existing shareholders for aggregate consideration of $9.7 million.

    As of January 18, 2000, we had approximately $13.0 million in cash and cash equivalents. During 1999, we used $1.0 million per month in cash, excluding the cash portion of the purchase price paid in acquisitions. However, we anticipate our monthly cash needs to increase in such areas as sales and marketing, product development and general overhead to support future revenue growth. Current cash obligations include certain capital and operating leases. At January 18, 2000 the approximate future minimum lease payments for non-cancelable capital leases were $1.8 million and future minimum lease payments for non-cancelable operating leases were $4.3 million. We anticipate making additional capital equipment purchases in line with the revenue growth. Additional cash obligations include certain notes payable or deferred payments related to completed acquisitions totaling $6.1 million as of January 18,

2000. We anticipate that we will finance future acquisitions through a combination of cash and the issuance of securities.

    We believe that the net proceeds from this offering will be adequate to meet our cash needs for at least the next 12 months.

IMPACT OF THE YEAR 2000

    Even though we have not experienced any immediate adverse impact from the transition to the year 2000, it is possible that other dates in the year 2000, such as February 29, 2000, may further affect computer software and systems. Certain computer programs that were date sensitive to the year 2000 may not have been programmed to process the year 2000 as a leap year. While we believe that all of our systems are year 2000 compliant, we may discover problems during 2000 that may require expenditures in order for our computer and software systems to be upgraded, modified or replaced. In addition, we do not currently have any information concerning the year 2000 compliance status of our clients or other parties with whom we do business. It is possible that some of the internal systems of our clients or other parties with whom we do business have already been or will be negatively affected by the year 2000 date change. We currently have no contingency plan to manage any year 2000 issues that may arise.

                                    BUSINESS

OVERVIEW

    We are a leading business-to-business, web-based provider of property information services in the United States. We provide appraisals, home inspections, title services, flood determinations, energy audits, valuation tools and other related property information services, all of which our clients can order, monitor, receive and pay for over the Internet using a standard web browser. We believe there are three key differentiating features of our business model:

    - NATIONAL SERVICE DELIVERY PLATFORM anchored by company-owned offices in over 40 markets, including 29 of the top 50 residential real estate markets in the United States, as well as our PRIMISnet network of contract appraisers and home inspectors;

    - WEB-BASED SERVICE DELIVERY through the PRIMIS SERVICE STATION that allows our clients to realize cost savings and improved turnaround times; and

    - SERVICE QUALITY AND CONSISTENCY through a rigorous quality assurance program and aggressive internal use of technology.

    We expect to enter a significant number of additional key markets in 2000 primarily through strategic acquisitions as well as organic growth. Additionally, as we execute our business model, we are compiling what we believe is the most comprehensive database of property information in the industry. We believe this database will become one of our most valuable long-term assets.

    Our clients include 7 of the top 10 and 31 of the top 50 mortgage lenders in the United States. We sell our services to traditional lenders, such as Bank of America, SunTrust and Compass Bank; Internet lenders such as Quicken Loans, a division of Intuit, Inc., Mortgage.com and E-Loan; specialized lenders such as Countrywide Construction Lending and Provident Funding; utility companies; real estate professionals and consumers.

PRIMIS' MARKET OPPORTUNITIES

  THE INTERNET BUSINESS-TO-BUSINESS OPPORTUNITY

    The Internet provides companies the opportunity to conduct business with other companies directly and more efficiently. Business-to-business, or B2B, trade over the Internet is projected to accelerate into a period of "hyper-growth" in the next five years. Forrester Research forecasts that inter-company Internet trade will double every year over the next five years, growing from $43 billion in 1998 to $1.5 trillion in 2003. Internet-based lenders as well as traditional mortgage originators are increasingly relying on e-commerce to procure property information services. We believe that our web-based technology combined with our national service delivery platform and our service quality focus position us well to capture a significant portion of the B2B market for property information services.

  THE PROPERTY INFORMATION SERVICES MARKET OPPORTUNITY

    We believe that the total market for our core property information services is in excess of $5.5 billion annually. Based on available industry data and our internal estimates, we believe that in 1999 the market for appraisal services was approximately $2.4 billion, the market for home inspection services was approximately $2.1 billion, and the market for flood determinations and title services was approximately $1.0 billion. In addition, we believe that we have significant opportunities for growth in the markets for the other property information services we provide, such as energy audits, valuation tools, commercial appraisals, appraisal reviews, phased construction inspections and environmental inspections.

    Commercial banks, mortgage lenders, mortgage brokers and other financial institutions require property information services when they originate first mortgage loans, refinance existing loans or provide home equity loans or lines of credit. Mortgage lenders typically require an appraisal, a title search and a flood determination in the loan approval process. Purchasers of homes and, increasingly, sellers typically seek a home inspection in connection with the purchase or sale of a home. In addition, mortgage lenders are increasingly requiring home inspections as a condition to making mortgage loans.

    We believe that there are two significant trends developing in the mortgage lending industry that will considerably affect the property information services market.

    CONSOLIDATION IN THE MORTGAGE LENDING INDUSTRY. The mortgage lending industry has experienced significant consolidation in the past few years. We believe that this consolidation will continue. The largest 20 mortgage lenders have increased market share considerably in the past few years and, in 1998 originated, underwrote or funded over 40% of all residential mortgage loans in the United States according to Faulkner & Gray's Mortgage Infosource. These multistate lenders are demanding a wide product mix, national coverage and consistent quality of property information services. We believe that a consolidating lending industry is not served well by a fragmented service provider industry.

    EMERGENCE OF INTERNET LENDERS. In addition to consolidation of the mortgage lending industry, according to Forrester Research, online mortgage lending is expected to grow from less than 1% of mortgages funded in 1998 to nearly 10%, or approximately $91 billion, by 2003. This new class of Internet lenders is intensifying the already fierce competition in the mortgage lending industry and increasing the pressure to lower costs and improve margins. To reduce costs, mortgage lenders increasingly seek to reduce the number of vendors with which they do business and to outsource non-core property information functions, such as managing property information and reports required in the mortgage origination process.

    We believe that the emergence of Internet lenders, as well as the consolidation in the mortgage lending industry, is creating a demand for a web-based property information services provider with national coverage that can provide consistent quality services across all of its offices.

  LIMITATIONS OF TRADITIONAL PROPERTY INFORMATION SERVICE PROVIDERS

    We believe that the traditional model for the delivery of property information services has several deficiencies, particularly in light of the changes in the mortgage lending industry described above. These deficiencies include the following:

    - HIGHLY FRAGMENTED MARKET. The property information market is highly fragmented. Based on available data and industry experience, we believe that there are more than 18,000 appraisal companies in the United States, most of which are firms with two to ten employees and minimal geographic coverage. Similarly, we believe there are approximately 18,000 home inspectors in the United States operating in approximately 15,000 firms. As a result, national mortgage lenders and other financial institutions are forced to source their property information services from a myriad of vendors throughout the country.

    - INCONSISTENT QUALITY. Traditional appraisal and home inspection firms generally do not have strict quality assurance programs in place to monitor adherence to industry standards and consistency among individual reports. Many of these providers are small and lack the resources to invest in technology, employee training and continuing education programs. As a result, we believe that many traditional appraisal and home inspection firms cannot consistently deliver high quality services, particularly across a broad geographic region.

    - SLOW, INEFFICIENT DELIVERY. The property information services industry historically has had slow turnaround times between the time an order is placed and final delivery of the report to the client. Ordering property information reports and monitoring their status typically involves time-consuming telephone calls or faxes to different vendors. The appraisal process is frequently the most time-consuming component of the entire mortgage loan origination process. We can usually provide a full appraisal to our large, national clients in 5 days or less, whereas we believe other service providers to these clients typically require 7 to 14 days. Turnaround times can be particularly problematic for management companies, which subcontract appraisal work to individual appraisers who share their fees with the management company and, therefore, have less incentive to rapidly complete their work.

THE PRIMIS SOLUTION

    We are a national source for a wide range of high-quality property information services delivered timely through an automated, web-based platform. We have standardized and streamlined the process of obtaining property information services, and we have done so from the lender's perspective. The key elements of our solution include:

    NATIONAL SERVICE DELIVERY CAPABILITIES. We are a single, national provider of property information services. We currently have company-owned offices in over 40 markets, including 29 of the top 50 residential real estate markets in the country ranked by total mortgage origination volume in 1998. We expect to be in markets covering over 50% of all U.S. loan originations by the end of 2000, primarily through strategic acquisitions but also through organic growth. Additionally, we established PRIMISnet, a network of contract appraisers and home inspectors to service customers in smaller markets where we do not currently have company-owned operations. Importantly, we apply the same quality assurance standards to the services delivered through PRIMISnet as those we apply to our own internal reports.

    FLEXIBLE WEB-BASED PLATFORM. The PRIMIS SERVICE STATION, our web-based platform, enables our clients to place orders, check the status of orders, receive reports in electronic format, receive invoices and pay for services, all by using a standard web browser. Our flexible, open architecture will allow our larger clients to bypass the PRIMIS SERVICE STATION and interface their loan origination systems with the PRIMIS engine through direct connections. In these cases, as clients enter property information into their systems in the loan origination process, the direct connection will allow the clients to place orders, obtain status information and have reports generated and delivered automatically, thereby eliminating an additional data entry step. In addition, we continue to maintain our proprietary software system, VALUEXPRESS, which contains nearly all of the functionality of our web-based platform, and enables our legacy clients that use this software to order our services electronically. Although the majority of our clients currently continue to rely on traditional service delivery methods, we are rapidly moving them to our web-based model.

    HIGH, CONSISTENT QUALITY STANDARDS. We use our internal and external technology to deliver high quality services consistently throughout our national service delivery system. We have automated a number of steps in the service delivery process to minimize staff involvement and the possibility for human errors. For example, our proprietary technology known as the Vista Advanced Inspection Management System, or VISTA, enhances the quality and reliability of our home inspection reports by automating the inspection and report preparation processes. We intend to adapt and customize the VISTA technology to extend to appraisal and other services we offer. In addition, we intend to become the quality standard of the property information services industry by operating the most comprehensive quality assurance program in the industry. Our quality assurance program has three major components:

    - office reviews, in which all of our reports are reviewed by senior reviewers or branch managers prior to their release to clients;

    - dedicated quality assurance team, which reviews randomly selected samples of reports on an ongoing basis in all of our offices; and

    - a training and continuing education program for all of our professionals.

    FAST, EFFICIENT SERVICE DELIVERY. We are able to deliver our property information services to our clients very quickly as a result of our technology infrastructure. Our web-based platform removes many of the time-consuming faxes, phone calls, paper deliveries and other delays associated with searching for local service providers, scheduling appointments, ordering the services, monitoring status and receiving reports. Additionally, we have instituted performance-based compensation programs for our professionals and branch managers that provide incentives tied to targeted turnaround times. Furthermore, by leveraging our national distribution channel and our web-based delivery platform, we believe that we will be able to provide our large national clients in select markets with one-day full appraisal turnaround service, which we call XPEDITE.

    FULL SUITE OF SERVICES. We offer a wide range of property information services, all available through our flexible web-based platform. We sell these services individually or packaged together with bundled pricing, encouraging clients to order multiple services. Our current services include:

    - APPRAISAL SERVICES--valuation tools, automated valuation models, or AVMs, electronic collateral assessments, or ECAs, drive-by appraisals, full appraisals, small residential income property reports and commercial appraisals;

    - APPRAISAL REVIEW SERVICES--desk reviews, four-hour reviews, field reviews and enhanced field reviews;

    - INSPECTION SERVICES--home inspections and new construction inspections;

    - ENERGY AUDITS; and

    - VALUE-ADDED SERVICES--flood determinations and title services.

PRIMIS' STRATEGY

    Our objective is to be the leading web-based provider of property information services in the United States. Our business strategy to accomplish this objective includes the following key elements:

    LEVERAGE INFRASTRUCTURE TO IMPROVE SERVICE DELIVERY.  During the past
12 months, we have invested heavily in our flexible web-based infrastructure to enable us to achieve substantial productivity and efficiency gains. We plan to continue to automate all of the steps in our service delivery process, such as order entry, status inquiry and reports and delivery of reports and billing, in order to minimize staff involvement and the possibility for human errors. We also intend to continue to invest in our internal technology, including adapting the VISTA technology for use by many of our field professionals. We have developed data format structures and system capabilities to retain and leverage the data that we gather, which we believe will allow us to develop new proprietary valuation services and improve the quality and consistency of our services.

    MIGRATE CUSTOMERS TO B2B E-COMMERCE. We intend to facilitate and encourage the use of e-commerce service delivery channels by both our new and existing clients. Many of our larger national accounts already utilize our e-commerce platform to place orders, obtain status information and receive reports in electronic format and experience significant cost savings over traditional service delivery methods. We expect to quickly migrate a significant number of our other clients from traditional service delivery methods to e-commerce. This will further improve efficiency and turnaround time both for us and our clients.

    EXPAND FOOTPRINT THROUGH ACQUISITIONS. In 2000, we intend to focus on acquiring property information services businesses in active residential real estate markets where we do not currently have a significant presence. Our goal by the end of 2000 is to be in markets covering over 50% of all U.S. mortgage loan originations. In making acquisitions, we target primarily larger, well-managed operations that can service national clients, can market our broader range of services and have good reputations

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
for quality. In 2001, we intend to focus on in-market acquisitions to build market share and leverage existing overhead.

    AGGRESSIVELY TARGET NATIONAL ACCOUNTS. We have built and are expanding a seasoned sales force to target and manage larger, national accounts. We believe these national accounts have the greatest need for a national provider of property information services that offers consistent quality, quick turnaround and efficiencies through technology. In addition, we believe these national accounts provide us with a mix of stable business and make our business less sensitive to changes in the economy. Furthermore, this strategy complements the existing, valuable relationships we have with smaller lenders and brokers in our local markets. We will continue to focus on building relationships with the major Internet lenders, regional and national banks, regional and national homebuilders, large credit unions, local mortgage entities and brokers, and real estate agencies.

    DEVELOP AND MONETIZE PROPRIETARY INFORMATION DATABASE. During the normal course of business, we gather, organize and analyze various property data from our nationwide operations. In addition, during the appraisal, home inspection and energy audit processes, we obtain a substantial amount of information about the condition of the real estate properties in our markets. We have developed data format structures and system capabilities to retain and leverage the potential value of this information. Our rapidly expanding database of property information will allow us to increasingly automate the appraisal and home inspection processes. While this information will be useful internally to improve productivity, we believe that this database will become one of our most valuable long-term assets. We believe this data will enable us to develop new proprietary valuation services, improve the quality and consistency of our services, develop tools to value mortgage loan portfolios for investors and servicers and update county and municipal tax assessments.

    ENHANCE PRIMISNET. We intend to transform PRIMISnet from a network of contract appraisers and home inspectors into a network of affiliates with whom we will share our technology, data and clients. In exchange for our technology, access to our database and our referrals, our PRIMISnet affiliates will adhere to the same turnaround times as our staff professionals and share with us their property data generated during the performance of their services. We believe that we can bundle elements of our proprietary systems, broad services offering, national account revenue and name recognition into an attractive package that can be shared with independent professionals or small offices that agree to become part of our PRIMISnet affiliated network. We believe this model is an improvement over the traditional management company model because it adds value to the local appraisal or home inspection firm, increases the qualities and efficiencies they can achieve, creates additional revenue for us and gives us access to property information data from smaller markets.

OUR SERVICES

    We provide a wide range of property information services to various segments of the lending community and to consumers through electronic and traditional channels. Our service offerings include residential and commercial appraisal services, home inspections, energy audits, title services, flood determinations and related property information services.

  APPRAISAL SERVICES

    We believe that we are the only company to offer and deliver a full suite of appraisal services via the Internet. We offer a full spectrum of appraisal services ranging from low cost data access to the most complex valuation assignments that require high levels of expertise. The following is a summary description of our core appraisal services:

    - PRIMIS SNAPSHOT is our software generated data service which provides our clients a first step indication of the value of a particular property based on publicly available property information

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
      and tax assessment data. Currently, this service uses property data we acquire from third parties, which we format and resell under our brand. We intend to enhance this service with our proprietary property information data.

    - AUTOMATED VALUATION MODEL, OR AVM, is our computer software program that analyzes various data elements, primarily tax assessment records and county property records, to determine property valuations. The output of an AVM is not, by itself, an appraisal, but may become the basis for a property valuation for use in certain lending decisions that are more heavily-weighted towards credit factors. Typical users include equity lenders who utilize the service to approve low risk equity loans. We currently resell AVMs provided by several other vendors, and we intend to introduce a proprietary PRIMIS AVM that leverages our extensive proprietary property information database.

    - ELECTRONIC COLLATERAL ASSESSMENT, OR ECA, is an estimate of the value of a residential property made by one of our trained evaluators or appraisers based on publicly available data. This service is typically used in equity lending situations where a lender needs a qualified third-party examination and interpretation of data. Our trained personnel rather than certified appraisers usually complete our ECAs.

    - LIMITED SCOPE APPRAISAL, OR LSA, is a valuation service that requires an appraiser to view the residential property. This service is typically used in equity lending situations where a lender needs a qualified third-party examination and interpretation of data and, due to a higher level of risk, requires that a certified appraiser perform the analysis.

    - DRIVE-BY APPRAISAL is a standard appraisal required by Fannie Mae and the Federal Home Loan Mortgage Corporation, or Freddie Mac. This type of appraisal requires that the appraiser view the residential property being evaluated, but does not require an inspection of the inside of the property. This service is heavily utilized in both equity and first mortgage lending.

    - UNIFORM RESIDENTIAL APPRAISAL REPORT, OR URAR, is the most comprehensive residential property appraisal service. This type of appraisal involves, among other things, an inspection of the inside of the property by the appraiser and a more in-depth analysis and visuals of comparable sales. This is the most typical appraisal service approved by lenders and investors for determining values, primarily for first mortgage loans.

    - SMALL RESIDENTIAL INCOME PROPERTY REPORT is an appraisal of small apartment buildings and condominiums. These are standard appraisal services that include in-depth analysis and visuals of the interior and exterior of the property as well as a complete analysis of comparable properties.

    - COMMERCIAL APPRAISAL is an appraisal of commercial, industrial, and multi-family properties. We market these services to leverage our regional and national coverage areas, technology platform and existing client relationships. Commercial appraisals include in-depth analysis of the property and comparable properties, and usually include analysis of rental revenue potential.

    - APPRAISAL REVIEW SERVICE involves the review of appraisals performed by other firms at the request of investors who purchase mortgages or invest in mortgage pools. We offer desk reviews, four-hour reviews, field reviews and enhanced field reviews. Our certified appraisers review the work of other appraisers to ensure that Uniform Standards of Professional Appraisal Practice, or USPAP, guidelines were followed and that the appraisers chose realistic sales data to help in determining the value of the property. This service is typically required by wholesale lenders and investors to guard against fraud on loans or portfolios of loans they are purchasing.

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
  INSPECTION SERVICES

    In January 2000, we entered the market for home inspection services through the acquisition of InspecTech, the third largest home inspection firm in the United States and the largest on the West Coast. Following our acquisition of InspecTech, we now have home inspection operations in California, Arizona, Washington, New Jersey and Colorado. InspecTech had 96 employee and franchise inspectors as of December 31, 1999. InspecTech performed over 30,000 inspections during 1999.

    As a result of our acquisition of InspecTech, we are able to provide the following inspection services:

    - HOME INSPECTIONS involve the examination of the structure and systems of a house and the issuance of a report on the condition of the house by an independent professional. We perform home inspections for buyers or sellers of residential properties during the purchase and sale process and for financial institutions in connection with their evaluations of non-performing mortgage loans.

    - PHASED INSPECTIONS involve the inspection of a home by one of our professionals at various points in time during the construction process. We provide these services to financial institutions that provide construction loans for new homes.

    - ENVIRONMENTAL INSPECTIONS consist of water quality surveys, termite inspections, radon detection and inspections for lead-based paint and asbestos. We generally provide these services to home purchasers together with the basic home inspection.

    We ensure rapid delivery of consistent high-quality inspection services through the use of our VISTA system, which allows a home inspector to carry a hand-held, stylus-based device from room to room. The inspection software displays appropriate categories and comments for over 500 building systems and components from the extensive VISTA comment library. The VISTA system allows an experienced inspector to increase the detail and thoroughness of the home inspection report without an undue increase in time and effort. An inspector equipped with the VISTA system and a portable color printer can perform an extensive home inspection and print a comprehensive report on site. Inspectors use their computers to connect to corporate headquarters and transfer inspection data into our centralized database. At the same time, they retrieve booking and scheduling information from our database.

    We intend to adapt and customize the VISTA technology to extend to appraisal and other services we offer. Once this technology is fully integrated, all of our professionals will operate on an identical technology platform and will perform all their field work through the use of a hand-held device. They will also communicate through wireless modems and transfer information back to our National Service Office. Our goal is that one field professional, in just one visit, can gather the data to provide multiple services with respect to that property.

  ENERGY AUDITS

    We perform energy audits of homes for utility companies such as Southern California Gas pursuant to annual contracts. An energy audit involves the inspection of a house to evaluate and gather information about heating and air conditioning systems, appliances, ambient temperature and other readings. We perform an energy audit to establish an energy footprint and a rating with respect to the energy efficiency of the house and its systems. The information provided by the inspector allows the homeowner to make intelligent decisions about investing in system upgrades, the cost of which is often subsidized by utility company rebate programs, to reduce overall energy consumption and lower utility bills.

    Historically, utilities have staffed and run such programs in-house, but are under increasing pressure to outsource these programs to reduce costs. For example, the California Public Utilities

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
Commission has instituted a program that involves home inspectors gathering additional data during the course of their regular home inspections, in a manner that would take only an additional 10 to 15 minutes. This information is input into software developed for this purpose, which generates an energy efficiency rating and report on the home. The report includes recommendations for system upgrades, along with costs, savings, environmental benefits, and information on various rebate and incentive programs to help subsidize the costs of renovations. The demand for energy audits is driven by regulations enacted by various states, including California, Texas and Massachusetts, which require that a portion of the ratepayer utility revenues be set aside by utility companies for programs that encourage energy use efficiencies.

  FLOOD DETERMINATIONS

    Our flood determination service is a critical component for many mortgage lenders and consumers. This service provides information on whether a property is located in a flood zone and what potential exposure the property has to flood damage. Our clients use our flood determination service to evaluate whether the property qualifies for government and government-sponsored lending programs such as Freddie Mac, Fannie Mae, Veteran's Administration or Federal Housing Administration. In situations where flood insurance is not available, such as coastal zones, Federal Emergency Management Agency, or FEMA, suspended communities and communities not yet mapped, we provide information to assist our clients in assessing the risk of acquiring property without flood insurance coverage. This service makes use of data we purchase from a third-party provider. Our provider uses industry-leading mapping technology, the latest FEMA information, as well as community classifications from the National Flood Insurance Program to provide swift and accurate flood zone determinations. These determinations are ordered and delivered through the PRIMIS SERVICE STATION over the Internet, usually within minutes.

  TITLE SERVICES

    We provide a full range of title services for the markets that we service. We can deliver quick and accurate property reports and title insurance commitments electronically or by fax to meet the needs of our clients, often within 24 to 48 hours. We provide a variety of title services for mortgage originators and some of the nation's leading underwriters of title insurance, such as limited title reports, full title reports, title recordings, tax information and property reports. Although representing a small percentage of our revenue, title services represents a key opportunity to establish a relationship with new clients and homebuyers and, at the same time, gather additional data. Since we originate but do not underwrite title insurance policies, we are not subject to underwriting risks.

  OTHER POTENTIAL SERVICES

    Our technology enables us to provide enhanced and new services such as construction inspections, hybrid inspection/appraisals for repossessed properties, homeowner subscription services and closing services. In addition, we anticipate leveraging our expansive database to offer clients appraiser data subscriptions, appliance/conditions marketing tools, commercial data/AVMs and mortgage investor models. We believe that we will have significant opportunities to cross-sell these additional services to clients who purchase our core appraisal and home inspection services.

FLEXIBLE WEB-BASED SERVICE DELIVERY PLATFORM

    We can deliver all of our services to our clients through our flexible web-based platform. This platform allows service delivery through either of two primary e-commerce channels: the PRIMIS SERVICE STATION or, for our larger clients, a direct electronic connection to the PRIMIS engine.

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
  THE PRIMIS SERVICE STATION

    The PRIMIS SERVICE STATION is our web-based resource for property information services. Our clients can use the PRIMIS SERVICE STATION at www.primis.com to review information about our suite of services and place orders. From the PRIMIS SERVICE STATION, by using a standard web browser, the user can:

    - place orders for all of our services;

    - review pricing information;

    - monitor the status of orders;

    - review, download and print reports;

    - receive and review billing;

    - generate an AVM;

    - review archived reports; and

    - review, search or manipulate lists of orders by category for any service ordered.

    The PRIMIS SERVICE STATION provides our clients with a convenient channel for ordering and receiving property information services. By using the PRIMIS SERVICE STATION channel, our clients can achieve cost savings and substantially reduce turnaround times. We believe that the advantages of the PRIMIS SERVICE STATION over traditional paper-based methods of delivery of property information services will enable us to establish stable, long-term relationships with our national clients and to attract new clients.

  DIRECT CONNECTIONS

    Our web-based platform has the flexibility to support direct connections for our larger clients. Our open architecture will allow these clients to bypass the PRIMIS SERVICE STATION and interface their loan origination systems with the PRIMIS engine through direct electronic connections. These direct connections will allow the clients to place orders, obtain status information and have reports generated and delivered automatically, thereby eliminating an additional data entry step. The direct connection will be able to support all of the same functionality as our PRIMIS SERVICE STATION, yet will eliminate the data entry step. In addition, we believe that the direct connection platform will help to preserve and enhance our relationship with our larger customers, because the direct connection will make it more difficult for them to switch to alternative property information services providers.

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
QUALITY ASSURANCE PROGRAM

    We believe we operate the most comprehensive quality assurance program in the property information services industry. Our quality assurance program ensures that we meet or exceed acceptable industry standards in providing our services and that we provide a consistent level of quality across all of our locations.

    The PRIMIS quality assurance program has three critical components:

    - OFFICE REVIEW. All of our reports are reviewed at the local offices prior to their release to clients. In most cases, the branch manager, who has extensive industry experience and who has achieved requisite certification, performs the review. We believe that quality control is one of the primary responsibilities of each branch manager. In some of our larger offices, this function is performed by a senior reviewer who is responsible for reviewing reports.

    - QUALITY ASSURANCE TEAM. Our dedicated quality assurance team reviews randomly selected samples of reports on an ongoing basis in all of our offices. The quality assurance team summarizes its findings into a rating for each staff professional and each office. We hold each branch manager accountable for maintaining a satisfactory rating from the quality assurance team. We also evaluate and compensate branch managers based on their ability to produce a high rating from the quality assurance team. A staff professional who fails to meet quality assurance team standards is either terminated or returned to a trainee status where the professional can obtain constructive coaching and more extensive monitoring and review.

    - TRAINING. We emphasize training for all of our professionals and conduct a rigorous ongoing training program. We require appraisers and inspectors to take continuing education courses, and we provide both educational allowances and financial incentives to assist them in meeting those requirements. For example, we require appraisers to complete at least
      20 hours of continuing education each year. In addition, our quality assurance team conducts continuing professional education at each field office on an annual basis to ensure our employees provide consistent quality throughout our national network of offices.

    We maintain databases of staff appraisers, contract appraisers and fee appraisers. These databases include resumes, work samples and licensing information. We continually monitor all licenses and certifications to ensure that they are current and meet the high expectations of our clients.

SALES AND MARKETING

    We utilize a multi-tiered sales model to attract new clients and to increase the level of services we provide to existing clients. Our sales department is divided into national and local sales groups. Our national sales force calls on large, national mortgage lenders, real estate companies and strategic accounts. Our local sales force consists primarily of account executives who are in touch with their local areas and understand the needs of their communities. These account executives call on financial organizations, local mortgage lenders and real estate professionals to foster and maintain close ties in the local real estate industry.

    Our account executives initiate contacts with clients through a variety of methods, including attending trade shows, receiving recommendations from existing clients, making cold calls, advertising, building on local relationships to sell to national organizations and capitalizing on relationships previously forged by acquired companies. Our account executives work with clients to encourage use of PRIMIS services and to explore new sales and revenue opportunities. In addition, our account

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
executives develop and maintain relationships with decision-makers and influence significant buying decisions. It is our account executive's responsibility to:

    - DEVELOP AND EXECUTE STRATEGIES TO GAIN ADOPTION OF OUR PROPERTY INFORMATION SERVICES including informing clients of all service offerings, methods of connectivity and implementation timelines, developing sales presentations, visiting existing clients to grow revenue opportunities, reviewing monthly revenue reports to understand activities and trends and monitoring service quality and turnaround times;

    - LEAD AND MANAGE THE SERVICE AGREEMENT PROCESS by managing all contract-related issues and negotiations (pricing, terms and conditions), reviewing contracts three to six months before renewal date and developing and delivering both new and renewal contract proposals;

    - ESTABLISH AND MANAGE CLIENT REVENUE OBJECTIVES by influencing client buying decisions and working to encourage increased property information services growth;

    - CONTINUALLY DEVELOP EACH CLIENT RELATIONSHIP by learning and documenting a client's industry, organization, strategy, personnel, and politics and participating in regularly scheduled meetings with the client's executive and senior-level managers including account reviews; and

    - COMMUNICATE AND REPORT TO OUR MANAGEMENT ON A REGULAR BASIS with respect to support service issues and sales activities.

    We compensate our account executives through a mix of a base salary and a performance bonus. The starting base pay is determined by agreement and is often dependent upon education, prior work experience, and acquired skills in light of the base pay compensation being paid to those in the relevant job market with comparable characteristics. Adjustments in future years are dependent upon individual performance factors, as well as overall company guidelines that are set in light of current economic conditions. The performance bonus is principally divided into two primary components, new accounts and revenue growth. The new accounts component is directly tied to securing new business from high potential clients. Account executives are provided a list of target accounts and are compensated on their ability to secure agreements, contracts, or significant revenues from the target list. We apply a point system to give reasonable credit for business obtained on a quarterly basis. We base the revenue growth component of the compensation on the achievement of quarterly revenue targets from assigned clients.

    To service and grow our high potential accounts, we have developed a special service level called PRIMIS SELECT to provide higher priority service. PRIMIS SELECT clients have dedicated client teams consisting of account managers, a relationship manager, and a seasoned account executive. These client teams proactively manage the account relationship and day-to-day service issues that are unique to high volume clients. The teams work closely with their assigned clients and act as our internal PRIMIS SELECT client coordinators to ensure that we are responding to our clients' requests with the appropriate sense of urgency and commitment. In most cases, our PRIMIS SELECT clients receive a higher priority of service and guaranteed turnaround times, often within three days.

    Our sales strategy for the national accounts is to secure agreements from larger or high profile clients whenever possible. We have been successful in securing agreements with several high profile clients including Bank of America, E-Loan and Quicken Loans. In addition, we have developed partnerships with aggregators such as Homebid.com, RealEstate.com and Homespace.com, as a way to reach consumers directly without the need for expensive sales forces and marketing campaigns. These aggregators are Internet-based companies that provide comprehensive web sites with information for homeowners, including information on movers, furnishings, real estate services and mortgage lenders. Increasingly, homeowners are playing a greater role in ordering appraisals and home inspections as a result of heightened consumer awareness and greater access to information. As the aggregators bring

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
consumers into the appraisal and inspection ordering market, we will adapt our market to increase our focus on the consumer directly.

    We expect to continue to invest significant time, effort and financial resources to market and promote our new and existing services and build the PRIMIS brand name. To increase customer penetration and increase the level of services used by our customers, we use a coordinated array of marketing techniques, including advertising, industry trade shows, direct mail, promotional items, direct sales and channel partner marketing.

OUR CLIENTS

    We market and sell our services to traditional lenders (mortgage brokers, mortgage companies and commercial banks), Internet lenders, specialized lenders, utility companies, real estate professionals and consumers.

    The following is a list of our more significant national clients, based on revenues in each of these industry sectors:

TRADITIONAL LENDERS  INTERNET LENDERS    SPECIALIZED LENDERS     CHANNEL PARTNERS/OTHERS
-------------------  ----------------  ------------------------  -----------------------
Bank of America      E-Loan            Conti Mortgage            Countrywide
Compass Bank         Mortgage.com      Countrywide Construction    Quality Control
Chase Mortgage       Quicken Loans     First Franklin            Homespace.com
Navy Federal                           Olympic Funding           Investors Title
  Credit Union                         Provident Funding         RealEstate.com
SunTrust                                                         Trans Union
                                                                 U.S. Appraisals

    TRADITIONAL LENDERS. We define traditional lenders as mortgage brokers, mortgage companies and commercial banks. There are approximately 20,000 mortgage brokerage operations in the United States according to the National Association of Mortgage Brokers. Most of these brokers operate in local markets originating loans for multiple underwriters who purchase the closed loans. Brokers earn revenues by charging origination fees to the mortgage consumer and by generating gains on the sale of closed mortgages. Mortgage brokers typically purchase traditional full-appraisals, flood determinations and title services and recover the cost from the consumer at closing.

    Mortgage companies operate more broadly than brokers, originating, funding, securitizing and servicing mortgages. Most mortgage companies operate a wholesale division to purchase closed loans from mortgage brokers. This portion of the mortgage industry has experienced significant consolidation. The top 20 lenders have increased market share considerably and now originate, underwrite or fund over 40% of all residential mortgage loans. We believe that the mortgage industry will continue to consolidate as the industry experiences pressure to lower costs and improve margins. Mortgage companies purchase traditional full-appraisal services for the loans they originate and also purchase our appraisal review services as an additional underwriting control with respect to mortgages purchased from mortgage brokers through their wholesale divisions. Currently, we have business relationships with 31 of the top 50 mortgage companies ranked by mortgage originations in 1998.

    Commercial banks also originate first mortgage loans either directly or through a mortgage subsidiary. Additionally, banks operate consumer lending divisions, which originate home equity loans. Commercial banks generally purchase from us traditional full-appraisals and drive-by appraisals for first mortgages they originate; limited scope appraisals and electronic collateral assessments for home equity loans; and automated valuation models and PRIMIS SNAPSHOT data in connection with the evaluation of non-performing assets.

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
    INTERNET LENDERS. Because the traditional mortgage process can be inefficient and expensive, several mortgage brokers have developed the capability to offer mortgages over the Internet. Internet lenders have introduced a more automated process and charge fees 50% to 70% lower than the amounts charged by traditional mortgage brokers.

    SPECIALIZED LENDERS. We have identified several specialized segments within the mortgage lending industry that are clear targets for our systems and services. These segments include new construction builders and lenders, relocation lenders and wholesale lenders. These clients are typically less price sensitive and place an even greater emphasis on speed, geographic coverage, quality and hands-on service. Specialized lenders generally purchase our appraisal services.

    UTILITY COMPANIES. Some states, such as California, Texas and Massachusetts, have enacted requirements that a portion of the ratepayer utility revenues be set aside for programs to encourage more efficient energy use. We market and sell our energy audit services to utility companies that are in the process of designing or implementing mandated energy efficiency programs.

    REAL ESTATE PROFESSIONALS AND CONSUMERS. Both real estate professionals and consumers purchase or direct purchases of home inspections in many real estate transactions. In fact, most real estate sales contracts encourage home buyers to conduct professional home inspections prior to closing. In addition, we believe that the acceptance of low-end, automated valuation products will increase the number of consumers who purchase appraisals directly from appraisal firms to establish their homes' values prior to or during the sales process or to cancel private mortgage insurance, or PMI. We plan to market our property information services to real estate professionals and consumers by offering our services through various real estate agencies and Internet portals that target home buyers and sellers.

OUR ACQUISITION STRATEGY

    Our strategy is to make acquisitions in order to:

    - ENTER NEW MARKETS to expand our national footprint;

    - EXPAND IN EXISTING MARKETS through in-market acquisitions; and

    - EXPAND OUR SERVICE OFFERINGS through the acquisition of businesses with complementary or additional property information service offerings.

    We expect to enter a significant number of additional key markets in 2000, largely through strategic acquisitions. In 2001, we intend to focus on in-market acquisitions to build market share and on strategic acquisitions to expand our service offerings.

    As the only major acquiror in the property information services industry, we believe that we will readily be able to acquire attractive companies. We believe that local property information services businesses will benefit from our technological advantage, national distribution and data network and brand name.

    Our acquisition strategy is carried out by two separate departments. Our Mergers and Acquisitions department identifies potential acquisition candidates and negotiates and completes our acquisitions. Our National Service Office conducts the integration of all completed acquisitions into our company. This separation of acquisition-related duties allows each department to focus on its specific responsibilities.

    We target primarily larger, well-managed operations that can service national clients, can market our broader range of services and have good reputations for quality. We generally focus on companies that have significant presence in their local market, can extend our operational infrastructure and/or add strategic proprietary technology that we deem critical to maintaining our competitive position.

    Following an acquisition, our National Service Office prepares an integration project plan for the acquisition, to be implemented over a period of 30 to 90 days. Our integration process has three primary goals: (1) to implement PRIMIS operating processes and programs quickly, (2) to upgrade the acquired company's technology and systems to PRIMIS standards, and (3) to improve local office productivity. The National Service Office is the focal point and coordinates the activities of other PRIMIS departments, such as accounting, human resources and information technology. Three project managers with integration backgrounds manage individual project plan tasks until the integration process is successfully completed.

    Our National Service Office reviews status and issues tracking reports using standardized formats and procedures. Acquired companies' branch managers report to the National Service Office until the integration is completed. After integration is completed, the branch managers report to the appropriate PRIMIS regional manager.

    The following is a summary of the acquisitions we have completed since January 1, 1999:

           BUSINESS ACQUIRED                LOCATION                       SERVICE
---------------------------------------  ---------------  -----------------------------------------
Bliss Associates, Inc.                   Kansas City, MO  Commercial and residential appraisal
                                                            services
The Appraisal Company                    Knoxville, TN    Residential appraisal services
InspecTech Corporation                   San Ramon, CA    Home inspection services
Fournier, Crane & Associates, Inc.       Phoenix, AZ      Commercial and residential appraisal
                                                            services
Stewart Title of Birmingham, Inc.        Birmingham, AL   Title services
E.T. Jones & Associates, Inc.            Dallas, TX       Commercial and residential appraisal
                                                            services
Cramer Property Services Incorporated    Seattle, WA      Commercial and residential appraisal
                                                            services
First Houston Appraisal Group            Houston, TX      Residential appraisal services
The William Fall Group, Inc.             Toledo, OH       Commercial and residential appraisal
                                                            services

PRIMISNET

    PRIMISnet is our network of contract appraisers and home inspectors that provide services in smaller markets where we do not currently have company-owned operations. We have built a network that ensures coverage in every state and virtually every county. Prior to selecting a PRIMISnet contractor, we review all qualifications, including samples of work and professional certifications, to ensure that the contractor can meet our quality standards.

    We pay our PRIMISnet contractors a portion of the fee we receive from our clients for each property report completed. Typically, this fee is negotiated based on the type of service requested and is affected by the volume of work that we generate for the contractors. In many cases, we are able to negotiate attractive fees because of the volume driven by our national accounts. In addition, unlike traditional management companies who derive all of their revenues from this model, we are able to share more of the fee with our PRIMISnet contractors. We believe our model has a direct, positive influence on meeting turnaround and quality expectations. All orders completed by our PRIMISnet contractors go through the same rigorous quality review process that we apply to our internally-generated reports before being delivered to our clients. In addition, we actively track and monitor both turnaround and quality scores for our PRIMISnet contractors and aggressively manage service commitments.

    We intend to transform PRIMISnet from a network of contract appraisers and home inspectors into a network of affiliates with whom we will share our technology, data and clients. In exchange for our technology, access to our database and our referrals, our PRIMISnet affiliates will adhere to the same turnaround times as our staff professionals and will provide data to us to enhance our existing database of property information.

    We believe we can bundle elements of our proprietary systems capabilities, broad service offerings, national account revenue and name recognition into an attractive package that can be shared with independent professionals and small offices that agree to become PRIMISnet affiliates. We believe this model is an improvement over the traditional management company model because it adds value to the local appraisal or home inspection firm, creates additional revenue for us and gives us access to property information data from smaller markets.

TECHNOLOGY AND SYSTEMS

    The key to our productivity and processing is combining our technology infrastructure with our proprietary software, which we call the PRIMIS engine, to manage our property information services. The backbone of the PRIMIS engine is an Oracle 8i Internet-enabled relational database that stores all information that is entered into our systems. Personnel at our offices enter data into the PRIMIS engine through connections on an intranet. The hardware infrastructure for this intranet consists of Cisco routers and switches, frame relay service provided by AT&T, and servers that run Windows NT or UNIX operating systems.

    The architecture behind our technology infrastructure allows for scalability as transaction volume increases. We can continually upgrade our systems to increase processing efficiency and reduce bottlenecks. We developed the PRIMIS engine using object oriented technology. Object oriented technology reduces the complexity of coding software by enabling developers to build scalable solutions using individual subsets, known as objects, that perform specific functions. There are more than 70 objects connected together to form the PRIMIS engine. This isolation of functionality into smaller pieces of software allows us to act or react to a changing market quickly. The software also allows us to add new services and build customized solutions for customers quickly without compromising the integrity of the software in production.

    We primarily use Sun Microsystems servers that run the Unix (Solaris) operating system for our Internet infrastructure. Our web site obtains real-time information from the Oracle database as it is updated by our offices and can route the requested information to the user over a secure connection. Our flexible web-based platform was designed to use existing Internet standards so that our clients can use existing hardware and software to interface with us using a standard web browser.

COMPETITION

    The market for property information services is highly competitive, and we expect competition to intensify in our industry in the future as companies adapt to the new e-commerce environment. We compete primarily with large national management companies, independent local appraisal firms and franchised and local home inspection companies.

    MANAGEMENT COMPANIES. Currently, the management company model is the only method of national delivery within the real estate appraisal industry. Management companies operate as brokers obtaining orders from lenders and distributing those orders to independent fee appraisers. Several of these firms are wholly owned divisions of larger publicly held companies. Primary management company competitors include Market Intelligence, owned by Fidelity Title; Lender Services, Inc.; First American Real Estate Information, Inc., owned by First American Financial Corporation; and U.S. Appraisal Company. Some management companies who are our competitors also use our appraisal services from time to time on a fee-sharing basis. We believe the management company model using independent fee appraisers is inferior to the staff and affiliated appraiser model that we operate. Because they must share their fees with management companies, independent appraisers often prioritize management company assignments lower than assignments from their primary clients, the local mortgage brokers. As a result, the management companies typically suffer from inconsistent product quality and poor turnaround times, particularly during peak periods. However, despite these perceived deficiencies, the leading management companies are large, nationally-recognized organizations that, compared to us, are better capitalized and have greater assets and access to superior resources.

    LOCAL APPRAISAL COMPANIES. Based on available data and industry experience, we believe there are more than 18,000 appraisal companies in the United States. Most of these firms have two to ten employees. Most of the local appraisal firms have a small list of clients with which they do business, primarily mortgage brokers. The quality of appraisals varies by individual appraiser and firm. We believe that because many smaller firms have a highly concentrated customer base, they face considerable pressure to produce valuations consistent with the mortgage brokers' requirements to complete the transaction. This, we believe, is especially true for appraisers who service sub-prime lenders who originate mortgages with loan-to-value ratios over 100%.

    HOME INSPECTION COMPANIES. Based on available data and industry experience, we believe there are approximately 15,000 home inspection companies and 18,000 total inspectors in the United States that perform pre-purchase inspections. We believe that because of lack of training and lack of professional certification and standards, many home inspections are of poor quality. We also believe, however, that both the economics of the home inspection business, a low-cost service which protects against high-cost risks, and the dynamics of consumer protection legislation will increasingly favor high-quality providers. In addition, in the home inspection business, we compete with two large franchise organizations, Amerispec and Housemaster, a division of ServiceMaster. Both Amerispec and Housemaster have followed growth strategies of selling large exclusive protected territories to individual franchise inspectors, which, we believe, seriously limits their expansion capabilities. However, despite these perceived deficiencies, Amerispec and Housemaster are large organizations that, compared to us, are better capitalized and have greater assets and access to superior resources.

LICENSING AND REGULATION

    Real estate appraisers are required to be licensed. The licensing and certification process was mandated by the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, or FIRREA. Under FIRREA, the states are responsible for establishing the educational and experience requirements necessary to obtain and retain an appraisal license. The Appraisal Standard Board, or ASB, of The Appraisal Foundation develops, publishes, interprets and amends the Uniform Standards of Professional Appraisal Practice, or USPAP, on behalf of appraisers and the users of appraisal services. All licensed and certified appraisers must follow USPAP rules and regulations.

    Currently, New Jersey, Oregon, North Carolina, South Carolina, Texas, and Wisconsin have inspector licensing laws, and states that require registration or certification include Alabama, Arkansas, Nevada and Tennessee. Other states such as California, Arizona, Washington, Pennsylvania, Illinois and New York are expected to pass similar legislation during 2000. Much of this licensing legislation makes use of the codes of conduct of the American Society of Home Inspectors, or ASHI, or the California Real Estate Inspection Association, or CREIA, the two leading home inspection organizations nationwide. All our home inspectors are required to pass ASHI or CREIA exams and attain membership in one of these two organizations.

INTELLECTUAL PROPERTY

    Our intellectual property and technologies are important to our business. We own the Internet domain name PRIMIS.COM. We intend to file for federal trademark registration for the marks PRIMIS as well as other trademarks or service marks incorporating the PRIMIS brand name. It is possible, however, that these applications may not be approved.

    Our success depends in part upon developing, building and protecting intellectual property and technologies. Generally, we have relied upon trademark and copyright law, trade secret protection, and confidentiality and other contractual agreements with employees, clients and others to protect our proprietary interests. We intend to use similar protections with these parties and our PRIMISnet affiliates in the future.

    Notwithstanding these precautions, our efforts to protect our intellectual property and technologies may not be adequate. Our competitors may independently develop similar technologies to ours or duplicate our information database or web-based service delivery platform. There can be no assurance that steps that we have taken or will take will be adequate to prevent misappropriation, infringement or other violations of our intellectual property and technologies, or deter third-party development of similar technologies.

EMPLOYEES

    We had 570 employees as of January 18, 2000, including 21 in sales and marketing, 21 in information technology, 48 in management and administration, and 480 in field operations and branch administration. We believe that our future success will depend on our continued ability to attract and retain highly skilled and qualified employees. None of our employees is currently covered by a collective bargaining agreement. We believe that we have good relationships with our employees.

FACILITIES

    We are headquartered in Alpharetta, Georgia, an Atlanta suburb, where our executive and administrative offices are located. Our lease for our executive offices expires in May 2004, and covers an 11,753 square foot central office facility. We also lease approximately 40 other office facilities in all of the markets in which we operate. Generally, these facilities are less than 5,000 square feet and house our regional branch offices.

    We believe that our leased facilities are adequate to meet our current needs in the markets in which we currently operate. Additional facilities will be required as our business grows and we expand into new markets.

LEGAL PROCEEDINGS

    From time to time, we are made a party to routine litigation incidental to our business. As of the date of this prospectus, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our company.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The following table sets forth the names, ages and positions of our executive officers and directors as of the date of this prospectus:

NAME                                       AGE      POSITION
----                                     --------   --------
C. James Schaper.......................     48      Chairman of the Board, President and Chief Executive
                                                      Officer
Leslie H. Schreiner....................     36      Vice President, Chief Financial Officer and Secretary
Kevin P. Castle........................     43      Vice President--Operations
Revell L. Fraser.......................     38      Vice President--Marketing and Strategic Development
J. Chris Foretich......................     39      Vice President and Chief Information Officer
M. Brent Burns.........................     36      Vice President--Sales
Connie C. Breeser......................     42      Vice President and Chief Legal Officer
Kathleen G. Bergeron...................     47      Vice President of Human Resources
Donald W. Burton.......................     55      Director
Douglas F. Cobb........................     42      Director
Alan Colner............................     45      Director
Michael E. Gellert.....................     68      Director
J. David Grissom.......................     61      Director
Geoffrey P. Mott.......................     47      Director
Jack Tyrrell...........................     53      Director

    C. JAMES SCHAPER has served as our Chairman of the Board since January 2000 and as our President and Chief Executive Officer and director since April 1999. From February 1997 to June 1998, Mr. Schaper served as Executive Vice President and Chief Operating Officer of Per-Se Technologies, Inc., formerly known as Medaphis Corporation, a healthcare services and software company, where he was responsible for all operations of the software and services units. From August 1994 to November 1996, Mr. Schaper served in various capacities with Dun and Bradstreet Software, including President and Chief Executive Officer in 1996, Chief Operating Officer from 1995 to 1996 and Senior Vice President, Field Operations from 1994 to 1995.

    LESLIE H. SCHREINER has served as our Vice President, Chief Financial Officer and Secretary since July 1999 and is responsible for accounting, finance, budgeting and human resources. From April 1987 to June 1999, Ms. Schreiner served in various capacities, including Vice President of Finance, with Information America, Inc., a national online database company for publicly available information. From February 1995 to June 1999, Ms. Schreiner was the senior financial executive for Information America, responsible for all aspects of finance, including strategic financial planning.

    KEVIN P. CASTLE has served as our Vice President--Operations since
December 1999 and is responsible for field operations and our National Service Office. From February 1998 to December 1999, Mr. Castle served as Senior Vice President--Operations of Per-Se Technologies, Inc., formerly known as Medaphis Corporation, where he was responsible for company operations. From 1995 to 1998, Mr. Castle served as Senior Vice President of Technology Management Services, a subsidiary of GE Capital Services Corporation, where he was responsible for new and existing customer relationships. From 1993 to 1995, Mr. Castle served in various capacities with Alltel Corporation, including as Senior Vice President--Operations in 1995.

    REVELL L. FRASER has served as our Vice President--Marketing and Strategic Development since October 1998 and is responsible for developing and executing our marketing, product, and sales strategies, including developing and maintaining relationships with strategic and national accounts. From June 1997 to October 1998, Mr. Fraser served as Vice President--Sales and Relationship

Management of CheckFree Corporation, a leading provider of electronic commerce services. At CheckFree, Mr. Fraser managed the sales and account management functions for CheckFree's strategic accounts. From July 1979 to June 1997,
Mr. Fraser served in various capacities with NationsBank and BankSouth Corporation (which was acquired by NationsBank in 1996), including Senior Vice President--Senior Project Manager, Alternative Banking Strategies from November 1995 to June 1997 and Senior Vice President--Direct Banking from January 1994 to November 1995.

    J. CHRIS FORETICH has served as our Vice President and Chief Information Officer since November 1998 and is responsible for managing our national electronic infrastructure and Internet strategies. From December 1996 to October 1998, Mr. Foretich served as Vice President, Information Technology for Auto Lenders' Acceptance Corporation, an operating unit of Fortis, Inc., a $4 billion holding company specializing in finance, insurance and benefits. At Fortis, Mr. Foretich was responsible for Internet development, operations of electronic infrastructure, strategy and executive management. From November 1984 to November 1996, Mr. Foretich served in various capacities with Rexam, Inc., a $1.7 billion globally diversified manufacturer, including Director of Information Technology from November 1993 to November 1996.

    M. BRENT BURNS has served as our Vice President--Sales since August 1999 and is responsible for managing the overall business relationships with all major regional and national mortgage lenders. From September 1998 to August 1999, Mr. Burns served as the Vice President of Account Management at CheckFree Corporation, where he managed client relationships with CheckFree's top 100 financial institutions, brokerage firms and credit unions and the sales activities for those clients. From October 1988 to September 1998, Mr. Burns was the Atlanta Bond Manager for CitiGroup (formerly Travelers Group), where he managed client relationships and the underwriting of financial guarantees for major clients throughout the southeast United States.

    CONNIE C. BREESER has served as our Vice President and Chief Legal Officer since November 1999 and is responsible for managing our in-house legal operations. From June 1988 to July 1999, Ms. Breeser served with Norrell Corporation (which was acquired by Interim Services in 1999), a national provider of temporary personnel and outsourcing services. At Interim Services and Norrell, Ms. Breeser served as Vice President and Assistant General Counsel from December 1997 to July 1999 and Associate Counsel from June 1988 to December 1997, where she was responsible for corporate contractual legal matters.

    KATHLEEN G. BERGERON has served as our Vice President--Human Resources since December 1999 and is responsible for all human resources functions, including compensation and benefits, recruiting, training, performance issues and organizational development. From January 1997 to October 1999, Ms. Bergeron served as Executive Vice President and Chief of Staff of Associated Industries of Florida and Associated Industries Insurance Services, where she managed the human resources functions of each. From June 1996 to January 1997, Ms. Bergeron served as regional director for the Florida Department of Banking and Finance, where she was responsible for ensuring banking and finance regulation and statute compliance. From October 1995 to June 1996, Ms. Bergeron served as Assistant Chief of Staff for Administration for the United States Marine Corps, Camp Lejeune, North Carolina, where she was the principal human resources executive.

    DONALD W. BURTON has served as a director since August 1998. Mr. Burton has served as Managing General Partner of South Atlantic Venture Fund I, II and III, Limited Partnerships, since each fund was organized, beginning in 1981. He has also served as Chairman of the South Atlantic Private Equity Fund IV, Limited Partnership and South Atlantic Capital, Inc. since 1997. Mr. Burton has been the general partner of The Burton Partnership, Limited Partnership since October 1979. Since January 1981, he has also served as President of South Atlantic Capital Corporation. Mr. Burton also serves on the board of directors of several companies, including ITCDeltaCom, Inc., and Powertel, Inc.

He is a trustee of The Heritage Group of Mutual Funds and several private companies. Mr. Burton also serves as a director of the National Venture Capital Association.

    DOUGLAS F. COBB has served as a director since April 1995. Since September 1997, Mr. Cobb has served as President and Chief Executive Officer of Greater Louisville, Inc., Louisville's leading economic development organization. From January 1994 to September 1997, Mr. Cobb served as Managing Director of Chrysalis Ventures, Inc., a venture capital management firm that he co-founded.

    ALAN COLNER has served as a director since 1998. Since August 1996, Mr. Colner has served as Managing Director, Private Equity Investments at Moore Capital Management, Inc. Before joining Moore Capital, Mr. Colner was a Managing Director of Corporate Advisors, L.P., the general partner of Corporate Partners, a private equity fund affiliated with Lazard Freres & Co. LLC. He also serves as a director of Bolt, Inc., iVillage, Inc. and NextCard, Inc., as well as several private companies.

    MICHAEL E. GELLERT has served as a director since September 1999. Since 1967, Mr. Gellert has served as a General Partner of Windcrest Partners, New York, New York, a private investment company. Mr. Gellert serves as a director of Devon Energy Corp., High Speed Access Corp., Humana Inc., Premier
Parks, Inc., Seacor Smit Inc., Smith Barney World Funds, Smith Barney Worldwide Securities Ltd., and Smith Barney Worldwide Special Fund NV.

    J. DAVID GRISSOM has served as a director since April 1995 and served as our Chairman from June 1998 to January 2000. Mr. Grissom has also served as Chairman of Mayfair Capital, Inc., a private investment firm, since April 1989.
Mr. Grissom also serves as a director of Providian Financial Corporation, Churchill Downs and LG&E Energy Corp., as well as a number of privately held corporations.

    GEOFFREY P. MOTT has served as a director since January 2000. Since January 1998, Mr. Mott has served as Managing Partner of the McKenna Group, a Silicon Valley strategy consultancy. Prior to joining the McKenna Group, Mr. Mott served as a Director of Lochridge & Co., a management consulting firm, beginning in 1987. Mr. Mott serves as a director of Mortice Kern Systems, Inc.

    JACK TYRRELL has served as a director since June 1998. Mr. Tyrrell is Managing Partner of Richland Ventures, L.P. and Richland Ventures II, L.P., venture capital firms based in Nashville, Tennessee, which were founded in May 1994 and September 1996 respectively. He is also a director of National Health Investors, Inc.

    Our executive officers are appointed by and serve at the discretion of our board of directors. There are no family relationships among any of our directors or executive officers.

TERMS OF DIRECTORS

    Our board of directors consists of eight members divided into three classes, with staggered three-year terms. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of office of our directors are as follows: (a) C. James Schaper, Donald W. Burton and Douglas F. Cobb serve as Class I directors for terms expiring at the 2001 annual meeting of shareholders; (b) Michael E. Gellert and Geoffrey P. Mott serve as Class II directors for terms expiring at the 2002 annual meeting of shareholders; and
(c) Alan Colner, J. David Grissom and Jack Tyrrell serve as Class III directors for terms expiring at the 2003 annual meeting of shareholders.

BOARD COMMITTEES

    The board of directors has established a compensation committee and an audit committee. The compensation committee has the authority to review all compensation matters relating to our executive officers. Messrs. Grissom, Mott and Tyrrell serve on the compensation committee of the board of directors.

    The audit committee recommends to the board of directors the independent public accountants to be selected to audit our annual financial statements and approves any special assignments given to such accountants. The audit committee also reviews the scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of our internal accounting staff.
Messrs. Burton, Cobb, Colner and Gellert serve on the audit committee of the board of directors.

    The board of directors may from time to time establish other committees to facilitate the management of our company.

DIRECTOR COMPENSATION

    In the past, we have not compensated our directors for their services. We have reimbursed and will continue to reimburse our directors who are not our employees, upon request, for reimbursable out-of-pocket expenses incurred in attending meetings of the board of directors or a committee of the board.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the last fiscal year, our board of directors as a whole made decisions relating to the compensation of our executive officers. During this time, Michael W. Mattox, former President and Chief Executive Officer, and C. James Schaper, Chairman of the Board, President and Chief Executive Officer, participated in deliberations of our board of directors concerning executive compensation. None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee.

EXECUTIVE COMPENSATION

    The following table sets forth the total compensation for the year ended December 31, 1999 paid to our current Chief Executive Officer, our former Chief Executive Officer in 1999, two other executive officers who had compensation in excess of $100,000 during 1999 and two additional former executive officers who had compensation in excess of $100,000 during 1999. We may refer to these officers as our named executive officers in other parts of this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                     LONG-TERM
                                                                    COMPENSATION
                                                                       AWARDS
                                           ANNUAL COMPENSATION   ------------------
                                           -------------------       SECURITIES          ALL OTHER
       NAME AND PRINCIPAL POSITION          SALARY     BONUS     UNDERLYING OPTIONS   COMPENSATION(1)
-----------------------------------------  --------   --------   ------------------   ---------------
C. James Schaper,........................  $146,282   $100,000         331,425                   --
  Chairman of the Board, President and
  Chief Executive Officer(2)
Michael W. Mattox,.......................    13,750         --              --              171,478(4)
  former President and Chief Executive
  Officer(3)
Revell L. Fraser,........................   157,917     65,000         150,000                   --
  Vice President--Marketing and Strategic
  Development
J. Chris Foretich,.......................   157,917     65,000         150,000                   --
  Vice President and Chief Information
  Officer
William B. Britain,......................   125,000     21,640              --                   --
  Regional Manager for the Mid-Atlantic
  Region(5)
Michael L. Robertson,....................   129,600         --              --                   --
  former Chief Appraisal Officer(6)

------------

(1) Unless otherwise indicated, the compensation set forth in the table does not include compensation in the form of perquisites or other personal benefits, because the aggregate value of such perquisites and other personal benefits did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for the respective executive officer for the year ended December 31, 1999.

(2) Mr. Schaper has served as President and Chief Executive Officer since April 1999. Mr. Schaper was elected Chairman of the Board in January 2000.

(3) Mr. Mattox resigned as President and Chief Executive Officer in
    January 1999.

(4) Represents severance payments to Mr. Mattox.

(5) Mr. Britain has served as Regional Manager for the Mid-Atlantic Region since July 1999. Previously in 1999, Mr. Britain served as our Vice President of Finance and Operations.

(6) Mr. Robertson's employment with our company will terminate effective February 1, 2000.

OPTION GRANTS IN THE LAST FISCAL YEAR

    The following table sets forth all individual grants of stock options to each of the named executive officers during the year ended December 31, 1999:

                                            INDIVIDUAL GRANTS                         POTENTIAL REALIZABLE VALUE AT
                       -----------------------------------------------------------               ASSUMED
                       NUMBER OF    PERCENT OF TOTAL                                          ANNUAL RATES
                       SECURITIES       OPTIONS                                        OF STOCK PRICE APPRECIATION
                       UNDERLYING      GRANTED TO                                          FOR OPTION TERM(2)
                        OPTIONS       EMPLOYEES IN     EXERCISE PRICE   EXPIRATION    -----------------------------
NAME                   GRANTED(1)         1999           PER SHARE         DATE           5%                10%
----                   ----------   ----------------   --------------   ----------    ----------         ----------
C. James Schaper.....   260,000           19.9%            $ 4.00           4/1/09    $1,694,050         $2,697,792
                         21,425            1.6               6.00          11/4/09       209,394            333,425
                         50,000            3.8              15.31         12/29/09     1,246,919          1,985,510
Michael W. Mattox....        --             --                 --               --            --                 --
Revell L. Fraser.....   150,000           11.5               4.00          2/15/09       977,337          1,556,245
J. Chris Foretich....   150,000           11.5               4.00          2/15/09       977,337          1,556,245
William B. Britain...        --             --                 --               --            --                 --
Michael L.                   --             --                 --               --            --                 --
  Robertson..........

------------

(1) All options were granted with exercise prices equal to the fair market value of our common stock on the date of grant as determined by the board of directors.

(2) The potential realizable value is calculated based on the ten-year term of the option at the time of its grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option. The actual realizable value of the options based on the price to the public in this offering could substantially exceed the potential realizable value shown in the table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

    No executive officer named in the table below exercised stock options during the last fiscal year. The following table summarizes the value of the outstanding options held at December 31, 1999 by the named executive officers:

                                                    NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                         OPTIONS AT                    OPTIONS AT
                                                       FISCAL YEAR END             FISCAL YEAR END(1)
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
C. James Schaper...............................         --        331,425
Michael W. Mattox..............................         --             --
Revell L. Fraser...............................         --        150,000
J. Chris Foretich..............................         --        150,000
William B. Britain.............................     15,667         84,333
Michael L. Robertson...........................         --             --

------------

(1) Based on the estimated fair market value of our common stock of $     per
    share, the initial public offering price, less the exercise price payable upon exercise of the offering.

EMPLOYMENT AGREEMENTS, TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

    We have entered into an employment agreement with C. James Schaper.
Mr. Schaper's agreement provides that he shall serve as our President and Chief Executive Officer. His employment agreement, as amended, expires April 30, 2003, but will remain in effect after that date unless terminated by either party upon 90 days prior written notice. Mr. Schaper's base salary is $250,000 per year, subject to increase by the board of directors or compensation committee.
Mr. Schaper's employment agreement provides for a bonus of $150,000 for 2000 and 50% of his annual salary for each year thereafter, upon achievement of specific performance goals. Under the terms of Mr. Schaper's employment agreement, he received a grant of stock options to purchase 250,000 shares of our common stock with an exercise price of $4.00 per share. These options vest in three equal annual installments beginning on April 1, 2001. If we terminate Mr. Schaper without cause or he terminates his employment for good reason within 12 months of a change in control of our company, he will be entitled to receive severance payments equal to one-half of his base salary at termination plus any prorated cash bonus for that year. Mr. Schaper's employment agreement also contains provisions for non-disclosure, non-competition and non-solicitation of customers or employees.

    We have entered into an employment agreement with Revell L. Fraser.
Mr. Fraser's agreement provides that he will serve as our Vice President--Marketing and Strategic Development. His employment agreement expires February 8, 2003, but will remain in effect after that date unless terminated by either party upon 90 days prior written notice. In addition, Mr. Fraser may terminate his employment at any time upon 90 days prior written notice to us. Mr. Fraser's base salary is $160,000 per year, subject to increase by the board of directors or compensation committee. Mr. Fraser's employment agreement provides for a bonus of 25% of his annual salary for 1999 and for each year thereafter, upon achievement of specific performance goals. Under the terms of Mr. Fraser's employment agreement, he received a grant of stock options to purchase 150,000 shares of our common stock with an exercise price of $4.00 per share. These options vest in three equal annual installments beginning on February 15, 2001. If we terminate Mr. Fraser without cause, he will be entitled to receive (a) the fair market value of the underlying securities, less the exercise price, for all vested but unexercised options, (b) the shares of common stock purchased through the exercise of stock options, and (c) any prorated cash bonus for that year. Mr. Fraser's employment agreement also contains provisions for non-disclosure, non-competition and non-solicitation of customers or employees.

    We have entered into an employment agreement with J. Chris Foretich.
Mr. Foretich's agreement provides that he will serve as our Vice President and Chief Information Officer. His employment agreement expires February 28, 2003, but will remain in effect after that date unless terminated by either party upon 90 days prior written notice. In addition, Mr. Foretich may terminate his employment at any time upon 90 days prior written notice to us. Mr. Foretich's base salary is $160,000 per year, subject to increase by the board of directors or compensation committee. Mr. Foretich's employment agreement provides for a bonus of 25% of his annual salary for 1999 and for each year thereafter, upon achievement of specific performance goals. Under the terms of Mr. Foretich's employment agreement, he received a grant of stock options to purchase 150,000 shares of our common stock with an exercise price of $4.00 per share. These shares vest in three equal annual installments beginning on February 15, 2001. If we terminate Mr. Foretich without cause, he will be entitled to receive
(a) the fair market value of the underlying securities, less the exercise price, for all vested but unexercised options, (b) the shares of common stock purchased through the exercise of stock options, and (c) any prorated cash bonus for that year. Mr. Foretich's employment agreement also contains provisions for non-disclosure, non-competition and non-solicitation of customers or employees.

    In addition, we have employment agreements with Leslie H. Schreiner, Kevin
P. Castle and Connie C. Breeser. These agreements generally provide for four-year terms, with provisions for later termination, base salaries, subject to increased by the board of directors or compensation committee, performance bonuses of a pre-determined percentage of the employees' annual salary for 1999 and for each year thereafter upon achievement of specific performance goals an entitlement to stock options with an exercise price at the prevailing market price, and, in some cases, severance benefits upon termination of the employee by us without cause. In addition, these employment agreements also contain provisions for non-disclosure, non-competition and non-solicitation of customers or employees.

EMPLOYEE STOCK OPTION PLANS

    1997 EMPLOYEE STOCK OPTION PLAN. Our 1997 Employee Stock Option Plan provides for grants of incentive stock options and nonqualified stock options to our key employees, including officers and directors. By encouraging stock ownership, we seek to motivate these individuals to contribute to our success.

    The plan authorizes up to 2,150,000 shares of our common stock for issuance under the plan. Options to purchase 1,519,584 shares of our common stock are outstanding under this plan as of January 18, 2000 with a weighted average exercise price of $7.11 per share. If options granted under the plan expire or are terminated for any reason without being exercised, the underlying shares of our common stock will again be available for issuance under the plan.

    The compensation committee of the board of directors administers and interprets the plan. The compensation committee has the sole authority to determine the type, size and terms of the grants, including the individuals to whom grants shall be made. Grants of incentive stock options and nonqualified stock options may be made to any key employees of PRIMIS or our subsidiaries, including officers and directors who are also employees of PRIMIS or any of our subsidiaries.

    The exercise price of an option is determined by the compensation committee, but in no event can the exercise price of an incentive stock option be less than the fair market value of a share of our common stock on the date the incentive stock option is granted. The exercise price of an incentive stock option granted to an employee who owns more than 10% of our common stock may not be less than 110% of the fair market value of a share of our common stock on the date of grant.

    The compensation committee determines the term of each option, up to a maximum of ten years from the date of grant, except that the term of an incentive stock option granted to an employee who owns more than 10% of our common stock may not exceed five years from the date of grant.

    The compensation committee may amend or terminate the plan at any time, subject to shareholder approval if required. The plan will terminate in May 2007, unless the compensation committee terminates it earlier or extends it with approval of the shareholders.

    In the event of a change of control, whether by merger or asset sale or a sale by the shareholders of more than 50% of our total voting power, all outstanding options under the plan shall immediately vest. Upon the occurrence of a change in control event where we are not the surviving entity or where we survive only as a subsidiary of another entity, all outstanding grants shall be assumed by or replaced with comparable options or stock of the surviving corporation.

    INSPECTECH STOCK OPTION PLANS. In connection with our acquisition of InspecTech in January 2000, we converted all of InspecTech's outstanding stock options into stock options to purchase shares of our common stock. We adjusted the number of shares subject to the stock options we converted and the exercise price of these options to reflect the exchange ratio we used in the acquisition. We converted the InspecTech stock options into stock options to purchase 106,125 shares of our stock with a weighted average exercise price of $.66 per share. We will not issue any additional stock options under stock options plans or arrangements we assumed in the InspecTech acquisition.

                           RELATED PARTY TRANSACTIONS

    We believe that all of the transactions set forth below were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. We intend that all future transactions between us and our officers, directors, principal shareholders and their affiliates, will be approved by a majority of the board of directors, including a majority of the independent and disinterested members of the board of directors, and will be on terms no less favorable to us than those that could be obtained from unaffiliated third parties.

SALES OF STOCK, NOTES AND WARRANTS

    CONVERTIBLE NOTE AND WARRANT FINANCING. In January 2000, we issued and sold $9,721,862 aggregate principal amount of convertible notes and warrants. The convertible notes bear interest at the rate of 8% per annum, and will mature six months after the date issued unless we complete an initial public stock offering or other qualifying financing prior to that time. If an initial public offering is completed within 6 months, the notes will mature 181 days after the closing of the offering. Prior to a public offering, the convertible notes are convertible into shares of our Series C convertible preferred stock at the option of the holder. Upon completion of a public offering of our common stock, the notes will be convertible into shares of our common stock. In each case, the conversion price is the lower of $15.31 per share or the per share price of the securities issued in a qualifying financing, subject to anti-dilution adjustments. With respect to the warrants, we have assumed an exercise price of $15.31 per share.

    Investors beneficially owning five percent or more of our common stock and directors who participated in the transaction include:

                                                                          WARRANT
INVESTOR                                               CONVERTIBLE NOTE    SHARES
--------                                               ----------------   --------
Windcrest Partners...................................     $  600,000       13,717
Richland Ventures II, L.P............................      2,698,230       61,684
South Atlantic Private Equity Fund IV, Limited
  Partnership........................................        420,574        9,615
South Atlantic Private Equity Fund IV (Q.P.), Limited
  Partnership........................................        580,792       13,277
Moore Global Investments, Ltd........................      2,205,287       50,415
Remington Investments Strategies, L.P................        492,942       11,269
JG Funding, LLC......................................        500,000       11,430
J. David Grissom.....................................      1,994,877       45,605
Jack Tyrrell.........................................         86,107        1,968
W. Patrick Ortale, III...............................         43,053          984

Michael E. Gellert, one of our directors, is a general partner of Windcrest Partners. Jack Tyrrell, one of our directors, is Partner of Richland Ventures II, L.P. Donald W. Burton, one of our directors, is Chairman of South Atlantic Private Equity Fund IV, Limited Partnership and South Atlantic Private Equity Fund IV (Q.P.), Limited Partnership. Alan Colner, one of our directors, has sole voting and investment power with respect to the PRIMIS securities held by Moore Global Investments, Ltd. and Remington Investments Strategies, L.P. David A. Jones, Jr. is Chairman of Chrysalis Ventures, LLC, which has sole voting and investment power with respect to the PRIMIS securities held by JG Funding, LLC, Chrysalis Ventures Limited Partnership and JG Partnership, Ltd. Mr. Jones is deemed to own greater than five percent of our common stock by virtue of his affiliation with these entities. W. Patrick Ortale, III is a partner and beneficial owner of shares of Richland Ventures II, L.P., and is deemed to be a five percent shareholder.

    In November 1999, we issued and sold $10,011,174 aggregate principal amount of convertible notes and warrants. Our November 1999 convertible notes mature six months after the date issued, and bear interest at 8% per annum. Pursuant to their terms, the notes will mandatorily convert into shares of our common stock if this offering is completed prior to the date the notes mature, and will convert into shares of our Series C convertible preferred stock if a qualifying financing occurs prior to maturity at the lower of $15.31 or the price per share of the securities issued in the qualifying financing, subject to anti-dilution requirements. With respect to the warrants, we have assumed an exercise price of $15.31 per share.

    Investors beneficially owning five percent or more of our common stock and directors who participated in the transaction include the following:

                                                          CONVERTIBLE   WARRANT
INVESTOR                                                     NOTE        SHARES
--------                                                  -----------   --------
Windcrest Partners......................................  $1,197,118     27,367
Richland Ventures II, L.P...............................   1,969,759     45,030
South Atlantic Private Equity Fund IV, Limited
  Partnership...........................................     827,298     18,913
South Atlantic Private Equity Fund IV (Q.P.), Limited
  Partnership...........................................   1,142,459     26,118
Moore Global Investments, Ltd...........................   1,575,807     36,024
Remington Investments Strategies, L.P...................     393,952      9,006
JG Funding, LLC.........................................     500,000     11,430
J. David Grissom........................................   2,239,391     51,194
Jack Tyrrell............................................     103,594      2,368
W. Patrick Ortale, III..................................      51,796      1,184

    SERIES B CONVERTIBLE PREFERRED STOCK FINANCING. In October 1999, we issued and sold an aggregate of 725,130 shares of Series B convertible preferred stock to existing investors at a purchase price per share of $6.00. The Series B shares will mandatorily convert into an aggregate of 725,130 shares of our common stock upon the closing of this offering. All accrued and unpaid dividends on the Series B shares will be valued at the initial public offering price and payable in shares of our common stock on the day of the offering.

    Investors beneficially owning five percent or more of our common stock and directors who participated in the transaction include:

                                                               NUMBER
                                                                 OF
                                                              SERIES B
INVESTOR                                                       SHARES
--------                                                      --------
Windcrest Partners..........................................   87,813
Richland Ventures II, L.P...................................   77,542
South Atlantic Private Equity Fund IV, Limited
  Partnership...............................................   32,568
South Atlantic Private Equity Fund IV (Q.P.), Limited
  Partnership...............................................   44,974
Moore Global Investments, Ltd...............................   63,585
Remington Investments Strategies, L.P.......................   13,958
Casselberry Partners, L.P...................................   52,650
JG Funding, LLC.............................................  166,667
J. David Grissom............................................  164,268
Jack Tyrrell................................................    7,599
W. Patrick Ortale, III......................................    3,799

Douglas F. Cobb, one of our directors, has sole voting and investment power with respect to the PRIMIS securities held by Casselberry Partners, L.P.

    SERIES A CONVERTIBLE PREFERRED STOCK FINANCING. In June 1999, we issued and sold 1,091,242 shares of Series A convertible preferred stock to existing investors who exercised options and subscription rights to purchase such shares at an exercise price per share of $4.00. The Series A shares will mandatorily convert into an aggregate of 1,091,242 shares of our common stock upon the closing of this offering. All accrued and unpaid dividends on the Series A shares will be valued at the initial public offering price and payable in shares of our common stock on the day of the offering.

    Investors beneficially owning five percent or more of our common stock and directors who participated in the transaction include:

                                                               NUMBER
                                                                 OF
                                                              SERIES A
INVESTOR                                                       SHARES
--------                                                      --------
Windcrest Partners..........................................   62,499
Richland Ventures II, L.P...................................  250,000
South Atlantic Private Equity Fund IV, Limited
  Partnership...............................................  104,999
South Atlantic Private Equity Fund IV (Q.P.), Limited
  Partnership...............................................  144,999
Moore Global Investments, Ltd...............................  204,999
Remington Investments Strategies, L.P.......................   45,000
Casselberry Partners, L.P...................................   30,858
Chrysalis Ventures Limited Partnership......................   78,249
JG Funding, LLC.............................................   28,392
J. David Grissom............................................  125,000

David A. Jones, Jr. is Chairman of Chrysalis Ventures, LLC, which has sole voting and investment power with respect to the PRIMIS securities held by JG Funding, LLC, Chrysalis Ventures Limited Partnership and JG Partnership, Ltd. Mr. Jones is deemed to own greater than five percent of our common stock by virtue of his affiliation with these entities.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth information with respect to the beneficial ownership of our common stock as of January 18, 2000, and as adjusted to reflect the sale of the shares of common stock offered in this prospectus, of:

    - each named executive officer;

    - each of our directors;

    - each person known by us to be the beneficial owner of more than five percent of our common stock; and

    - all of our executive officers and directors as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, or SEC. Shares of common stock issuable by us to a person or entity listed in the table pursuant to options or warrants that may be exercised within 60 days after January 18, 2000 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person or entity. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person or entity.

    For purposes of calculating the percentage of common stock beneficially owned by any person or entity, the number of shares deemed outstanding before this offering includes:

    - 7,743,745 shares of common stock outstanding as of January 18, 2000;

    - 2,470,270 shares of common stock issuable upon the mandatory conversion of convertible securities outstanding as of January 18, 2000, without taking into account dividends or interest accrued thereon; and

    - shares of common stock issuable upon the exercise of options and warrants which may be exercised by that person or entity within 60 days of January 18, 2000.

    For purposes of calculating the percentage beneficially owned by any person or entity, the number of shares deemed outstanding after this offering includes:

    - all shares deemed to be outstanding before this offering; and

    -           shares being sold in this offering.

                                                                            PERCENT BENEFICIALLY OWNED
                                                     NUMBER OF SHARES    --------------------------------
BENEFICIAL OWNER                                    BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
--------------------------------------------------  ------------------   ---------------   --------------
C. James Schaper..................................                 --           --                --

Michael W. Mattox.................................                 --           --                --

Revell L. Fraser..................................                 --           --                --

J. Chris Foretich.................................                 --           --                --

William B. Britain................................             34,230(1)         *                 *

Michael L. Robertson(2)...........................            443,818(2)       4.3%

All directors and executive officers as a group
(15 persons)......................................          7,449,623(3)      66.3

J. David Grissom(4)...............................          2,126,455(4)      20.4

David A. Jones, Jr.(5)............................          2,061,462(5)      20.1

                                                                            PERCENT BENEFICIALLY OWNED
                                                     NUMBER OF SHARES    --------------------------------
BENEFICIAL OWNER                                    BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING
--------------------------------------------------  ------------------   ---------------   --------------
Chrysalis Ventures Limited Partnership(5).........          1,734,072(5)      17.0

JG Funding, LLC(5)................................          1,734,072(5)      16.9

JG Partnership, Ltd.(5)...........................          1,734,072(5)      17.0

Jack Tyrrell(6)...................................          1,336,978(6)      12.7

Richland Ventures II, L.P.(7).....................          1,239,154(7)      11.8

W. Patrick Ortale, III(8).........................          1,288,065(8)      12.3

Michael E. Gellert(9).............................          1,095,619(9)      10.6

Windcrest Partners(9).............................          1,095,619(9)      10.6

Alan Colner(10)...................................          1,239,154(10)      11.8

Moore Global Investments, Ltd.(10)................          1,239,154(10)      11.8

Remington Investments(10).........................          1,239,154(10)      11.8

Donald W. Burton(11)..............................          1,089,527(11)      10.5

South Atlantic Private Equity
  Fund IV, Limited Partnership(11)................          1,089,527(11)      10.5

South Atlantic Private Equity
  Fund IV (Q.P.), Limited Partnership(11).........          1,089,527(11)      10.5

Douglas F. Cobb(12)...............................            561,890(12)       5.5

Casselberry Partners, L.P.(12)....................            561,890(12)       5.5

------------

*   Less than one percent.

(1) Includes 15,667 shares issuable upon the exercise of currently exercisable options.

(2) Includes (a) 6,532 shares to be issued upon conversion of convertible notes held by Mr. Robertson; and (b) 2,286 shares issuable upon exercise of a warrant which will become exercisable upon completion of this offering.
    Mr. Robertson's address is c/o Hacienda Property Valuation, 2340 Santa Rita Road, Suite 4, Pleasanton, California 94566.

(3) Includes (a) an aggregate of 1,513,311 shares to be issued upon automatic conversion of convertible preferred stock; (b) an aggregate of 1,210,201 shares to be issued upon conversion of convertible notes; and (c) an aggregate of 423,570 shares issuable upon exercise of warrants which will become exercisable upon completion of this offering.

(4) Includes (a) 289,268 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Mr. Grissom; (b) 276,569 shares to be issued upon conversion of convertible notes held by Mr. Grissom; and (c) 96,799 shares issuable upon exercise of warrants which will become exercisable upon completion of this offering. Mr. Grissom's address is Suite 2510, 400 West Market Street, Louisville, Kentucky 40202.

(5) Includes (a) 1,327,052 shares owned by Chrysalis Ventures Limited Partnership, including 78,249 shares to be issued on automatic conversion of all shares of our convertible preferred stock owned by Chrysalis Ventures Limited Partnership; (b) 340,022 shares owned by JG Funding, LLC, including 195,059 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by JG Funding, 65,316 shares to be issued upon conversion of convertible notes held by JG Funding and 22,860 shares issuable upon exercise of warrants held by JG Funding which will become exercisable upon completion of this offering; and (c) 66,998 shares owned by JG Partnership, Ltd. Chrysalis Ventures, LLC, of which Mr. Jones is the Chairman and principal owner, has sole voting and investment power with respect to the shares owned by Chrysalis Ventures Limited Partnership, JG Funding and JG Partnership. The address for Mr. Jones, Chrysalis Ventures Limited Partnership, JG Funding and JG Partnership is 1650 National City Tower, 101 South Fifth Street, Louisville, Kentucky 40202.

(6) Consists of (a) 1,239,154 shares owned by Richland Ventures II, LP, including 327,542 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Richland Ventures II, 304,898 shares to be issued upon conversion of convertible notes held by Richland Ventures II and 106,714 shares issuable upon the exercise of warrants held by Richland Ventures II, which will become exercisable upon completion of this offering; and (b) 97,824 shares owned by Mr. Tyrrell including 7,599 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Mr. Tyrrell, 12,390 shares to be issued upon conversion of convertible notes held by Mr. Tyrrell and 4,336 shares issuable upon the exercise of warrants held by Mr. Tyrrell which will become exercisable upon completion of this offering. Mr. Tyrrell shares voting and investment power with respect to the shares owned by Richland Ventures II. The address for Mr. Tyrrell and Richland Ventures II is Suite 200, 200 31st Avenue North, Nashville, Tennessee 37203.

(7) Includes (a) 327,542 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Richland Ventures II;
    (b) 304,898 shares to be issued upon conversion of convertible notes held by Richland Ventures II; and (c) 106,714 shares issuable upon the exercise of warrants held by Richland Ventures II, which become exercisable upon completion of this offering.

(8) Consists of (a) 1,239,154 shares owned by Richland Ventures II, including 327,542 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Richland Ventures II, 304,898 shares to be issued upon conversion of convertible notes held by Richland Ventures II and 106,714 shares issuable upon the exercise of warrants held by Richland Ventures II, which will become exercisable upon completion of this offering; and (b) 48,911 shares owned by Mr. Ortale including 3,799 shares to be issued upon conversion of all shares of our convertible preferred stock owned by Mr. Ortale, 6,195 shares to be issued upon conversion of convertible notes held by Mr. Ortale and 2,168 shares issuable upon the exercise of warrants held by Mr. Ortale which will become exercisable upon completion of this offering. Mr. Ortale shares voting and investment power with respect to the shares held by Richland Ventures II. Mr. Ortale's address is Suite 200, 200 31st Avenue North, Nashville, Tennessee 37203.

(9) Consists of (a) 1,095,619 shares owned by Windcrest Partners including 150,312 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Windcrest Partners; (b) 117,382 shares to be issued upon conversion of convertible notes held by Windcrest Partners; and (c) 41,084 shares issuable upon the exercise of warrants held by Windcrest Partners which will become exercisable upon completion of this offering. Mr. Gellert shares voting and investment power with respect to the shares held by Windcrest Partners. The address for Mr. Gellert and Windcrest Partners is 49th Floor, 122 E. 42nd Street, New York, New York 10168.

(10) Consists of (a) 1,011,992 shares owned by Moore Global Investments, Ltd., including 268,584 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Moore Global Investments, 246,969 shares to be issued upon conversion of convertible notes held by Moore Global Investments, and 86,439 shares issuable upon the exercise of warrants held by Moore Global Investments, which will become exercisable upon completion of this offering; and (b) 227,162 shares owned by Remington Investments Strategies, LP, including 58,958 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Remington Investments Strategies, 57,929 shares to be issued upon conversion of convertible notes held by Remington Investments Strategies, and 20,275 shares issuable upon the exercise of warrants held by Remington Investments Strategies, which will become exercisable upon completion of this offering. Mr. Colner has sole voting and investment power with respect to the shares owned by Moore Global Investments and Remington Investments Strategies. The address for Mr. Colner, Moore Global Investments and Remington Investments Strategies is 1251 Avenue of the Americas, New York, New York 10020.

(11) Consists of (a) 457,602 shares owned by South Atlantic Private Equity Fund IV, Limited Partnership, including 137,567 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by South Atlantic Private Equity Fund IV, Limited Partnership, 81,507 shares to be issued upon conversion of convertible notes held by South Atlantic Private Equity Fund IV, Limited Partnership, and 28,528 shares issuable upon exercise of warrants held by South Atlantic Private Equity Fund IV, Limited Partnership, which will become exercisable upon completion of this offering; and (b) 631,925 shares beneficially owned by South Atlantic Private Equity Fund IV (Q.P.), Limited Partnership, including 189,973 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by South Atlantic Private Equity Fund IV (Q.P.), Limited Partnership, 112,557 shares to be issued upon conversion of convertible notes held by South Atlantic Private Equity Fund IV (Q.P.), Limited Partnership, and 39,395 shares issuable upon exercise of warrants held by South Atlantic Private Equity Fund IV (Q.P.), Limited Partnership, which will become exercisable upon completion of this offering. Mr. Burton has sole voting and investment power with respect to the shares owned by South Atlantic Private Equity Fund IV, Limited Partnership, and South Atlantic Private Equity Fund IV (Q.P.), Limited Partnership. The mailing address for Mr. Burton, South Atlantic Private Equity Fund IV, Limited Partnership and South Atlantic Private Equity Fund IV (Q.P.), Limited Partnership is Suite 200, 614 W. Bay Street, Tampa, Florida 33606.

(12) Consists of 561,890 shares owned by Casselberry Partners, L.P., including 83,508 shares to be issued upon automatic conversion of all shares of our convertible preferred stock owned by Casselberry Partners. Mr. Cobb has sole voting and investment power with respect to the shares owned by Casselberry Partners. The mailing address for Mr. Cobb and Casselberry Partners is 12206
    E. Osage Rd., Louisville, Kentucky 40223.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The following description of our capital stock and provisions of our articles of incorporation and our bylaws are summaries thereof and are qualified by reference to our articles of incorporation and our bylaws, copies of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The discussion below describes our capital stock and articles of incorporation as anticipated to be in effect upon closing of this offering.

    The total amount of our authorized capital stock consists of 108,000,000 shares, of which 100,000,000 have been designated common stock, par value $0.01 per share, and 8,000,000 have been designated preferred stock, par value $0.01 per share. Upon completion of this offering, all 1,816,372 shares of convertible preferred stock outstanding will be converted into common stock. After
completion of this offering, there will be             shares of common stock
issued and outstanding based on the 7,743,745 shares outstanding as of
January 18, 2000 and including the             shares of common stock being sold
by us in this offering and the 2,470,270 shares of common stock issuable upon conversion of our outstanding convertible preferred stock and mandatorily convertible notes, based on the stated values and conversion prices of each of the outstanding series of convertible preferred stock and mandatorily convertible notes as discussed below, but not taking into account dividends or interest accrued thereon.

COMMON STOCK

    All outstanding shares of our common stock are fully paid and non-assessable. Subject to the prior rights of the holders of our preferred stock, the holders of our common stock are entitled to receive dividends at a time and in such amounts as our board of directors may determine. The shares of our common stock are not convertible and holders thereof have no preemptive or subscription rights to purchase any of our securities, nor will holders be entitled to the benefits of any redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive pro rata all of our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of our preferred stock which is then outstanding. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of shareholders.

PREFERRED STOCK

    We are authorized to issue 8,000,000 shares of preferred stock. 1,200,000 shares are currently designated Series A convertible preferred stock, of which 1,091,242 shares are currently issued and outstanding. 3,000,000 shares are currently designated Series B convertible preferred stock, of which 725,130 shares are currently issued and outstanding. 2,500,000 shares are currently designated Series C convertible preferred stock, of which no shares are currently issued and outstanding. The Series A convertible preferred stock currently has a stated value of $4.00 per share and a conversion price of $4.00 per share, the Series B convertible preferred stock currently has a stated value of $6.00 per share and a conversion price of $6.00 per share, and the Series C convertible preferred stock currently has a stated value of $15.31 per share and a conversion price of $15.31 per share. All 1,816,372 shares of our convertible preferred stock outstanding will be mandatorily converted into 1,816,372 shares of common stock and none of the 8,000,000 shares of preferred stock that we are authorized to issue will be issued and outstanding after the completion of this offering. In addition, holders of our convertible preferred stock will be entitled to receive accrued dividends valued at the initial public offering price and payable in shares of our common stock on the day of the offering. Dividends accrue at a rate of seven percent per annum.

    Our board of directors has authority, without shareholder approval, to issue shares of preferred stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. Satisfaction of any dividend preferences on outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. The issuance of preferred stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of the holders of common stock and the likelihood that such holders will receive payments upon liquidation and could have the effect of delaying, deferring, or preventing a change in control of our company. We have no current plans to issue any shares of preferred stock.

WARRANTS

    In November 1999 and January 2000, we issued warrants to purchase shares of our Series C convertible preferred stock. Upon the closing of this offering, these warrants become exercisable for shares of common stock. The warrants have a five-year term from the date of issue and become exercisable upon the earlier of the following events:

    - an underwritten public offering of our common stock within 180 days from the date the warrant was issued;

    - the merger, consolidation or sale of our company, within 180 days from the date the warrant was issued; or

    - the sale of additional shares of our preferred stock in a qualifying financing.

    Under any of these circumstances, the exercise price per share would be the lesser of $15.31 or, in the case of a public offering or qualifying financing, the price at which the shares of stock were sold in this financing.

    If we fail to complete a public offering of our common stock or a qualifying financing, and we are not sold, within 180 days from the date a warrant is issued, the warrant can be exercised for shares of our Series C convertible preferred stock at an exercise price of $6.00 per share.

    A total of 228,864 shares are issuable under the warrants issued in November 1999, and a total of 222,250 shares are issuable under the warrants issued in January 2000. These warrants include a cashless exercise feature, and the holders are entitled to customary antidilution protection, including adjustments to the number of shares issuable upon exercise of the warrants in the event of a subdivision or combination of stock or payment of a stock dividend. These warrants were issued in connection with our convertible note and warrant financing.

    In connection with our acquisition of InspecTech in January 2000, we converted all of InspecTech's outstanding warrants into warrants exercisable for shares of our common stock. We adjusted the number of shares subject to the warrants we converted and the exercise price of these warrants to reflect the exchange ratio we used in the acquisition. We converted the InspecTech warrants into warrants to purchase 5,904 shares of our common stock with a weighted average exercise price of $13.99 per share.

ANTI-TAKEOVER PROVISIONS OF GEORGIA LAW AND OUR ARTICLES OF INCORPORATION AND BYLAWS

    The Georgia Business Corporation Code, or GBCC, generally restricts a corporation from entering into certain business combinations with an interested shareholder, which is defined as any person or entity that is the beneficial owner of at least 10% of a company's voting stock, or its affiliates, for a period of five years after the date on which the shareholder became an interested shareholder, unless:

    - the transaction is approved by the board of directors of the corporation prior to the date the person became an interested shareholder;

    - the interested shareholder acquires 90% of the corporation's voting stock in the same transaction in which it exceeds 10%; or

    - subsequent to becoming an interested shareholder, the shareholder acquires 90% of the corporation's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote on the transaction.

    The fair price provisions of the GBCC further restrict business combination transactions with 10% shareholders. These provisions require that the consideration paid for stock acquired in the business combination must meet specified tests that are designed to ensure that shareholders receive at least fair market value for their shares in the business combination.

    The interested shareholder and fair price provisions of the GBCC do not apply to a corporation unless the bylaws of the corporation specifically provide that these provisions are applicable to the corporation. We have elected to be covered by these provisions in our bylaws.

    In addition, some provisions of our articles of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might deem to be in his best interest. The existence of these provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. These provisions include:

    CLASSIFIED BOARD OF DIRECTORS. Under our articles of incorporation, our board of directors is divided into three classes of directors, with staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. The classified board provision will help ensure the continuity and stability of our board of directors and our business strategies and policies as determined by our board of directors. The classified board provision could have the effect of discouraging a third party from making an unsolicited tender offer or otherwise attempting to obtain control of us without the approval of our board of directors even where such acquisitions could have resulted in increased value to our shareholders. In addition, the classified board provision could delay shareholders who do not like the policies of our board of directors from electing a majority of our board of directors for two years.

    SHAREHOLDER ACTION; SPECIAL MEETING OF SHAREHOLDERS. Our shareholders may not take action, outside of a duly called annual or special meeting, by less than unanimous written consent. Our bylaws further provide that special meetings of our shareholders may be called only upon the written request of 25% of the votes entitled to be cast on an issue.

    ADVANCE NOTICE REQUIREMENTS FOR SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual meeting of shareholders, must provide us timely notice in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the preceding year's annual meeting, provided, that if no annual meeting of shareholders was held in the previous year or the date of the annual meeting of shareholders has been changed to be more than 30 calendar days earlier than or 70 calendar days after this anniversary, notice by the shareholder, to be timely, must be so received not earlier than 120 days prior to such annual meeting nor later than the later of:

    - 90 days prior to the annual meeting of shareholders; or

    - 10 days following the date on which notice of the date of the meeting is made public.

    Our bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders.

    AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to certain limitations imposed by the Nasdaq Stock Market. These additional shares may be utilized for a variety of corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

LIMITATION ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Our articles of incorporation provide for the indemnification of our current and former officers and directors in accordance with the GBCC. The GBCC empowers a corporation to indemnify a director against liability arising from official acts if the director acted in good faith and reasonably believed that his conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was at least not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit. The GBCC permits a corporation to indemnify an officer to the same extent as a director.

    Our bylaws provide for indemnification against liability for each director or officer acting in a manner he believed in good faith to be in, or not opposed to, our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Our bylaws also provide for indemnification against liability for any individual's conduct with respect to an employee benefit plan for a purpose he believes in good faith to be in the interests of the participants in, and beneficiaries of, the plan. Our bylaws also provide that we will not indemnify an individual in connection with a derivative proceeding in which that individual was adjudged liable to us on the basis that personal benefit was improperly received by him unless that individual is fairly and reasonably entitled to indemnification. Our bylaws also require us to pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding if that individual furnishes us with a written affirmation of his good faith belief that he has met the standard of conduct required for indemnification and also furnishes to us a written undertaking to repay any advances made if it is determined that that person is not entitled to indemnification.

REGISTRATION RIGHTS

    We have entered into registration rights agreements with holders of an aggregate of 9,623,691 shares of common stock, including shares issuable upon conversion or exercise of outstanding convertible preferred stock, convertible notes and warrants. The holders of 25% or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act. We are not required to effect more than two registrations pursuant to these demand registration rights. These holders are also entitled to require us to include their registrable securities in registration statements that we may file for the purpose of offering shares to the public, including this offering. The holders of these registration rights have agreed to waive their registration rights with respect to this offering. The registration rights are subject to various conditions and limitations, including the right of the underwriters of an offering to limit the number of registrable securities that may be included in the offering. In addition, holders of registrable securities will be restricted from exercising their demand rights until 180 days after the date of this prospectus. We are required to bear the expense of such registrations, except for any underwriting discounts and commissions which may be borne by the selling shareholders in proportion to the number of shares sold. Registration of any of the registrable securities will result in such shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the common stock is First Union National Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, there will be         shares of common
stock outstanding, including shares of common stock to be issued upon conversion of all of our outstanding convertible preferred stock and our mandatorily
convertible notes. Of these shares, the         shares sold in this offering
will be freely tradable upon completion of this offering. The remaining 10,214,015 shares of common stock outstanding are "restricted securities" under Rule 144 of the Securities Act of 1933 and are subject to the lock-up agreements and Rule 144 restrictions discussed below.

    Shares of our common stock will become eligible for sale in the public market as follows:

       NUMBER OF SHARES:         DATE SHARES BECOME ELIGIBLE FOR RESALE IN THE PUBLIC MARKET:
       -----------------         ------------------------------------------------------------
        .......................  These shares will be freely tradable without restriction as of the date of this prospectus.

8,917,931......................  These shares are subject to 180-day lock-up agreements and will be eligible for resale commencing 181 days after the
                                 date of this prospectus. However, 8,482,931 of these shares are held by affiliates and are subject to the provisions of
                                 Rule 144 that limit the amount of securities that may be
                                 sold in any three-month period.

1,296,084......................  These shares are restricted. However, of these shares,
                                 484,573 are eligible to be sold as of the date of this
                                 prospectus, pursuant to Rule 144 and the remainder will
                                 become eligible for sale at various dates thereafter.

    In general, under Rule 144, a shareholder, including an affiliate, who has beneficially owned restricted securities for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume in our common stock during a four calendar week period, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied. In addition, under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from PRIMIS, or the date they were acquired from an affiliate of PRIMIS, a shareholder who is not an affiliate of PRIMIS at the time of sale and has not been an affiliate for at least three months prior to the sale is entitled to sell the shares immediately without compliance with the foregoing requirements under Rule 144.

    Our directors and officers and shareholders holding an aggregate of 10,003,814 shares of our common stock, including shares issuable upon conversion of our convertible securities, have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock without the prior written consent of Bear, Stearns & Co. Inc. for a period of 180 days from the date of this prospectus.

    Any of our employees who purchased shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the Rule 144 holding period restrictions, in each case commencing 90 days after the date of this prospectus. As of January 18, 2000, the holders of options exercisable for approximately 133,192 shares of common stock will be eligible to sell their shares after 90 days from the completion of this offering. The holders of the remaining outstanding options will be able to sell their shares on the expiration of the 180-day lockup period or at various dates thereafter subject to vesting of such options. In addition, the holders of warrants exercisable for approximately 457,018 shares of common stock will be eligible to sell their shares pursuant to Rule 144 at various times after 90 days after the date of this prospectus.

    We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our Employee Stock Option Plan within 180 days after the date of this prospectus, permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act.

    We have agreed not to sell or otherwise dispose of any shares of common stock during the 180-day period following the date of the prospectus, except that we may issue, and grant options to purchase, shares of common stock under our Employee Stock Option Plan. In addition, we may issue shares of common stock in connection with any acquisition of, or strategic relationship with, another company if the terms of issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

    Following this offering, holders of an aggregate of 9,623,691 shares of our common stock, including shares issuable upon conversion of our convertible securities, will have demand registration rights with respect to their shares of common stock, subject to the 180-day lock-up arrangement described above, to require us to register their shares in any future registration of our securities.

                                  UNDERWRITING

UNDERWRITING AGREEMENT

    Subject to the terms and conditions set forth in an agreement among the underwriters and us, each of the underwriters named below, through their representatives Bear, Stearns & Co. Inc., U.S. Bancorp Piper Jaffray Inc. and J.C. Bradford & Co., has severally agreed to purchase from us the aggregate number of shares of our common stock set forth opposite its name below:

UNDERWRITERS                                                  NUMBER OF SHARES
------------                                                  ----------------
Bear, Stearns & Co. Inc.....................................
U.S. Bancorp Piper Jaffray Inc..............................
J.C. Bradford & Co..........................................
[others]....................................................
                                                                   -----
  Total.....................................................
                                                                   =====

    The underwriting agreement provides that the obligations of the several underwriters are subject to approval of various legal matters by their counsel and to various other conditions, including delivery of legal opinions by our counsel, the delivery of a letter by our independent auditors and the accuracy of the representations and warranties made by us in the underwriting agreement. Under the underwriting agreement, the underwriters are obliged to purchase and pay for all of the above shares of our common stock if any are purchased.

PUBLIC OFFERING PRICE

    The underwriters propose to offer the shares of our common stock directly to the public at the offering price set forth on the cover page of this prospectus
and at that price less a concession not in excess of $      per share of common
stock to other dealers who are members of the National Association of Securities Dealers, Inc. The underwriters may allow, and those dealers may reallow,
concessions not in excess of $      per share of common stock to certain other
dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and subject to other conditions, including the right to reject orders in whole or in part. The underwriters have informed us that the underwriters do not expect to confirm sales of common stock to any accounts over which they exercise discretionary authority.

    The following table summarizes the per share and total public offering price of the shares of common stock in the offering, the underwriting compensation to be paid to the underwriters by us and the proceeds of the offering, before expenses, to us. The information presented assumes either no exercise or full exercise by the underwriters of their over-allotment option.

                                                                                  TOTAL
                                                                          ---------------------
                                                                           WITHOUT      WITH
                                                                            OVER-       OVER-
                                                              PER SHARE   ALLOTMENT   ALLOTMENT
                                                              ---------   ---------   ---------
Public offering price.......................................   $           $           $
Underwriting discounts and commissions payable by us........
                                                               -------     -------     -------
Proceeds, before expenses, to us............................   $           $           $
                                                               =======     =======     =======

    The underwriting discounts and commissions per share is equal to the public offering price per share of our common stock less the amount paid by the underwriters to us per share of common stock.

    We estimate total expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will be
approximately $      .

OVER-ALLOTMENT OPTION TO PURCHASE ADDITIONAL SHARES

    We have granted a 30-day over-allotment option to the underwriters to
purchase up to an aggregate of       additional shares of our common stock
exercisable at the offering price less the underwriting discounts and commissions, each as set forth on the cover page of this prospectus. If the underwriters exercise this option in whole or in part, then each of the underwriters will be obligated to purchase additional shares of common stock in proportion to their respective purchase commitments as shown in the table set forth above, subject to various conditions.

INDEMNIFICATION AND CONTRIBUTION

    The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act or will contribute to payments that the underwriters may be required to make in respect of those liabilities.

LOCK-UP AGREEMENTS

    Our directors and officers and shareholders holding an aggregate of 10,003,814 shares of common stock, including shares issuable upon conversion of convertible securities, have agreed that they will not offer, sell or agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock in the public market without the prior written consent of Bear, Stearns &
Co. Inc. for a period of 180 days from the date of this prospectus.

    In addition, we have agreed that for a period of 180 days from the date of this prospectus, we will not, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell or otherwise dispose of any shares of common stock, except that we may issue, and grant options to purchase, shares of common stock under our Employee Stock Option Plan. In addition, we may issue shares of common stock in connection with any acquisition of, or strategic relationship with, another company if the terms of such issuance provide that such common stock shall not be resold prior to the expiration of the 180-day period referenced in the preceding sentence.

NASDAQ STOCK MARKET QUOTATION

    Prior to this offering, there has been no public market for our common stock. Consequently, the initial offering price for the common stock will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in those negotiations, the primary factors will be our results of operations in recent periods, estimates of our prospects and the industry in which we compete, an assessment of our management, the general state of the securities markets at the time of this offering and the prices of similar securities of generally comparable companies. We have applied for approval for the quotation of our common stock on the Nasdaq Stock Market, under the symbol "PRMZ." We cannot assure you, however, that an active or orderly trading market will develop for the common stock or that the common stock will trade in the public market subsequent to this offering at or above the initial offering price.

STABILIZATION, SYNDICATE SHORT POSITION AND PENALTY BIDS

    In order to facilitate this offering, certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock than we have actually sold to them. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq Stock Market or otherwise and, if commenced, may be discontinued at any time.

RESERVED SHARE PROGRAM

    At our request, the underwriters have reserved for sale at the initial
public offering price up to       shares of common stock to be sold in this
offering for sale to our directors, officers, employees, business associates, vendors and related persons. Purchases of reserved shares are to be made through an account at Bear, Stearns & Co. Inc. in accordance with Bear, Stearns &
Co. Inc.'s procedures for opening an account and transacting in securities. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased. Any reserved shares not purchased by our directors, officers, employees, business associates, vendors and related persons will be offered by the underwriters to the general public on the same terms as the other shares offered by this prospectus.

                                 LEGAL MATTERS

    Certain legal matters in connection with the shares of common stock offered by this prospectus will be passed upon for PRIMIS, Inc. by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia. Certain legal matters in connection with the offering will be passed upon by Morris, Manning & Martin, L.L.P., counsel to the underwriters listed on the cover page of this prospectus.

                                    EXPERTS

    The consolidated financial statements of PRIMIS, Inc. as of December 31, 1997 and 1998, and for each of the three years in the period ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of InspecTech Corporation as of December 31, 1998, and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

    The financial statements of Kushner & Robertson, Inc. for the period from January 1, 1998 to June 14, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-1 under the Securities Act of 1933 with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules thereto.

    As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC. These reports, proxy and information statements and other information may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    We intend to furnish our shareholders with annual reports containing audited financial statements and with quarterly reports for the first three quarters of each year containing unaudited interim financial information.

    We also maintain an Internet site at http://www.primis.com. OUR WEB SITE AND THE INFORMATION CONTAINED THEREIN OR CONNECTED THERETO WILL NOT BE DEEMED TO BE INCORPORATED INTO THIS PROSPECTUS OR THE REGISTRATION STATEMENT OF WHICH IT FORMS A PART.

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
PRIMIS, INC.

Report of Independent Accountants...........................     F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998
  and September 30, 1999 (unaudited)........................     F-3

Consolidated Statements of Operations for the Years Ended
  December 31, 1996, 1997 and 1998 and for the Nine Months
  Ended September 30, 1998 (unaudited) and 1999
  (unaudited)...............................................     F-4

Statement of Changes in Shareholders' Equity for the Years
  Ended December 31, 1996, 1997 and 1998 and for the Nine
  Months Ended September 30, 1999 (unaudited)...............     F-5

Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1996, 1997 and 1998 and for the Nine Months
  Ended September 30, 1998 (unaudited) and 1999
  (unaudited)...............................................     F-6

Notes to Consolidated Financial Statements..................     F-7

INSPECTECH CORPORATION

Report of Independent Accountants...........................    F-17

Consolidated Balance Sheets as of December 31, 1998 and
  September 30, 1999 (unaudited)............................    F-18

Consolidated Statements of Operations for the Year Ended
  December 31, 1998 and the Nine Months Ended September 30,
  1999 (unaudited)..........................................    F-19

Statement of Changes in Shareholders' Equity (Deficit) for
  the Year Ended December 31, 1998 and the Nine Months Ended
  September 30, 1999 (unaudited)............................    F-20

Consolidated Statements of Cash Flows for the Year Ended
  December 31, 1998 and for the Nine Months Ended
  September 30, 1999 (unaudited)............................    F-21

Notes to Financial Statements...............................    F-22

KUSHNER & ROBERTSON, INC.

Report of Independent Accountants...........................    F-30

Statement of Operations for the Period January 1, 1998
  through June 14, 1998.....................................    F-31

Statement of Changes in Shareholders' Equity for the Period
  January 1, 1998 through June 14, 1998.....................    F-32

Statement of Cash Flows for the Period January 1, 1998
  through June 14, 1998.....................................    F-33

Notes to Financial Statements...............................    F-34

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of
PRIMIS, Inc.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in shareholders' equity and of cash flows present fairly, in all material respects, the financial position of PRIMIS, Inc. and its subsidiaries at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Atlanta, Georgia
April 9, 1999,
except as to Note 11
for which the date is
May 27, 1999

                         PRIMIS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

      AS OF DECEMBER 31, 1997 AND 1998, AND SEPTEMBER 30, 1999 (UNAUDITED)

                                                        AS OF DECEMBER 31,
                                                     -------------------------   AS OF SEPTEMBER 30,
                                                        1997          1998              1999
                                                     -----------   -----------   -------------------
                                                                                     (UNAUDITED)
                      ASSETS
Current assets
  Cash and cash equivalents........................  $   677,223   $ 3,683,836       $    880,456
  Certificate of deposit...........................                    560,000            560,000
  Accounts receivable, less allowance for doubtful
    accounts of approximately $46,000 and $449,000
    at December 31, 1997 and 1998 and $602,000 at
    September 30, 1999, respectively...............      694,753     2,979,446          3,932,740
  Prepaid expenses and other current assets........      129,230        98,043            154,228
                                                     -----------   -----------       ------------
    Total current assets...........................    1,501,206     7,321,325          5,527,424

Property and equipment, net........................      321,079       753,767          2,984,538
Intangible assets, net of accumulated amortization
  of approximately $87,000 and $350,000 at December
  31, 1997 and 1998 and $947,000 at September 30,
  1999, respectively...............................    1,277,565     6,782,087         10,832,611
Security deposits and other assets.................       56,179        58,059            282,144
                                                     -----------   -----------       ------------
    Total assets...................................  $ 3,156,029   $14,915,238       $ 19,626,717
                                                     ===========   ===========       ============

       LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable and accrued expenses............  $   441,802   $   861,194       $  1,852,822
  Current portion of long-term debt................      267,472       591,764          3,616,949
                                                     -----------   -----------       ------------
    Total current liabilities......................      709,274     1,452,958          5,469,771
Long-term debt, less current portion...............      777,415       996,907          3,910,873
                                                     -----------   -----------       ------------
    Total liabilities..............................    1,486,689     2,449,865          9,380,644

Series A convertible redeemable preferred stock,
  $.01 par value, 1,200,000 shares authorized, 0, 0
  and 1,091,242 shares issued and outstanding at
  December 31, 1997 and 1998 and September 30,
  1999, respectively...............................           --            --          4,466,818
Class A Redeemable convertible preferred stock.....    1,467,449            --                 --

Commitments and contingencies (Note 5)

Shareholders' equity
  Common stock, $.01 par value, 15,000,000 shares
    authorized, 3,358,332, 6,958,891 and 7,068,873
    shares issued and outstanding at December 31,
    1997 and 1998 and September 30, 1999,
    respectively...................................       33,583        69,588             70,688
  Additional paid-in capital.......................    3,285,639    17,250,169         17,609,226
  Accumulated deficit..............................   (3,117,331)   (4,854,384)       (11,900,659)
                                                     -----------   -----------       ------------
    Total shareholders' equity.....................      201,891    12,465,373          5,779,255
                                                     -----------   -----------       ------------
    Total liabilities and shareholders' equity.....  $ 3,156,029   $14,915,238       $ 19,626,717
                                                     ===========   ===========       ============

   The accompanying notes are an integral part of these financial statements.

                         PRIMIS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998

 AND THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1999 (UNAUDITED)

                                                                                    NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                 SEPTEMBER 30,
                                      ---------------------------------------   -------------------------
                                         1996          1997          1998          1998          1999
                                      -----------   -----------   -----------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
Revenues............................    1,922,025     4,155,116    14,355,790     8,718,345    17,824,357
Cost of revenues....................    1,000,900     2,537,400     7,823,800     4,813,962     9,982,141
                                      -----------   -----------   -----------   -----------   -----------
Gross profit........................      921,125     1,617,716     6,531,990     3,904,383     7,842,216
                                      -----------   -----------   -----------   -----------   -----------
Operating expenses
  Selling, general and
    administrative..................    1,862,092     2,517,956     7,350,183     4,707,317    13,478,237
  Research and development..........           --       122,508       205,648       109,760            --
  Depreciation and amortization.....      174,953       217,722       522,334       328,527     1,447,449
                                      -----------   -----------   -----------   -----------   -----------
      Total operating expenses......    2,037,045     2,858,186     8,078,165     5,145,604    14,925,686
                                      -----------   -----------   -----------   -----------   -----------
Operating loss......................   (1,115,920)   (1,240,470)   (1,546,175)   (1,241,221)   (7,083,470)

Other income and expense
  Interest and other income.........       19,833        45,256       155,481        97,520       118,034
  Interest expense..................       (4,930)       (3,461)      (24,323)      (10,530)      (80,839)
                                      -----------   -----------   -----------   -----------   -----------
      Loss before provision for
        income taxes................   (1,101,017)   (1,198,675)   (1,415,017)   (1,154,231)   (7,046,275)

  Provision for income taxes........           --            --            --            --            --
                                      -----------   -----------   -----------   -----------   -----------
  Net loss..........................  $(1,101,017)  $(1,198,675)  $(1,415,017)  $(1,154,231)  $(7,046,275)
  Preferred stock dividend..........           --            --            --            --      (101,849)
                                      -----------   -----------   -----------   -----------   -----------
  Net loss applicable to common
    shareholders....................  $(1,101,017)  $(1,198,675)  $(1,415,017)  $(1,154,231)  $(7,148,124)
                                      ===========   ===========   ===========   ===========   ===========
  Net loss per common and common
    equivalent shares--basic and
    diluted.........................  $     (1.12)  $      (.43)  $      (.29)  $      (.28)  $     (1.03)
                                      ===========   ===========   ===========   ===========   ===========
  Weighted average common and common
    equivalent shares
    outstanding--basic and
    diluted.........................      981,370     2,800,113     4,913,950     4,195,466     6,959,582

   The accompanying notes are an integral part of these financial statements.

                         PRIMIS, INC. AND SUBSIDIARIES
                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998
          AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                                                                          NOTE
                                                           PREFERRED STOCK           COMMON STOCK       ADDITIONAL     RECEIVABLE
                                                        ----------------------   --------------------     PAID-IN         FROM
                                                         SHARES      AMOUNT       SHARES      AMOUNT      CAPITAL     SHAREHOLDER
                                                        --------   -----------   ---------   --------   -----------   ------------
Balance at December 31, 1995..........................   420,000   $ 1,467,449     600,000   $ 6,000    $   285,120   $         --
  Issuance of common stock............................                           1,400,000    14,000      1,364,102
  Receipt of note receivable from shareholder and
    related accrued interest..........................                                                                    (106,504)
  Net loss............................................
                                                        --------   -----------   ---------   -------    -----------   ------------
Balance at December 31, 1996..........................   420,000     1,467,449   2,000,000    20,000      1,649,222       (106,504)
  Issuance of common stock............................                           1,458,332    14,583      1,735,417
  Exchange of note receivable from shareholder and
    related accrued interest for common stock.........                            (100,000)   (1,000)       (99,000)       106,504
  Net loss............................................
                                                        --------   -----------   ---------   -------    -----------   ------------
Balance at December 31, 1997..........................   420,000     1,467,449   3,358,332    33,583      3,285,639             --
  Issuance of common stock............................                           2,900,000    29,000     11,582,050
  Exercise of options.................................                             200,000     2,000        398,000
  Conversion of Class A Preferred stock...............  (420,000)   (1,467,449)    500,509     5,005      1,784,480
  Compensation expense................................                                                      200,000
  Net loss............................................
                                                        --------   -----------   ---------   -------    -----------   ------------
Balance at December 31, 1998..........................                           6,958,841    69,588     17,250,169             --
  Issuance of common stock............................                             110,032     1,100        460,907
  Dividends on Series A Preferred stock...............                                                     (101,850)
  Net loss............................................
Balance at September 30, 1999 (unaudited).............        --   $        --   7,068,873   $70,688    $17,609,226   $         --
                                                        ========   ===========   =========   =======    ===========   ============


                                                                           TOTAL
                                                        ACCUMULATED    SHAREHOLDERS'
                                                          DEFICIT         EQUITY
                                                        ------------   -------------
Balance at December 31, 1995..........................  $  (817,639)   $    940,930
  Issuance of common stock............................                    1,378,102
  Receipt of note receivable from shareholder and
    related accrued interest..........................                     (106,504)
  Net loss............................................   (1,101,017)     (1,101,017)
                                                        ------------   ------------
Balance at December 31, 1996..........................   (1,918,656)      1,111,511
  Issuance of common stock............................                    1,750,000
  Exchange of note receivable from shareholder and
    related accrued interest for common stock.........                        6,504
  Net loss............................................   (1,198,675)     (1,198,675)
                                                        ------------   ------------
Balance at December 31, 1997..........................   (3,117,331)      1,669,340
  Issuance of common stock............................                   11,611,050
  Exercise of options.................................                      400,000
  Conversion of Class A Preferred stock...............     (322,036)             --
  Compensation expense................................                      200,000
  Net loss............................................   (1,415,017)     (1,415,017)
                                                        ------------   ------------
Balance at December 31, 1998..........................   (4,854,384)     12,465,373
  Issuance of common stock............................                      462,007
  Dividends on Series A Preferred stock...............                     (101,850)
  Net loss............................................   (7,046,275)     (7,046,275)
Balance at September 30, 1999 (unaudited).............  $(11,900,659)  $  5,779,255
                                                        ============   ============

   The accompanying notes are an integral part of these financial statements.

                         PRIMIS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997, AND 1998,
     AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 (UNAUDITED) AND 1999
                                  (UNAUDITED)

                                                                        YEAR ENDED                      NINE MONTHS ENDED
                                                                       DECEMBER 31,                       SEPTEMBER 30,
                                                          ---------------------------------------   -------------------------
                                                             1996          1997          1998          1998          1999
                                                          -----------   -----------   -----------   -----------   -----------
                                                                                                    (UNAUDITED)   (UNAUDITED)
Cash flow from operating activities
  Net loss..............................................  $(1,101,017)  $(1,198,675)  $(1,415,017)  $(1,154,231)  $(7,046,275)
  Adjustments to reconcile net loss to net cash used in
    operating activities
    Depreciation and amortization.......................      174,953       217,722       522,334      283,922      1,590,137
    Provision for doubtful accounts.....................       10,000        26,022       458,534      266,222        153,625
    Noncash interest expense on notes payable...........           --            --         5,868                     (39,354)
    Compensation expense for stock options granted......           --            --       200,000      150,000
    Changes in operating assets and liabilities
      Accounts receivable...............................     (118,581)     (518,934)   (2,000,804)  (1,177,302)      (840,874)
      Other assets......................................      (45,105)      (99,262)       49,090       64,897       (267,004)
      Accounts payable and accrued expenses.............       11,453       336,466       244,582     (383,389)     1,071,786
                                                          -----------   -----------   -----------   -----------   -----------
        Net cash used in operating activities...........   (1,068,297)   (1,236,661)   (1,935,413)  (1,949,881)    (5,377,959)
                                                          -----------   -----------   -----------   -----------   -----------
Cash flow from investing activities
  Purchases of property and equipment...................      (73,284)      (84,457)     (268,877)    (131,369)    (2,560,733)
  Cash paid for business acquisitions...................      (20,000)     (324,596)   (3,466,823)  (2,593,576)    (1,891,625)
  Purchase of certificate of deposit....................           --            --      (560,000)
                                                          -----------   -----------   -----------   -----------   -----------
        Net cash used in investing activities...........      (93,284)     (409,053)   (4,295,700)  (2,724,945)    (4,452,358)
                                                          -----------   -----------   -----------   -----------   -----------
Cash flow from financing activities
  Payments on long-term debt............................      (84,814)      (94,891)     (288,767)     (85,652)      (369,667)
  Payment of capital lease obligation...................           --            --       (27,639)                    (37,328)
  Proceeds from issuance of stock.......................    1,271,598     1,750,000     8,994,132    8,994,132      5,933,269
  Proceeds from long-term debt..........................           --            --       560,000                   1,500,663
                                                          -----------   -----------   -----------   -----------   -----------
        Net cash provided by financing activities.......    1,186,784     1,655,109     9,237,726    8,908,480      7,026,937
                                                          -----------   -----------   -----------   -----------   -----------
Net increase (decrease) in cash.........................       25,203         9,395     3,006,613    4,233,654     (2,803,380)
Cash at beginning of period.............................      642,625       667,828       677,223      677,223      3,683,836
                                                          -----------   -----------   -----------   -----------   -----------
Cash at end of period...................................  $   667,828   $   677,223   $ 3,683,836   $4,910,877    $   880,456
                                                          ===========   ===========   ===========   ===========   ===========
Supplemental cash flow information
  Cash paid for interest................................  $     4,930   $     3,461   $     3,858   $       --    $        --
                                                          ===========   ===========   ===========   ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                         PRIMIS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    We are a national provider of appraisals, title searches, flood determination, valuation tools and other property information services. The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries from the date of acquisition after elimination of intercompany transactions. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and the general economic conditions.

    The consolidated financial statements as of and for the nine months ended September 30, 1998 and 1999 include the accounts of the Company and its wholly-owned subsidiaries from the date of acquisition after the elimination of intercompany transactions. In the opinion of management, the unaudited information reflects all adjustments, consisting of normal recurring accruals that are necessary to fairly present the results for the interim periods shown.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported and disclosures made in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives and impairment of intangible assets, the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.

CASH EQUIVALENTS

    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents at December 31, 1997 and 1998 consist of funds on deposit with banks.

PROPERTY AND EQUIPMENT

    Property and equipment, including certain equipment acquired under capital leases, are stated at cost. Property and equipment are depreciated using the double-declining method over the assets' expected useful lives which range from 5 to 7 years. Assets acquired under capital leases are amortized over the term of the underlying lease. Amortization of leasehold improvements is recorded on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. Such amounts are included in depreciation expense.

INCOME TAXES

    We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109").

    Under the Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    We provide a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.

                         PRIMIS, INC. AND SUBSIDIARIES

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

    Intangible assets represent covenants not to compete and costs in excess of net assets acquired relating to acquired businesses. Amounts assigned to covenants not to compete of approximately $110,000 and $1,253,000 for December 31, 1997 and 1998, respectively, are amortized on a straight-line basis over periods of 4 to 6 years. Costs in excess of net assets acquired of approximately $1,254,000 and $5,876,000 at December 31, 1997 and 1998,
respectively, are amortized on a straight-line basis over 15 years. The lives established for these assets are a composite of many factors which are subject to change because of the nature of our operations. This is particularly true for costs in excess of net assets acquired which reflect value attributable to the going concern nature of acquired businesses, the stability of their operations, market presence and reputation. Accordingly, at each balance sheet date, a determination is made by management to ascertain whether the intangible assets have been impaired based on several criteria, including but not limited to sales trends and undiscounted cash flows.

    Impairment of value, if any, is recognized in the period in which it is determined. We do not believe that there are any facts or circumstances indicating impairment of intangible assets at December 31, 1998.

REVENUE RECOGNITION

    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based upon our assessment of collectibility.

    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and provide for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowance has historically been within our management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheet for our financial instruments approximate fair values.

ADVERTISING EXPENDITURES

    We expense the cost of advertising programs when incurred. Advertising expense was approximately $53,000, $12,000 and $23,000 in 1996, 1997 and 1998,
respectively.

OTHER MATTERS

    Certain prior year amounts have been reclassified to conform to current year presentation.

                         PRIMIS, INC. AND SUBSIDIARIES

2. PROPERTY AND EQUIPMENT

    At December 31, 1997 and 1998, property and equipment consisted of the following:

                                                                1997         1998
                                                              ---------   ----------
Office and computer equipment...............................  $ 543,546   $1,408,406
Furniture...................................................    109,248      289,667
Leasehold improvements......................................     10,097       32,571
                                                              ---------   ----------
                                                                662,891    1,730,644

    Less: Accumulated depreciation and amortization.........   (341,812)    (976,877)
                                                              ---------   ----------
    Property and equipment, net.............................  $ 321,079   $  753,767
                                                              =========   ==========

    Depreciation expense was $141,000, $167,000 and $259,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

3. ACQUISITIONS

    In 1998, we completed two acquisitions of residential appraisal companies located in California and Florida. The acquisitions were accounted for under the purchase method. Accordingly, the purchase price was allocated to the assets acquired including identifiable and unidentifiable intangible assets and liabilities assumed based on estimated fair values. Costs in excess of net assets acquired and covenants not to compete recorded as intangible assets in connection with the acquisitions were approximately $4,531,000 and $1,143,000 for the California and Florida acquisitions, respectively. Aggregate cash payments for the California acquisition were approximately $3,136,000. As additional consideration, we agreed to issue up to 750,000 shares of common stock, with a value of $4 per share, contingent upon the acquiree's attaining specified earnings for 1998. Based on 1998 results, all 750,000 shares were issued as of December 31, 1998. This contingent consideration was treated as additional purchase price and included in the total costs in excess of net assets acquired. Aggregate cash payments for the Florida acquisition at closing were approximately $682,000 with another $47,000 due on or before March 14, 1999. Such amount was paid March 12, 1999.

    In 1997, we completed seven acquisitions of residential appraisal companies located in Georgia, Florida, North Carolina, Alabama and Maryland. The acquisitions were accounted for under the purchase method. Aggregate cash payments at closing were approximately $325,000. In conjunction with the acquisitions, we issued non-interest bearing notes which call for payments in equal annual installments over periods of two to four years totaling approximately $935,000. Costs in excess of net assets acquired and covenants not to compete recorded as intangible assets in connection with the acquisitions were approximately $935,000. Certain selling shareholders of the acquired companies received employment agreements under which we are required to pay the individuals a specified salary and a percentage of revenue over periods ranging from one to three years. These costs will be recorded as expense in the periods in which the related services are performed.

    In February 1996, we acquired substantially all of the assets and assumed certain liabilities of a residential appraisal business in the Washington, D.C. area. The acquisition was accounted for under the purchase method. The purchase price was $200,000, with $20,000 payable at closing and the remainder payable in four annual payments of $45,000 each. As additional consideration, we will make payments to the seller for each of the four years following the closing in an amount equal to 5% of the amount by which annual revenues of the acquired Company exceed $1,000,000. Such additional consideration is contractually limited to $200,000. Any contingent payments which are made will be expensed as incurred. Under the terms of the agreement, a contingent payment of approximately

                         PRIMIS, INC. AND SUBSIDIARIES

3. ACQUISITIONS (CONTINUED)

$29,000 relating to 1998 has been recorded in our statements of operations for the year ended December 31, 1998. We recorded costs in excess of net assets acquired and covenants not to compete as intangible assets in connection with the acquisition of $100,000 and $68,000, respectively.

    The results of operations of each of the aforementioned acquired companies are included in our results of operations since the respective acquisition dates.

    The following unaudited pro forma summary combines the consolidated results of the Company and the 1997 and 1998 acquisitions as if the acquisitions had occurred as of January 1, 1997. The pro forma summary does not purport to represent what our results of operations would actually have been if such transactions had occurred as of January 1, 1997, or to project the Company's results of operations for any future period.

                                                                 1997          1998
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Pro forma revenues..........................................  $16,435,000   $21,217,000
Pro forma net losses........................................   (1,208,000)   (1,044,000)

4. INTANGIBLE ASSETS

    Intangible assets consist of the following at December 31, 1997 and 1998:

                                                          1997         1998
                                                       ----------   ----------
Non-compete agreements...............................  $  110,350   $1,252,950
Goodwill.............................................   1,254,234    5,879,023
                                                       ----------   ----------
Subtotal.............................................   1,364,584    7,131,973
Less: Accumulated amortization.......................     (87,019)    (349,886)
                                                       ----------   ----------
Intangibles, net.....................................  $1,277,565   $6,782,087
                                                       ==========   ==========

    Amortization expense relating to intangible assets was $50,000 and $263,000 for the years ended December 31, 1997 and 1998, respectively.

5. LONG-TERM DEBT

    A summary of long-term debt follows:

                                                                 1997         1998
                                                              ----------   ----------
Note payable to bank, principal and interest payable monthly
  at a rate of 7.75%, due in full on November 15, 2001......  $       --   $  546,347
Notes payable to related parties, non-interest bearing......   1,044,887      855,300
Capital lease obligations...................................          --      187,024
                                                              ----------   ----------
                                                               1,044,887    1,588,671
Less: Current installments..................................     267,472      591,764
                                                              ----------   ----------
Long-term debt, excluding current installments..............  $  777,415   $  996,907
                                                              ==========   ==========

    Notes payable to related parties arose from business acquisitions in 1996 and 1997.

                         PRIMIS, INC. AND SUBSIDIARIES

5. LONG-TERM DEBT (CONTINUED)

    At December 31, 1998, approximate aggregate payments of long-term debt, including capitalized lease obligations, are as follows:

Years ending December 31,
  1999......................................................  $  592,000
  2000......................................................     590,000
  2001......................................................     460,000
  2002......................................................      26,000
  2003 and thereafter.......................................       2,000
                                                              ----------
                                                              $1,670,000
                                                              ==========

    During 1998, the Company acquired a certificate of deposit to be held as collateral for the note payable to bank.

6. COMMITMENTS AND CONTINGENCIES

    We lease office space and certain equipment under noncancelable operating and capital leases expiring in various years through 2003. Future minimum payments under the noncancelable operating and capital leases with initial terms of one year or more consist of the following at December 31, 1998:

                                                              CAPITAL    OPERATING
                                                               LEASE       LEASE
                                                              --------   ----------
  1999......................................................  $ 61,816   $  803,817
  2000......................................................    61,816      606,662
  2001......................................................    61,078      379,987
  2002......................................................    25,792      263,997
  2003......................................................     3,672      170,273
                                                              --------   ----------
    Total minimum obligations...............................   214,174   $2,224,736
                                                                         ==========
    Less interest on capital leases.........................   (27,150)
                                                              --------
    Present value of net minimum obligation.................   187,024
    Less: Current portions..................................   (49,039)
                                                              --------
    Long-term obligations at December 31, 1998..............  $137,985
                                                              ========

    Rental expense under operating leases was approximately $224,000, $318,000 and $707,000 for the years ended December 31, 1996, 1997, and 1998, respectively.

    From time to time, we are made a party to routine litigation incidental to our business. As of December 31, 1998, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our company.

    The Company has employment agreements with several members of management which provide for severance payments upon termination without cause.

7. SHAREHOLDERS' EQUITY

    In December 1996, we amended our articles of incorporation to authorize 6,000,000 shares of Class A voting common stock ($.01 par), 500,000 shares of Class B nonvoting common stock ($.01 par), 2,500,000 shares of preferred stock and 420,000 shares of redeemable no par Class A convertible voting preferred stock with a stated value of $3.57143 per share.

                         PRIMIS, INC. AND SUBSIDIARIES

7. SHAREHOLDERS' EQUITY (CONTINUED)

    In May 1997, we sold 1,458,332 shares of Class A voting common stock for $1,750,000 in cash. Also, 100,000 shares of Class A common stock held by an officer were redeemed at $1 per share in exchange for forgiveness of a related note receivable and accrued interest.

    During June 1998, we consummated the following equity transactions:

     i. Amended our articles of incorporation to reclassify its Class A and Class B common stock into a single class of common stock.

     ii. Sold 2,150,000 shares of common stock for approximately $8,600,000. An officer exercised 200,000 options to acquire common stock for approximately $400,000.

    iii. Converted all 420,000 shares of Class A convertible preferred stock issued and outstanding into an equivalent number of shares of common stock pursuant to the original terms of the agreement. In addition, we issued approximately 81,000 shares of common stock in settlement of the cumulative unpaid dividends of approximately $320,000.

8. STOCK BASED COMPENSATION

    We have issued options to our employees under the terms of the 1997 Employee Stock Option Plan ("The Plan"). The Plan permits management to grant either incentive stock options or nonqualified stock options to purchase shares of Common Stock to our employees. The Plan authorizes the issuance of options to purchase up to an aggregate of 4,000,000 shares of Common Stock. Options issued under the plan vest at varying rates over periods up to five years from the date of grant. The maximum term for options issued under the plan is ten years.

    The following table summarizes information about options issued in 1997 and 1998 and outstanding at December 31, 1997 and 1998.

                                                               1997                  1998
                                                        -------------------   -------------------
                                                                   WEIGHTED              WEIGHTED
                                                                   AVERAGE               AVERAGE
                                                                   EXERCISE              EXERCISE
                                                         SHARES     PRICE      SHARES     PRICE
                                                        --------   --------   --------   --------
Outstanding at beginning of year......................        --    $  --      675,000    $1.37
  Granted.............................................   704,200     1.35      279,750     4.00
  Exercised...........................................        --       --      200,000     2.00
  Forfeited...........................................    29,200     1.00       40,500     1.20
                                                        --------              --------
Outstanding at end of year............................   675,000     1.37      714,250     2.22
                                                        --------              --------
Options exercisable at year-end.......................        --       --      126,667     1.00
                                                        --------              --------    -----
Weighted average fair value of options granted during
  the year............................................              $ .33                 $ .85

                         PRIMIS, INC. AND SUBSIDIARIES

8. STOCK BASED COMPENSATION (CONTINUED)

    The following table summarizes information about the stock options outstanding at December 31, 1998:

                                                          NUMBER        WEIGHTED
                                                        OF OPTIONS       AVERAGE
                                                      OUTSTANDING AT    REMAINING
EXERCISE                                               DECEMBER 31,    CONTRACTUAL
PRICES                                                     1998           LIFE
--------                                              --------------   -----------
$1.00...............................................     259,000       8.41 years
 1.20...............................................     175,500       8.87 years
 4.00...............................................     279,750       9.79 years

    We account for employee stock options in accordance with Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related interpretations. The fair market value of an option is determined by the compensation committee and approved by the Board of Directors. In no event can the exercise price of an option be less than the fair market value of a share of our common stock on the date the stock option is granted. During 1998, we recognized $200,000 in compensation expense relating to options granted to an officer of the Company during 1997.

    We have adopted the disclosure-only provisions of Financial Accounting Standards Board Statement 123 ("FAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, which define a fair value based method whereby compensation expense is measured at the grant date based on the fair value of the award. Had compensation cost for our stock-based compensation plan been determined on a fair value basis in accordance with the provisions of this statement, our net loss for the years ended December 31, 1997 and 1998, would have been as follows:

                                                        1997          1998
                                                     -----------   -----------
As reported........................................  $(1,198,675)  $(1,415,017)
                                                     -----------   -----------
Pro Forma..........................................  $(1,231,924)  $(1,449,189)
                                                     -----------   -----------

    The amount of the pro forma charge has been determined using the minimum value method as permitted for private companies by FAS 123. For purposes of the calculation, management used the following assumptions:

                                                            1997        1998
                                                          --------   ----------
Risk rate of return.....................................   5.58%       4.92%
Expected life...........................................  5 years    1.81 years
Volatility..............................................    0%           0%
Dividend yield..........................................    0%           0%

9. INCOME TAXES

    We have available at December 31, 1997 and 1998, unused Federal and state net operating loss carryforwards of $2,839,950 and $4,254,967, respectively, that will expire between 2012 and 2019, and may be applied to reduce future taxable income. Use of the net operating loss carryforwards may be limited on an annual basis due to changes in ownership.

    Our net deferred tax assets of $1,079,181 and $1,616,887 at December 31, 1997 and 1998, respectively, result principally from net operating loss carryforwards and have been reduced by a valuation allowance of the same amount. We have determined this valuation allowance is appropriate

                         PRIMIS, INC. AND SUBSIDIARIES

9. INCOME TAXES (CONTINUED)

because the criteria for recognition of the deferred tax asset in accordance with SFAS No. 109 have not been met.

10. SEGMENT INFORMATION

    Our management considers the performance and preparation of property information services to be our sole business segment. No single customer accounted for more than 10% of our revenues in 1996, 1997, or 1998.

11. SUBSEQUENT EVENTS

    On January 25, 1999, our Chief Executive Officer resigned. Severance expense related to this event of approximately $577,000 will be recognized in 1999.

    On February 26, 1999, we acquired a residential appraisal company with offices in Toledo, OH, and Detroit, MI. Aggregate cash payments at closing were $352,000 with an additional $890,000 due in two equal installments over the next two years.

    On April 1, 1999, we acquired a residential appraisal company located in Houston, TX. Aggregate cash payments at closing were $240,000 with an additional $560,000 due in four equal installments over the next four years.

    On May 27, 1999, we issued 1,074,995 shares of preferred stock for approximately $4,300,000.

12. SUBSEQUENT EVENTS (UNAUDITED)

INTANGIBLES

    In accordance with our accounting policies for intangible assets, we evaluate whether changes in events and circumstances warrant revised estimates for these assets. During 1999, we made a determination regarding impairment of these assets and their remaining useful life. We considered the changes that occurred in 1999, specifically, the changes in the nature of our business model, web-based business-to-business strategy, new management, national verses local customer sales and marketing, delivery methodology and increased competition in a web-based environment. Based upon our assessment, we reduced the useful life for the costs in excess of net assets acquired to eight years from 15 years, effective January 1, 1999. Goodwill for businesses acquired during 1999 has been recorded based on an eight year life. The unamortized cost for pre-1999 acquisitions are amortized over the lesser of the remaining useful life or eight years. The impact of this change in estimate is included in our statement of operations for the nine months ended September 30, 1999. The change in estimate increased amortization expense by $335,000 for the nine months ended
September 30, 1999 and would have increased amortization expense by $109,000 and $188,000 for the nine months ended September 30, 1998 and the year ended December 31, 1998, respectively.

                         PRIMIS, INC. AND SUBSIDIARIES

ACQUISITIONS

    During the nine months ended September 30, 1999, we consummated the following acquisitions:

                                                      PER SHARE
                                                      FAIR VALUE   SHARES OF
                                                      OF PRIMIS     COMMON
                                        ACQUISITION     COMMON       STOCK       NOTES                                  TOTAL
          BUSINESS ACQUIRED                DATE         STOCK       ISSUED     PAYABLE(2)   EARNOUT       CASH      CONSIDERATION
--------------------------------------  -----------   ----------   ---------   ----------   --------   ----------   -------------
         APPRAISAL COMPANIES

The William Fall Group................   02/26/99                              $ 890,000               $  352,196    $1,242,196

First Houston Appraisals, Inc.........   04/01/99                                560,000                  240,000       800,000

Cramer Property Services, Inc.........   09/03/99       $6.00        10,000      356,000                  392,000       808,000

E.T. Jones & Associates, Inc..........   09/29/99        4.00        50,000    1,000,000                  830,000     2,030,000

            TITLE COMPANY

Stewart Title of Birmingham, Inc......   09/29/99        4.00        50,000      600,000    $500,000      200,000     1,000,000(1)
                                                                    -------    ----------   --------   ----------    ----------

    Total.............................                              110,000    $3,406,000   $500,000   $2,014,196    $5,880,196
                                                                    -------    ----------   --------   ----------    ----------

                                                                       EXCESS OF
                                                                       COST OVER
                                                                     FAIR VALUE OF
                                        FAIR VALUE                    NET ASSETS
                                          OF NET                     ACQUIRED AND
                                         TANGIBLE    INDENTIFIABLE   INDENTIFIABLE
                                          ASSETS      INTANGIBLE      INTANGIBLE
          BUSINESS ACQUIRED              ACQUIRED       ASSETS          ASSETS
--------------------------------------  ----------   -------------   -------------
         APPRAISAL COMPANIES
The William Fall Group................   $431,054      $243,342       $  567,800
First Houston Appraisals, Inc.........     19,607       240,000          540,393
Cramer Property Services, Inc.........     17,885        10,000          780,115
E.T. Jones & Associates, Inc..........      8,000                      2,022,000
            TITLE COMPANY
Stewart Title of Birmingham, Inc......     76,000                        924,000
                                         --------      --------       ----------
    Total.............................   $552,546      $493,342       $4,834,308
                                         --------      --------       ----------

--------------------

(1) Excludes earnout of up to $500,000 payable to the former owners which has not been earned as of the date hereof.

(2) The notes payable to the former owners are payable in equal installments over a period of two to four years.

    These acquisitions were accounted for under the purchase method. Identifiable intangible assets and the purchase price in excess of identified tangible and intangible assets acquired have been allocated to goodwill and are being amortized over their remaining useful lives. Identifiable intangible assets consist of non-compete agreements with previous owners of the acquired entities. These intangible assets, in the aggregate of $493,000, are being amortized over a period of 4 to 6 years. Goodwill, in the aggregate of $4.8 million, is being amortized primarily over 8 years. Based on the acquisition dates our evaluation of the allocation of the excess of cost over the fair value of the net assets acquired between identifiable and unidentifiable intangible assets and is in process and the final purchase price allocation could differ from these estimates and assumptions.

    During the period of October 1, 1999 through January 15, 2000 we consummated the following acquisitions:

                                                               PER SHARE
                                                               FAIR VALUE   SHARES OF
                                                               OF PRIMIS     COMMON
                                                 ACQUISITION     COMMON       STOCK       NOTES                       TOTAL
               BUSINESS ACQUIRED                    DATE         STOCK       ISSUED     PAYABLE(1)      CASH      CONSIDERATION
-----------------------------------------------  -----------   ----------   ---------   ----------   ----------   -------------

              APPRAISAL COMPANIES

Fournier, Crane & Associates...................   12/03/99       $15.31        9,798    $ 125,000    $  275,000    $   550,000

The Appraisal Company..........................   01/07/00                                380,000       376,300        756,300

Bliss Associates...............................   01/18/00                              1,055,000     2,100,000      3,155,000

              INSPECTION COMPANY

InspecTech Corporation.........................   01/07/00        15.31      777,442                    597,366     12,500,000
                                                                             -------    ----------   ----------    -----------

    Total......................................                              787,240    $1,560,000   $3,348,666    $16,961,300
                                                                             -------    ----------   ----------    -----------

                                                                                EXCESS OF
                                                                                COST OVER
                                                                              FAIR VALUE OF
                                                 FAIR VALUE                    NET ASSETS
                                                   OF NET                     ACQUIRED AND
                                                  TANGIBLE    INDENTIFIABLE   INDENTIFIABLE
                                                   ASSETS      INTANGIBLE      INTANGIBLE
               BUSINESS ACQUIRED                  ACQUIRED       ASSETS          ASSETS
-----------------------------------------------  ----------   -------------   -------------
              APPRAISAL COMPANIES
Fournier, Crane & Associates...................   $ 18,000                     $   532,000
The Appraisal Company..........................     26,300       $50,000           680,000
Bliss Associates...............................    774,000                       2,381,000
              INSPECTION COMPANY
InspecTech Corporation.........................    114,000                      12,386,000
                                                  --------       -------       -----------
    Total......................................   $932,300       $50,000       $15,979,000
                                                  --------       -------       -----------

--------------------

(1) The notes payable to the former owners are payable in equal installments over a period of two to four years.

    These acquisitions were accounted for under the purchase method. Identifiable intangible assets and the purchase price in excess of identified tangible and intangible assets acquired have been allocated to goodwill and are being amortized over their remaining useful lives. Identifiable intangible assets consist of non-compete agreements with previous owners of the acquired entities. These intangible assets, in the aggregate of $50,000, are being amortized over a period of four to six years as specified in the acquisition agreements. Goodwill, in the

                         PRIMIS, INC. AND SUBSIDIARIES
aggregate of $16.0 million, is being amortized over 8 years. Based on the acquisition dates our evaluation of the allocation of the excess of cost over the fair value of the net assets acquired between identifiable and unidentifiable intangible assets and is in process and the final purchase price allocation could differ from these estimates and assumptions.

CAPITAL TRANSACTIONS

    In October 1999, we issued and sold 725,000 shares of Series B convertible preferred stock at a purchase price of $6.00 per share, resulting in an aggregate proceeds of $4,350,000. These securities were not convertible at a discount to market on the issue date.

    In November 1999, we issued and sold convertible promissory notes and warrants for aggregate proceeds of $10,011,000. These convertible promissory notes mature six months after the date issued, and bear interest at 8% per annum. Pursuant to their terms, the notes will convert into shares of our common stock if an offering is completed prior to the date the notes mature and will convert into shares of our Series C convertible preferred stock if a qualifying financing occurs prior to maturity at the lower of $15.31 or the price per share of the securities issued in the qualifying financing, subject to anti-dilution requirements. These securities were not convertible at a discount to market at the issue date.

    In January 2000, we issued and sold convertible promissory notes and warrants for aggregate proceeds of $9,722,000. The convertible promissory notes bear interest at the rate of 8% per annum, and will mature 6 months after the date issued unless we complete an initial public stock offering or other qualifying financing prior to that time. If an initial public offering is completed within six months, the notes will mature 181 days after the closing of the offering. Prior to a public offering, the promissory notes are convertible into shares of our Series C convertible preferred stock. Upon completion of a public offering of our common stock, the notes will be convertible into shares of our common stock. In each case, the conversion price is the lower of $15.31 per share or the per share price of the securities issued in a qualifying financing, subject to anti-dilution adjustments. These securities were not convertible at a discount to market at the issue date.

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors and Shareholders of
PRIMIS, Inc.:

    In our opinion, the accompanying balance sheet and the related statement of operations and changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of InspecTech Corporation at December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Atlanta, Georgia
January 7, 2000

                             INSPECTECH CORPORATION

                                 BALANCE SHEETS

           AS OF DECEMBER 31, 1998 AND SEPTEMBER 30, 1999 (UNAUDITED)

                                                                  1998           1999
                                                              ------------   ------------
                                                                             (UNAUDITED)
                           ASSETS
Current assets
  Cash and cash equivalents.................................  $     60,057   $     56,958
  Accounts receivable, less allowance for doubtful accounts
    of $127,929 and $148,513 at December 31, 1998 and
    September 30, 1999, respectively........................        96,427        462,525
  Prepaid expenses and other current assets.................       147,046        181,025
                                                              ------------   ------------
    Total current assets....................................       303,530        700,508

Property and equipment, net.................................       347,235        229,543
Intangible assets, net of accumulated amortization of
  $72,524 and $138,299 at December 31, 1998 and September
  30, 1999, respectively....................................       347,860        339,496
Security deposits and other assets..........................        66,633          4,616
                                                              ------------   ------------
    Total assets............................................  $  1,065,258   $  1,274,163
                                                              ============   ============
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities
  Accounts payable and accrued expenses.....................  $  1,057,958   $    822,118
  Notes payable and capital lease obligations...............     5,251,303        255,650
                                                              ------------   ------------
    Total current liabilities...............................     6,309,261      1,077,768
Long term portion of capital lease obligations..............        48,332             --
    Total liabilities.......................................     6,357,593      1,077,768
                                                              ------------   ------------
Contingencies and Commitments (Note 5)                                  --             --

Shareholders' equity (deficit)
  Preferred stock no par value, authorized 10,000,000
    shares, issued and outstanding 833,333 shares at
    December 31, 1998 and 4,204,543 shares at September 30,
    1999....................................................     2,450,000        825,000
  Common stock no par value, authorized 50,000,000 shares,
    issued and outstanding 7,821,508 shares at December 31,
    1998 and 2,319,840 shares at September 30, 1999.........     6,375,475     14,493,673
  Additional paid-in capital................................       696,381        696,381
  Accumulated deficit.......................................   (14,814,191)   (15,818,659)
                                                              ------------   ------------
    Total shareholders' equity (deficit)....................    (5,292,335)       196,395
                                                              ============   ============
    Total liabilities and shareholders' equity (deficit)....  $  1,065,258   $  1,274,163
                                                              ============   ============

   The accompanying notes are an integral part of these financial statements.

                             INSPECTECH CORPORATION

                            STATEMENTS OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1998

            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                 1998          1999
                                                              -----------   -----------
                                                                            (UNAUDITED)
Revenues....................................................    3,280,338     2,977,435
Cost of revenues............................................    2,544,748     1,794,121
                                                              -----------   -----------
Gross profit................................................      735,590     1,183,314
                                                              -----------   -----------
Operating expenses
  Selling, general and administrative.......................    3,712,850     1,863,790
  Depreciation and amortization.............................      320,132       203,046
                                                              -----------   -----------
    Total operating expenses................................    4,032,982     2,066,836
                                                              -----------   -----------
Operating loss..............................................   (3,297,392)     (883,522)

Other income and expense
  Interest and other expenses, net..........................   (1,167,298)     (120,946)
                                                              -----------   -----------
Loss before provision for income taxes......................   (4,464,690)   (1,004,468)
Provision for income taxes..................................           --            --
                                                              -----------   -----------
Net loss....................................................  $(4,464,690)  $(1,004,468)
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                             INSPECTECH CORPORATION
             STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
  FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE NINE MONTHS ENDED SEPTEMBER 30,
                                1999 (UNAUDITED)

                                                                                                          ACCUMULATED
                                         PREFERRED STOCK              COMMON STOCK          ADDITIONAL       OTHER
                                      ----------------------   --------------------------    PAID-IN     COMPREHENSIVE
                                       SHARES       AMOUNT        SHARES        AMOUNT       CAPITAL        INCOME
                                      ---------   ----------   ------------   -----------   ----------   -------------
Balance at December 31, 1997........    833,333   $2,450,000    404,668,919   $ 5,962,226    $366,140       $(69,714)
  Issuance of common stock..........                              1,832,408       413,249
  Issuance of warrants..............                                                          330,241
  Unrealized loss on marketable
    securities......................                                                                          69,714
  Net loss..........................
                                      ---------   ----------   ------------   -----------    --------       --------
Balance at December 31, 1998........    833,333    2,450,000    406,501,327     6,375,475     696,381             --
  Conversion of Series A Preferred
    Stock...........................   (833,333)  (2,450,000)       833,333     2,450,000
  Issuance of Series A1 preferred
    stock...........................  4,204,543      825,000
  Conversion of debt into common
    stock...........................                            147,912,586     5,668,198
  Net loss..........................
                                      ---------   ----------   ------------   -----------    --------       --------
Balance at September 30, 1999
  (unaudited).......................  4,204,543   $  825,000    555,247,246   $14,493,673    $696,381       $     --
                                      =========   ==========   ============   ===========    ========       ========


                                                          TOTAL
                                      ACCUMULATED     SHAREHOLDER'S
                                        DEFICIT      EQUITY (DEFICIT)
                                      ------------   ----------------
Balance at December 31, 1997........  $(10,349,501)    $(1,640,849)
  Issuance of common stock..........                       413,249
  Issuance of warrants..............                       330,241
  Unrealized loss on marketable
    securities......................                        69,714
  Net loss..........................    (4,464,690)     (4,464,690)
                                      ------------     -----------
Balance at December 31, 1998........   (14,814,191)     (5,292,335)
  Conversion of Series A Preferred
    Stock...........................                            --
  Issuance of Series A1 preferred
    stock...........................                       825,000
  Conversion of debt into common
    stock...........................                     5,668,198
  Net loss..........................    (1,004,468)     (1,004,468)
                                      ------------     -----------
Balance at September 30, 1999
  (unaudited).......................  $(15,818,659)    $   196,395
                                      ============     ===========

   The accompanying notes are an integral part of these financial statements.

                             INSPECTECH CORPORATION

                            STATEMENTS OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 1998
            AND THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                                 1998          1999
                                                              -----------   -----------
                                                                            (UNAUDITED)
Cash flow from operating activities
  Net loss..................................................  $(4,464,690)  $(1,004,468)
  Adjustments to reconcile net loss to net cash used in
    operating activities
    Depreciation and amortization...........................      320,132       203,046
    Amortization of discount on debt........................      528,427        25,444
    Loss on sale of fixed assets............................        4,000            --
    Issuance of stock for services..........................        7,320            --
    Realized loss on sale of securities.....................       28,242            --
    Changes in operating assets and liabilities
      Accounts receivable and other current assets..........          418      (338,060)
      Accounts payable and accrued expenses.................      434,933       345,338
                                                              -----------   -----------
        Net cash used in operating activities...............   (3,141,218)     (768,700)
                                                              -----------   -----------
Cash flow from investing activities
  Purchase of fixed assets and intangibles..................     (266,010)      (76,990)
  Proceeds from sale of equipment...........................        6,223            --
  Proceeds from sale of securities..........................      184,400            --
                                                              -----------   -----------
        Net cash used in investing activities...............      (75,387)      (76,990)
                                                              -----------   -----------
Cash flow from financing activities
  Proceeds from issuance of notes payable...................    2,802,071       388,550
  Proceeds from issuance of preferred stock.................           --       454,041
  Proceeds from issuance of common stock....................      405,929            --
                                                              -----------   -----------
        Net cash provided by financing activities...........    3,208,000       842,591
                                                              -----------   -----------
Net decrease in cash........................................       (8,605)       (3,099)
Cash at beginning of period.................................       68,662        60,057
                                                              -----------   -----------
Cash at end of period.......................................  $    60,057   $    56,958
                                                              ===========   ===========
Supplemental cash flow information
  Cash paid for interest....................................  $     3,375   $        --
                                                              ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                             INSPECTECH CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    We provide home inspection services to home buyers in the California, Arizona, Washington, New Jersey and Colorado markets. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and general economic conditions.

    In the opinion of our management, the unaudited information as of and for the nine months ended September 30, 1999 reflects all adjustments, consisting of normal recurring accruals, that are necessary to fairly present the results for the interim period shown.

    On January 7, 2000, we were acquired by PRIMIS, Inc.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives and impairment of intangible assets, the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.

CASH EQUIVALENTS

    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash equivalents at December 31, 1998 consist of funds on deposit with banks.

PROPERTY AND EQUIPMENT

    Property and equipment, including certain equipment acquired under capital leases, are stated at cost. Property and equipment are depreciated using the double declining balance method over the assets' expected useful lives which range from 3 to 7 years. Assets acquired under capital leases are amortized over the shorter of the useful life or term of the underlying lease.

INCOME TAXES

    We account for income taxes using the asset and liability method prescribed by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109").

    Under the Statement of Financial Accounting Standards No. 109 (SFAS 109), Accounting for Income Taxes, the liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

    We provide a valuation allowance for deferred tax assets which are determined by management to be below the threshold for realization established by SFAS 109.

                             INSPECTECH CORPORATION

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTANGIBLE ASSETS

    Intangible assets consist of software costs and customer acquisition costs. Software development costs that have been capitalized relate to our proprietary home inspection software, Vista. Software development costs have been capitalized in accordance with Statement of Position No. 98-1, "Capitalization of Internal Use Software Costs" (SOP 98-1). Under the provisions of SOP 98-1, capitalization of costs begins when the preliminary project stage is complete and management has made a definitive decision to move forward with the project. We begin amortizing capitalized software development costs when the product is substantially complete and ready for its intended use. Amortization is provided on a straight-line basis over the estimated useful life of the related product, generally five years.

    We capitalized costs in association with customer acquisition costs of $20,750 during 1998. Amortization for these intangibles is provided on a straight-line basis over the estimated useful life of the related asset which is generally five years.

    At each balance sheet date, a determination is made by management to ascertain whether intangible assets have been impaired based on several criteria, including sales trends and undiscounted cash flows. Impairment of value, if any, is recognized in the period in which it is determined. Our management does not believe that there are any facts or circumstances indicating impairment of intangible assets at December 31, 1998.

REVENUE RECOGNITION

    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based on our assessment of collectibility.

    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and provide for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowances have historically been within our management's expectations.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheet for our financial instruments approximate fair values.

ADVERTISING EXPENDITURES

    We expense the cost of advertising programs when incurred. Advertising expense was approximately $355,000 for the year ended December 31, 1998.

                             INSPECTECH CORPORATION

2. PROPERTY AND EQUIPMENT

    At December 31, 1998, property and equipment consisted of the following:

                                                                 1998
                                                              ----------
Computer equipment..........................................  $1,081,926
Furniture and office equipment..............................      67,288
                                                              ----------
                                                               1,149,214
  Less: accumulated depreciation............................    (801,979)
                                                              ----------
  Property and equipment, net...............................  $  347,235
                                                              ==========

    Depreciation expense was $251,080 for the year ended December 31, 1998.

3. INTANGIBLE ASSETS

    Intangible assets consist of the following at December 31, 1998:

                                                                1998
                                                              --------
Software development costs..................................  $374,634
Purchased customer base.....................................    45,750
                                                              --------
Subtotal....................................................   420,384
Less: Accumulated amortization..............................   (72,524)
                                                              --------
Intangibles, net............................................  $347,860
                                                              ========

    Amortization expense relating to intangible assets was $69,052 for the year ended December 31, 1998.

4. NOTES PAYABLE

    At December 31, 1998, our notes payable balance included promissory notes of $50,000 that bear interest at 9% per year and are convertible, at the option of the holder, into common stock at the rate of one share per each $1.20 of principal amount to be converted. These notes were due on December 31, 1994. We continue to pay interest on these notes and are obligated to repay the related principal on demand.

    Additionally at December 31, 1998, our notes payable balance included promissory notes of $5,089,971 with our two principal shareholders. Of this amount, $4,529,971 bore interest on unpaid principal of 14% per year and were due at various dates between June 30, 1998 and May 31, 1999. The remaining $560,000 bear interest on unpaid principal of 10% per year and was due on August 31, 1999. The outstanding principal of these notes was convertible into common stock upon default and was secured by certain assets including accounts receivable.

    With these promissory notes with our controlling shareholders, we issued warrants to purchase 4,144,971 shares of common stock. These warrants are exercisable at prices ranging from $1.80 to $2.50 in whole or in part at any time before the expiration dates which range from August 31, 2002 to November 30, 2002. Upon default, the exercise price of these warrants are reduced to prices ranging from $.05 to $.25 per share.

                             INSPECTECH CORPORATION

4. NOTES PAYABLE (CONTINUED)

    During 1998 we borrowed an additional amount of $187,100 from our shareholders. This amount, along with an additional $182,900 that was borrowed in the beginning of 1999, was converted into Series A1 Preferred Stock in February 1999.

    These notes are reflected in our balance sheet at December 31, 1998 net of a related discount relative to the detachable warrants of $75,768.

5. COMMITMENTS AND CONTINGENCIES

    We lease office space and certain equipment under noncancelable operating and capital leases. Future minimum payments under the noncancelable operating and capital leases with initial terms of one year or more consist of the following at December 31, 1998:

                                                          CAPITAL    OPERATING
                                                           LEASE       LEASE
                                                          --------   ---------
1999....................................................  $ 79,474   $195,081
2000....................................................    48,332    119,614
2001....................................................        --     23,893
                                                          --------   --------
  Total minimum obligations.............................   127,806   $338,588
                                                                     --------
  Less interest on capital leases.......................    13,939
                                                          --------
  Present value of net minimum obligation...............  $113,867
                                                          --------

    Rental expense under operating leases was $180,380 for the year ended December 31, 1998.

    From time to time, we are made a party to routine litigation incidental to our business. As of December 31, 1998, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our Company.

6. SHAREHOLDERS' EQUITY

    At December 31, 1998, our preferred stock consisted of 833,333 shares outstanding of Series A Preferred Stock ("Series A"). The Series A shares are cumulative and earn a dividend at 10 percent of the Liquidation Preference of $3.75 per share. The Series A is convertible contingent upon the occurrence of certain events. During January 1999, all of the outstanding shares of Series A were converted into 833,333 shares of common stock. The Series A was converted upon agreement by the holders and us in order to carry out the recapitalization transactions in February 1999.

    At December 31, 1998, we had 6,567,907 warrants outstanding to purchase shares of our common stock at prices ranging from $.05 and $3.00. These warrants expire through November 2003.

    All common stock number of shares amounts are adjusted to reflect the retroactive effect of the common stock reverse stock split which occured February 12, 1999 at a rate of 1-for-.0148.

                             INSPECTECH CORPORATION

7. STOCK BASED COMPENSATION

    The following table summarizes information about options issued in 1998 and outstanding at December 31, 1998.

                                                                       WEIGHTED
                                                                       AVERAGE
                                                                       EXERCISE
                                                            SHARES      PRICE
                                                          ----------   --------
Outstanding at beginning of year........................  $1,277,500    $2.66
  Granted...............................................      10,000     3.00
  Exercised.............................................          --       --
  Forfeited.............................................     262,500     2.50
                                                          ----------
Outstanding at end of year..............................   1,025,000     2.63
                                                          ----------    -----
Options exercisable at year-end.........................  $  495,417    $2.64
                                                          ==========    =====
Weighted average fair value of options granted during
  the year..............................................          --       --

    The following table summarizes information about the stock options outstanding at December 31, 1998:

                                                          NUMBER        WEIGHTED
                                                        OF OPTIONS       AVERAGE
                                                      OUTSTANDING AT    REMAINING
                      EXERCISE                         DECEMBER 31,    CONTRACTUAL
                       PRICES                              1998           LIFE
                      --------                        --------------   -----------
$1.50...............................................      15,000        1.00 year
$2.50...............................................     660,000        .66 years
$3.00...............................................     350,000       1.99 years

    We account for employee stock options in accordance with Accounting Principles Board Opinion 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES and related interpretations. The fair value of an option is determined the Board of Directors. In no event can the exercise price of an stock option be less than the fair market value of a share of our common stock on the date the stock option is granted.

    We have adopted the disclosure-only provisions of Financial Accounting Standards Board Statement 123 ("FAS 123"), ACCOUNTING FOR STOCK-BASED COMPENSATION, which define a fair value based method whereby compensation expense is measured at the grant date based on the fair value of the award. Had compensation cost for our stock-based compensation plan been determined on a fair value basis in accordance with the provisions of this statement, our net loss for the year ended December 31, 1998 would have not been affected.

                             INSPECTECH CORPORATION

7. STOCK BASED COMPENSATION (CONTINUED)

    The amount of the pro forma charge was determined using the minimum value method as permitted for private companies by FAS 123. For purposes of the calculation, management used the following assumptions:

                                                                1998
                                                              --------
Risk rate of return.........................................    4.92%
Expected life...............................................  5 years
Volatility..................................................       0%
Divdend yield...............................................       0%

8. INCOME TAXES

    Our net deferred tax asset of $5,300,000 at December 31, 1998 results principally from net operating loss carryforwards and has been reduced by a valuation allowance of the same amount. We have determined this valuation allowance is appropriate because of the criteria for recognition of the deferred tax asset in accordance with SFAS No. 109 have not been met.

    We have available at December 31, 1998, an unused Federal net operating loss carryforward of approximately $13 million that will begin to expire in the year ended December 31, 2006. We also have state net operating loss carryforwards totaling approximately $6.5 million that begin to expire in the year ended December 31, 2000.

9. SEGMENT INFORMATION

    Our management considers the performance of home inspection services to be our sole business segment. No single customer accounted for more than 10% of our revenues for the year ended December 31, 1998.

                             INSPECTECH CORPORATION

10. SUBSEQUENT EVENTS (UNAUDITED)

REVERSE STOCK SPLIT

    On February 12, 1999 we authorized and implemented a reverse stock split at 1-for-.0148. All references to the numbers of shares of common stock during 1999 reflect the effect of the reverse stock split.

NOTES PAYABLE

    During February 1999, $5,089,071 of outstanding debt and $629,207 of accrued interest with our principal shareholders was converted into common stock.

    During 1999, we entered into new convertible, subordinated promissory notes ("Bridge Notes"), totaling $190,650. The Bridge Notes mandatorily convert into common stock upon a qualified financing. A qualified financing is defined as the date we sell equity securities for cash or retire of debt securities (other than this note or identical notes) in a single transaction or series of transactions within a 12 month period for an aggregate purchase price paid of no less than $3,000,000. The conversion price for the Bridge Notes is the last price per share paid in the qualified financing for the equity or debt securities.

    There are warrants to purchase common stock attached to each Bridge Note. The warrants entitle holder to purchase shares equal to 25% of note divided by conversion price. The purchase price is the conversion price defined in the Bridge Note agreement. These warrants are exercisable at the option of the holder at any time before expiration on May 31, 2004, conditioned on establishment of the conversion price.

    At September 30, 1999, our notes payable included promissory notes of $50,000, Bridge Notes of $190,650, and a short term loan of $15,000.

CAPITAL TRANSACTIONS

    In January 1999, we amended our articles of incorporation to authorize a new series of preferred stock, Series A1 Preferred Stock ("Series A1"). We are authorized to issue 4,454,546 shares of Series A1 from the 10,000,000 shares of Preferred Stock authorized.

    In February 1999, we issued 4,204,545 shares of Series A1 at a purchase price of $.22 per share. A total of $370,000 of outstanding debt was converted into Series A1 as part of this issuance. The Series A1 is non-cumulative, entitles holders to elect four of the five members of the Board of Directors and has a liquidation preference of $.22 per share. Each holder may at any time convert Series A1 shares into fully-paid and non-assessable shares of common stock. Each share of Series A1 automatically converts into common stock in the event of an initial public offering. We also issued to Series A1 holders 249,999 warrants to purchase Series A1 at an exercise price of $.22 per share. These warrants expire in February 2009. These warrants expire in the event of certain circumstances occuring including, but not limited to, a consolidation or purchase of our company by another.

    In February 1999, we also converted promissory notes with our controlling shareholders into common stock. Per the agreement, a total of 2,191,590 post-split shares were issued for the $5,089,971 outstanding principal plus $629,207 of accrued interest.

    At September 30, 1999, we had 375,393 warrants outstanding to purchase shares of our common stock at prices ranging from $.18 to $202. These warrants expire through May 2004.

                             INSPECTECH CORPORATION

10. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

    During 1999 we issued 969,567 stock options to officers and employees at fair-market values at dates of grant ranging from $.03 to $.08.

OTHER

    In November 1999, we issued 98,412 options to purchase common stock to non-employee directors at a price of $.24. We recorded compensation expense of $22,635 at the grant date of these options.

    In December 1999, we received a $50,000 loan from PRIMIS Inc. ("PRIMIS").

    In January 2000, all of the issued and outstanding shares of InspecTech Corporation were acquired by PRIMIS. Prior to the purchase by PRIMIS, all of the outstanding options to purchase shares of our common stock become immediately vested. Additionally prior to the PRIMIS acquisition, 70,306 warrants to purchase our common stock with prices, affected by the reverse stock-split, ranging from $3.37 to $168 per share were adjusted to $.22 and all warrants issued attached to the Bridge Notes were priced at $1.52 per share.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of PRIMIS, Inc.

    In our opinion, the accompanying statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the results of the operations and cash flows of Kushner & Robertson, Inc. for the period from January 1, 1998 to June 14, 1998, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Atlanta, Georgia
December 17, 1999

   The accompanying notes are an integral part of these financial statements.

                           KUSHNER & ROBERTSON, INC.

                            STATEMENT OF OPERATIONS

              FOR THE PERIOD JANUARY 1, 1998 THROUGH JUNE 14, 1998

                                                                 1998
                                                              ----------
Revenues....................................................  $2,852,520
Cost of revenues............................................   1,319,159
                                                              ----------
Gross Profit................................................   1,533,361
                                                              ----------
Operating expenses
  Selling, general and administrative.......................   1,298,828
  Depreciation and amortization.............................       8,227
                                                              ----------
    Total operating expenses................................   1,307,055
                                                              ----------
Operating income............................................     226,306
Other income
  Interest and other income.................................      13,642
                                                              ----------
Income before provision for income taxes....................     239,948
Provision for income taxes..................................       8,493
                                                              ----------
Net income..................................................  $  231,455
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                           KUSHNER & ROBERTSON, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY

                 FOR THE PERIOD JANUARY 1 THROUGH JUNE 14, 1998

                                                                  COMMON STOCK                       TOTAL
                                                              ---------------------   RETAINED   SHAREHOLDERS'
                                                                SHARES      AMOUNT    EARNINGS      EQUITY
                                                              ----------   --------   --------   -------------
Balance at December 31, 1997................................   1,000,000   $70,270    $730,823      $801,093
  Dividends.................................................                           (86,639)      (86,639)
  Net Income................................................                           231,445       231,445
                                                              ----------   -------    --------      --------
Balance at June 14, 1998....................................   1,000,000   $70,270    $875,629      $945,899
                                                              ==========   =======    ========      ========

   The accompanying notes are an integral part of these financial statements.

                           KUSHNER & ROBERTSON, INC.

                            STATEMENT OF CASH FLOWS

              FOR THE PERIOD JANUARY 1, 1998 THROUGH JUNE 14, 1998

                                                                1998
                                                              --------
Cash flow from operating activities
  Net income................................................  $231,455
  Adjustments to reconcile net income to net cash flows
    provided by operating activities
    Depreciation and amortization...........................     8,227
    Provision for doubtful accounts.........................    20,000
    Changes in operating assets and liabilities
      Accounts receivable and advances......................    60,457
      Other assets..........................................    (9,656)
      Accounts payable......................................   307,709
      Accrued expenses......................................    68,636
                                                              --------
        Net cash provided by operating activities...........   686,828
                                                              --------
Cash flow from investing activities
    Capital expenditures....................................   (25,305)
                                                              --------
        Net cash used in investing activities...............   (25,305)
                                                              --------
Cash flow from financing activities
    Payment on notes payable................................    (6,305)
    Dividends...............................................   (86,639)
                                                              --------
        Net cash provided by financing activities...........   (92,944)
                                                              --------
Net increase in cash........................................   568,579
Cash at beginning of period.................................    49,138
                                                              --------
Cash at end of period.......................................  $617,717
                                                              ========
Supplemental cash flow information
    Cash paid for interest..................................  $  2,500
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                           KUSHNER & ROBERTSON, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

    We provide appraisal services to commercial and home real estate buyers in the California market. Our revenues are subject to fluctuation based on the volume of mortgage lending activity, which is dependent on factors such as interest rates, home sales, and the general economic conditions.

    On June 14, 1998 we were acquired by PRIMIS, Inc.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates. Such estimates include the useful lives and impairment of intangible assets, the useful lives of property and equipment, the allowance for doubtful accounts and income taxes.

CASH EQUIVALENTS

    We consider all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Property and equipment are depreciated using the accelerated methods over the assets' expected useful lives which range from 5 to 15 years. Amortization of leasehold improvements is recorded on a straight-line basis over the shorter of the useful life of the improvement or the term of the lease. Such amounts are included in depreciation expense. Depreciation expense recorded for the period ended June 14, 1998 is $8,227.

INCOME TAXES

    We account for income taxes using the asset and liability method as prescribed by Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS No. 109").

REVENUE RECOGNITION

    We perform services for our customers at predetermined prices upon the receipt of a firm order. We recognize revenue after the delivery of our product to our customers based on our assessment of collectibility.

    Concentration of credit risk with respect to trade accounts receivable is generally diversified due to the large number of entities comprising our customer base. We perform ongoing credit evaluations and provides for an allowance for doubtful accounts which are estimated to be uncollectible. Such allowances have historically been within our management's expectations.

                           KUSHNER & ROBERTSON, INC.

                         NOTES TO FINANCIAL STATEMENTS

2. COMMITMENTS AND CONTINGENCIES

    We lease office space and certain equipment under noncancelable operating leases expiring in various years through 2001. Future minimum payments under the noncancelable operating and capital leases with initial terms of one year or more consist of the following at June 14, 1998:

1999........................................................  $ 63,518
2000........................................................  $114,904
2001........................................................  $ 54,625

    Rental expense under operating leases was approximately $49,718 for the period June 14, 1998.

    From time to time, we are made a party to routine litigation incidental to our business. As of June 14, 1998, we were not engaged in any legal proceedings that are expected, individually or in the aggregate, to have a material adverse effect on our Company.

                   [Picture of PRIMIS logo in center of page]

                           "Our PRIMIS is simple..."

               [Picture of the PRIMIS home page, www.primis.com]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    PROSPECTIVE INVESTORS MAY RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. NEITHER PRIMIS, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE PROSPECTIVE INVESTORS WITH DIFFERENT OR ADDITIONAL INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF THE DELIVERY OF THIS PROSPECTUS OR ANY SALE OF THESE SECURITIES.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY SUCH JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE THE RESTRICTIONS OF THAT JURISDICTION RELATED TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS.

    UNTIL                   , 2000 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),
ALL DEALERS THAT BUY, SELL OR TRADE OUR COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS REQUIREMENT IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ----------------

                               TABLE OF CONTENTS

                                               PAGE
                                             --------
Prospectus Summary.........................       1
Risk Factors...............................       6
Use of Proceeds............................      15
Dividend Policy............................      15
Capitalization.............................      16
Dilution...................................      17
Pro Forma Consolidated Financial
  Information..............................      18
Selected Consolidated Financial Data.......      23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...............................      24
Business...................................      31
Management.................................      48
Related Party Transactions.................      56
Principal Shareholders.....................      59
Description of Capital Stock...............      63
Shares Eligible for Future Sale............      67
Underwriting...............................      69
Legal Matters..............................      72
Experts....................................      72
Where You Can Find More Information........      72
Index to Consolidated Financial
  Statements...............................     F-1

                                        SHARES

                                  PRIMIS, INC.

                                  COMMON STOCK

                                ----------------
                                   PROSPECTUS
                                ----------------

                            BEAR, STEARNS & CO. INC.

                           U.S. BANCORP PIPER JAFFRAY

                              J.C. BRADFORD & CO.

                                          , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II.
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of our common stock being registered, all of which will be paid by us. All amounts are estimates except the registration fee and the NASD filing fee.

Securities and Exchange Commission registration fee.........  $ 22,770
NASD filing fee.............................................     9,125
Nasdaq Stock Market original listing fee....................         +
Accounting fees and expenses................................   450,000
Legal fees and expenses.....................................         +
Transfer Agent and Registrar fees...........................         +
Printing and engraving expenses.............................         +
Miscellaneous...............................................         +
                                                              --------
      Total.................................................  $      +
                                                              ========

------------

+ To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

GEORGIA BUSINESS CORPORATION CODE

    Section 14-2-851 of the Georgia Business Corporation Code, or the GBCC, empowers a corporation to indemnify a director (including a former director and including a director who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) against liability arising from official acts if the director acted in good faith and reasonably believed that his conduct was in the best interests of the corporation. For all other acts, the corporation may indemnify a director who acted in good faith and reasonably believed that the conduct was at least not opposed to the best interests of the corporation. The corporation may indemnify a director with respect to criminal proceedings if the director acted in good faith and had no reasonable cause to believe the conduct was unlawful. A corporation may not indemnify a director adjudged liable for conduct involving receipt of an improper personal benefit.

    In addition, Section 14-2-856 of the GBCC permits the articles of incorporation, bylaws, a contract, or resolution approved or ratified by the shareholders to authorize the corporation to indemnify a director against claims to which the director was a party, including claims by the corporation or in the right of the corporation (e.g., a shareholder derivative action). However, the corporation may not indemnify the director for liability to the corporation for any appropriation, in violation of his or her duties, of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions or receipt of an improper benefit.

    Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful on the merits or otherwise in defending an action to which the director was a party due to his status as a director of the corporation. Section 14-2-854 allows a court, upon application by a director, to order indemnification and advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or if it determines that indemnification is fair and reasonable even if the director has failed to meet the statutory standard of conduct under section 14-2-851. However, the court may not order indemnification in excess of reasonable expenses for liability to the corporation in a derivative action or for receipt of an improper benefit.

    Section 14-2-857 of the GBCC permits a corporation to indemnify an officer (including a former officer and including an officer who is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) to the same extent as a director. A corporation may indemnify an officer who is not a director to a further extent by means of articles of incorporation, bylaw, board resolution, or contract. However, the corporation may not indemnify an officer for liability arising from conduct involving appropriation, in violation of his duties, of a corporate opportunity, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification.

    Section 14-2-858 of the GBCC permits a corporation to purchase and maintain insurance on behalf of directors and officers against liability incurred by them in their capacities or arising out of their status as directors and officers of the corporation, regardless of whether the corporation would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.

    We intend to enter into indemnification agreements with each of our executive officers and directors that will indemnify them to the fullest extent permitted by the GBCC.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted as to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ARTICLES OF INCORPORATION

    Article VII of our Articles of Incorporation, as amended, provides that each person who is or was one of our directors or officers, and each person who is or was one of our directors or officers, who at our request is serving or has served as an officer, director, partner, joint venturer or trustee of another corporation, partnership, joint venture, trust or other enterprise shall be indemnified by us against those expenses (including attorneys' fees), judgments, fines and amounts paid in settlement which are allowed to be paid or reimbursed by us under the laws of the State of Georgia and which are actually and reasonably incurred in connection with any action, suit, or proceeding, pending or threatened, whether civil, criminal, administrative or investigative, in which such person may be involved by reason of his being or having been a director or officer of our company or of such other enterprises, subject to the conditions prescribed by the GBCC.

    Article VII further provides that, where required by the GBCC, such indemnification shall be made only upon determination that certain specified standards of conduct have been met, and upon application to us for indemnification. As a condition to any such right of indemnification, we may require that we be permitted to participate in the defense of any such action or proceeding through legal counsel designated by us and at our expense. We may purchase and maintain insurance on behalf of any such persons whether or not we would have the power to indemnify such officers and directors against any liability under the laws of the State of Georgia. If any expenses or other amounts are paid by way of indemnification, other than by court order, action by shareholders or by an insurance carrier, we shall provide notice of such payment to the shareholders in accordance with the provisions of the laws of the State of Georgia.

    Article VIII of our Articles of Incorporation, as amended, provides that no director shall have any personal liability to us or to our shareholders for monetary damages for breach of duty of care or other duty as a director, by reason of any act or omission occurring subsequent to the date of filing of the Articles of Incorporation, except that such provision shall not eliminate or limit the liability of a director for (a) any appropriation, in violation of his duties, or any business opportunity of our company; (b) acts or omissions which involve intentional misconduct or a knowing violation of law; (c) liabilities of a director imposed by Section 14-2-832 of the GBCC; or (d) any transaction from which the director derived an improper personal benefit.

BYLAWS

    Article VIII of our Bylaws, as amended, provides for indemnification for
(a) each individual who is made a party to a proceeding because he is or was a director or officer against liability incurred by him in the proceeding if the individual acted in a manner he believed in good faith to be in or not opposed to our best interests and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful, and (b) an individual's conduct with respect to an employee benefit plan for a purpose he believed in good faith to be in the interests of the participants in and beneficiaries of the plan.

    Article VIII further provides that we shall not indemnify an individual in connection with a proceeding in which such individual was adjudged liable us or in connection with any other proceeding in which such individual was adjudged liable on the basis that personal benefit was improperly received by him unless such individual is fairly and reasonably entitled to indemnification. However, in either such circumstance, such indemnification is limited to reasonable expenses incurred in connection with the proceeding.

    Article VIII further provides that we shall pay for or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding if such individual furnishes us with a written affirmation of his good faith belief that he has met the standard of conduct required for indemnification and a written undertaking to repay any advances made if it is determined that the person is not entitled to indemnification.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act:

        (a) Issuances of Capital Stock.

           In May 1997, we sold 1,458,332 shares of Class A common stock to existing shareholders who were accredited investors for a purchase price of $1.20 per share, resulting in an aggregate offering price of approximately $1,749,998. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Rule 506 of Regulation D of the Securities Act.

           In June 1998, holders of Class A convertible preferred stock elected to convert such shares into 500,505 shares of common stock. Dividends on the Class A convertible preferred stock were paid in common stock. The conversion of shares was made pursuant to an exemption from registration by virtue of Section 3(a)(9) of the Securities Act.

           In June 1998, we sold 2,150,000 shares of common stock to accredited investors at a purchase price of $4.00 per share, resulting in an aggregate offering price of $8,600,000. The offer and sale of shares were made pursuant to an exemption from registration by virtue of
       Section 4(2) of the Securities Act.

           In June 1998, we issued 750,000 shares of common stock to the former owners of Kushner & Robertson, Inc. d/b/a Hacienda Property Valuation as part of the consideration for our acquisition of all of the outstanding shares of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

           In June 1999, we sold 16,247 shares of our common stock to existing shareholders for the aggregate purchase price of $64,988. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

           In September 1999, we issued 10,032 shares of common stock to the former owner of Cramer Property Services Incorporated as consideration for the purchase of substantially all of the assets of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

           In September 1999, we issued 50,000 shares of common stock to the former owner of E.T. Jones & Associates, Inc. as part of the consideration for the purchase of substantially all of the assets of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

           In October 1999, we issued 50,000 shares of common stock to the former owner of Stewart Title of Birmingham, Inc. as part of the consideration for the purchase of substantially all of the assets of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

           In October 1999, we sold 725,130 shares of Series B convertible preferred stock to existing shareholders at a purchase price of $6.00 per share, resulting in an aggregate offering price of $4,350,780. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

           In December 1999, we sold 9,798 shares of common stock to the former owners of Fournier, Crane Associates, Inc. as part of the consideration for the purchase of substantially all of the assets of that company. The offer and sale of shares were made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

           In January 2000, we issued 665,074 shares of common stock to the former owners of InspecTech Corporation as part of the consideration for our acquisition of that company. The offer and sale of securities in this acquisition were made pursuant to an exemption from registration by virtue of Rule 506 of Regulation D of the Securities Act.

        (b) Issuances of Notes and Warrants.

           In November 1999, we issued $10,011,174 of convertible notes and warrants to existing shareholders who were accredited investors in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. Our November 1999 convertible notes mature six months after the date issued, and bear interest at 8% per annum. Pursuant to their terms, the notes will convert into shares of our common stock if this offering is completed prior to the date the notes mature, and will convert into shares of our Series C convertible preferred stock if a qualifying financing occurs prior to maturity at the lower of $15.31 or the price per share of the securities issued in the qualifying financing, subject to anti-dilution requirements. With respect to the warrants, the number and kind of shares that can be acquired and the exercise price per share may vary from time to time depending on whether certain events occur within 180 days from the date issued.

           In January 2000, we issued $9,721,862 of convertible notes and warrants to existing shareholders who were accredited investors in reliance on the exemption from registration contained in Section 4(2) of the Securities Act. The convertible notes bear interest at the rate of 8% per annum, and will mature six months after the date issued unless we complete an initial public stock offering or other qualifying financing prior to that time. If an initial public offering is completed within six months, the notes will mature 181 days after the closing of the offering. Prior to a public offering, the convertible notes are convertible into shares of our Series C convertible preferred stock. Upon completion of a public offering of our common stock, the notes will be convertible into shares of our common stock. In each case, the conversion price is the lower of $15.31 per share or the per share price of the securities issued in a qualifying financing, subject to anti-dilution adjustments. With respect to the warrants, the number and kind of shares that can be acquired and the exercise price per share may vary from time to time depending on whether certain events occur within 180 days from the date issued.

        (c) Grants and Exercises of Stock Options.

           Since May 1997, we have granted stock options to purchase 1,519,584 shares of common stock with exercise prices ranging from $1.00 to $15.31 per share, to employees, directors and officers pursuant to our 1997 Employee Stock Option Plan. This plan was amended and restated on June 15, 1998, June 15, 1999 and on November 29, 1999. The issuance of these options was made pursuant an exemption from registration by virtue of Rule 701 of the Securities Act, as transactions pursuant to a compensatory benefit plan.

           In May 1997, we granted an option to purchase 200,000 shares of Class A common stock to one investor. Such option had an exercise price of $2.00 per share and were exercised on June 16, 1998, resulting in aggregate proceeds of $400,000. The issuance of common stock upon exercise of this option was made pursuant to an exemption from registration by virtue of Rule 506 of Regulation D of the Securities Act.

           In March 1998, we granted an option to purchase 15,000 shares of Class A common stock at $1.20 per share to one of our directors. The option was made pursuant to an exemption from registration by virtue of
       Section 4(2) of the Securities Act.

           In June 1998, in connection with an issuance of common stock to ten accredited investors, we granted options to each of them to purchase additional shares of common stock. Pursuant to subsequent agreements, these options were amended to, among other things, become options to purchase shares of Series A convertible preferred stock at a purchase price of $4.00 per share. Such options were exercised on July 6, 1999 to purchase a total of 1,074,995 shares of Series A convertible preferred stock, resulting in aggregate proceeds of $4,299,980. The issuance of common stock upon exercise of these options was made pursuant to an exemption from registration by virtue of Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    A list of exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes the exhibits and is incorporated by reference here.

ITEM 17.  UNDERTAKINGS

        (1) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the such Act and will be governed by the final adjudication of such issue.

    The Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alpharetta, State of Georgia, on January 20, 2000.

                                                       PRIMIS, INC.

                                                       By:             /s/ C. JAMES SCHAPER
                                                            -----------------------------------------
                                                                         C. James Schaper
                                                               CHAIRMAN OF THE BOARD, PRESIDENT AND
                                                                     CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes C. James Schaper and Connie C. Breeser, and each of them, his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                    TITLE                       DATE
                     ---------                                    -----                       ----
                                                     Chairman of the Board,             January 20, 2000
               /s/ C. JAMES SCHAPER                    President
     ----------------------------------------          and Chief Executive Officer
                 C. James Schaper                      (principal executive officer)

                                                     Vice President and                 January 20, 2000
              /s/ LESLIE H. SCHREINER                  Chief Financial Officer
     ----------------------------------------          (principal financial officer
                Leslie H. Schreiner                    and accounting officer)

               /s/ DONALD W. BURTON                                                     January 20, 2000
     ----------------------------------------        Director
                 Donald W. Burton

                /s/ DOUGLAS F. COBB                                                     January 20, 2000
     ----------------------------------------        Director
                  Douglas F. Cobb

                     SIGNATURE                                    TITLE                       DATE
                     ---------                                    -----                       ----
                  /s/ ALAN COLNER                                                       January 20, 2000
     ----------------------------------------        Director
                    Alan Colner

              /s/ MICHAEL E. GELLERT                                                    January 20, 2000
     ----------------------------------------        Director
                Michael E. Gellert

               /s/ J. DAVID GRISSOM                                                     January 20, 2000
     ----------------------------------------        Director
                 J. David Grissom

               /s/ GEOFFREY P. MOTT                                                     January 20, 2000
     ----------------------------------------        Director
                 Geoffrey P. Mott

                 /s/ JACK TYRRELL                                                       January 20, 2000
     ----------------------------------------        Director
                   Jack Tyrrell

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
         1.1            Form of Underwriting Agreement regarding offer and sale of common stock.+

         3.1 Form of Amended and Restated Articles of Incorporation of the Registrant.

         3.2            Amended and Restated Bylaws of the Registrant.

         4.1 Specimen Certificate for shares of the Registrant's common stock.+

         4.2            Description of Capital Stock (contained in the Articles of
                        Incorporation filed as Exhibit 3.1).

         4.3            Form of Convertible Promissory Note issued in November 1999.

         4.4            Form of Warrant to Purchase Stock issued in November 1999.

         4.5            Form of Convertible Promissory Note issued in January 2000.

         4.6            Form of Warrant to Purchase Stock issued in January 2000.

         5.1            Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the legality of the common stock being registered.+

        10.1 Employment and Non-Competition Agreement, dated as of April 1, 1999, by and between the Registrant and C. James
                        Schaper.*

        10.2 Employment and Non-Competition Agreement, dated as of July 12, 1999, by and between the Registrant and Leslie H.
                        Schreiner.*

        10.3            Employment and Non-Competition Agreement, dated as of
                        December 4, 1999, by and between the Registrant and Kevin P.
                        Castle.*

        10.4            Employment and Non-Competition Agreement, dated as of
                        February 15, 1999, by and between the Registrant and Revell
                        L. Fraser.*

        10.5 Employment and Non-Competition Agreement, dated as of February 15, 1999, by and between the Registrant and J.
                        Chris Foretich.*

        10.6            Employment and Non-Competition Agreement, dated as of
                        November 30, 1999, by and between the Registrant and Connie
                        C. Breeser.*

        10.7            Common Stock Purchase Agreement, dated as of June 16, 1998, by and among the Registrant and the parties named on
                        Schedule I thereto.

        10.8 Second Amended and Restated Registration Rights Agreement, dated as of June 16, 1998, by and among the Registrant and the parties named on Schedule I thereto.

        10.9            Amendment No. 1 to Second Amended and Restated Registration
                        Rights Agreement, dated as of December 17, 1998, by and
                        among the Registrant and the parties named on Schedule I
                        thereto.

        10.10 Agreement to Extend Option, dated as of December 17, 1998, by and among the Registrant and the parties named on
                        Schedule I thereto.

        10.11           Release and Settlement Agreement, dated as of January 25,
                        1999, between the Registrant and Michael W. Mattox.

        10.12           Office Lease Agreement, dated March 9, 1999, between the
                        Registrant and Opus South Corporation.+

        10.13           Amendment to Agreement to Extend Option, dated as of June 1,
                        1999, by and among the Registrant and the parties named on
                        Schedule I thereto.

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------                           -----------
        10.14           Stock Purchase Agreement, dated as of June 18, 1999, by and among the Registrant, Kushner & Robertson, Inc., Michael L.
                        Robertson, Jeremy McCarty, Joseph Mathews and James Sulger.

        10.15           Master Note and Security Agreement, dated as of
                        September 10, 1999, between the Registrant and Leasing
                        Technologies International, Inc.+

        10.16           Asset Purchase Agreement, dated as of September 29, 1999, by and among the Registrant, E.T. Jones and E.T. Jones &
                        Associates, Inc.

        10.17           Series B Convertible Preferred Stock Purchase Agreement,
                        dated as of October 7, 1999, by and among the Registrant and the parties named on Schedule I thereto.

        10.18           PRIMIS, Inc. Third Amended and Restated 1997 Employee Stock
                        Option Plan, dated as of November 24, 1999.*

        10.19           Convertible Promissory Note and Warrant Purchase Agreement,
                        dated as of November 29, 1999, by and among the Registrant and the parties named on Schedule I thereto.

        10.20           Agreement and Plan of Reorganization, dated as of January 7,
                        2000, by and among the Registrant, InspecTech Corporation
                        and PRIMIS Acquisition Corp.

        10.21           Convertible Promissory Note and Warrant Purchase Agreement,
                        dated as of January 18, 2000, by and among the Registrant
                        and the parties named on Schedule I thereto.

        10.22           Stock Purchase Agreement, dated as of January 18, 2000, by and among the Registrant, Bliss Associates, Inc., The Bliss
                        Associates, Inc. 401(k) Profit Sharing Plan, Mark R. Cox,
                        Roland G. Hoffman, Robert E. Marx, Kenneth E. Meyers and
                        Gregory Nitschke.

        21.1            List of subsidiaries of the Registrant.

        23.1 Consent of PricewaterhouseCoopers LLP relating to the Registrant's audited financial statements.

        23.2 Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of InspecTech Corporation.

        23.3 Consent of PricewaterhouseCoopers LLP relating to the audited financial statements of Kushner & Robertson, Inc.

        23.4            Consent of Powell, Goldstein, Frazer & Murphy LLP (included in Exhibit 5.1).+

        24.1            Power of Attorney (included on signature page).

        27.1            Financial Data Schedule for the Registrant.+

------------

*   Management contract or compensatory agreement.

+  To be filed by amendment.